Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

January 5, 2015

by and among

TEMPUS APPLIED SOLUTIONS, LLC,

THE MEMBERS,

Members’ Representative,

(solely for purposes of Sections 1.15, 1.16, 6.3, 6.5, 6.7, 6.11, 6.20, 6.21 and 8.7

and Articles II, IX, X, XI and XII or as otherwise expressly set forth herein)

CHART ACQUISITION CORP.,

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.,

CHART MERGER SUB INC.,

TAS MERGER SUB LLC,

THE CHART REPRESENTATIVE,

and

WARRANT OFFERORS

(solely for purposes of Sections 6.14 and 6.15)

i

(continued)

ii

(continued)

iii

(continued)

iv

ANNEX

Annex A	Members

Annex B	Officers and Directors of Pubco

APPENDICES

Appendix A	Defined Terms

Appendix B	Adjusted TTM EBITDA

Appendix C	Warrant Tender Offer Conditions

EXHIBITS

Exhibit A	Form of Supporting Stockholder Agreement

Exhibit B	Form of Amended Pubco Charter

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 5th day of January, 2015, by and among (i) Tempus Applied Solutions, LLC, a Delaware limited liability company (the “Company”); (ii) each of the Persons set forth on Annex A (the “Members”, and, together with the Company, the “Seller Parties”); (iii) Benjamin Scott Terry and John G. Gulbin III, as Members’ Representative, solely for purposes of Sections 1.15, 1.16, 6.3, 6.5, 6.7, 6.11, 6.20, 6.21 and 8.7 and Articles II, IX, X, XI and XII or as otherwise expressly set forth in this Agreement; (iv) Chart Acquisition Corp., a Delaware corporation (“Parent”); (v) Tempus Applied Solutions Holdings, Inc., a Delaware corporation (“Pubco”); (vi) Chart Merger Sub Inc., a Delaware corporation (“Parent Merger Sub”); (vii) TAS Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and together with Parent Merger Sub, the “Merger Subs”, and together with Parent and Pubco, the “Parent Parties”); (viii) Chart Acquisition Group, LLC in its capacity as the representative for the equity holders of Parent and Pubco (other than the Members and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Chart Representative”); and (ix) Chart Acquisition Group LLC, Mr. Joseph Wright and Cowen Investments LLC (as assignee of the Parent Common Stock of Cowen Overseas Investment LP) (together, the “Warrant Offerors”), solely for purposes of Sections 6.14 and 6.15. The Company, the Members, the Members’ Representative, Parent, Pubco, Parent Merger Sub, Company Merger Sub and the Chart Representative (and for the limited purposes indicated herein, the Warrant Offerors) are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in Appendix A.

RECITALS

WHEREAS, the Company has been formed under the laws of the State of Delaware;

WHEREAS, concurrently herewith, each of Chart Acquisition Group LLC, The Chart Group, L.P., Christopher D. Brady, Joseph Wright and Cowen Investments LLC are entering into a Supporting Stockholder Agreement, in the form attached hereto as Exhibit A, with the Company and the Members’ Representative pursuant to which each holder of Parent Common Stock party thereto agrees to vote in favor of the Parent Voting Matters, and to cause all Parent Common Stock held by such person not to be redeemed pursuant to the Redemption Offer, in each case on the terms and conditions set forth therein; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties intend to enter into a business combination transaction pursuant to which (i) Parent Merger Sub will merge with and into Parent, with Parent being the surviving entity (the “Parent Merger”) and (ii) Company Merger Sub will merge with and into the Company, with the Company being the surviving entity (the “Company Merger”, and together with the Parent Merger, the “Mergers”), as a result of which Parent and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company.

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NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Article I
THE MERGERS

1.1 The Parent Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), Parent Merger Sub and Parent shall consummate the Parent Merger, pursuant to which Parent Merger Sub shall be merged with and into Parent, the separate corporate existence of Parent Merger Sub shall cease and Parent shall continue as the surviving corporation in the Parent Merger. The Parent as the surviving corporation after the Parent Merger is hereinafter sometimes referred to as “Parent Surviving Subsidiary”.

1.2 The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”), Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Company Merger. The Company as the surviving limited liability company after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” and together with Parent Surviving Subsidiary, the “Surviving Subsidiaries” (provided, that notwithstanding the Company Merger, the Company will not be included within the meaning of the term Parent Parties for purposes of this Agreement).

1.3 Effective Time. Subject to the conditions of this Agreement, the Parties (i) shall cause the Parent Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (ii) shall cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the LLC Act, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and Parent and specified in each of the Parent Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the LLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Parent Merger Sub and Company Merger Sub shall vest in Parent Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of Parent Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Parent Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the other Transaction Documents from and after the Effective Time.

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1.5 Governing Documents. At the Effective Time, (i) each of the Certificate of Incorporation and Bylaws of Parent Merger Sub shall become the Certificate of Incorporation and Bylaws of Parent Surviving Subsidiary, respectively, and (ii) each of the Certificate of Formation and the Limited Liability Company Agreement of Company Merger Sub shall become the Certificate of Formation and the Limited Liability Company Agreement of Company Surviving Subsidiary (for the avoidance of doubt, such Limited Liability Company Agreement of Company Surviving Subsidiary, by virtue of the Company Merger and with no further action required by the Parties, replacing and superseding the Company’s operating agreement as in effect immediately prior to the Effective Time), respectively, except that the name of Company Surviving Subsidiary in such Certificate of Formation and Limited Liability Company Agreement shall be “Tempus Applied Solutions, LLC”. The Members hereby consent to the amendment and restatement of the Certificate of Formation and the Limited Liability Company Agreement of the Company (replacing and superseding the Company’s operating agreement in effect immediately prior to the Effective Time), effective as of the Effective Time, each to read in its entirety as the Certificate of Formation and the Limited Liability Company Agreement of Company Merger Sub, respectively, except that the name of Company Surviving Subsidiary in such Certificate of Formation and Limited Liability Company Agreement shall be “Tempus Applied Solutions, LLC”. The Members further hereby consent to the Company Merger and the Transactions and acknowledge and agree that the consent set forth herein is intended and shall constitute such consent of the Members as may be required pursuant to the provisions of Section 18-209 of the LLC Act and other applicable provisions thereof.

1.6 Directors and Officers of the Surviving Subsidiaries. At the Effective Time, (i) the board of directors and executive officers of Parent Surviving Subsidiary shall be the board of directors and executive officers of Parent Merger Sub immediately prior to the Parent Merger and (ii) the executive officers of Company Surviving Subsidiary shall be the executive officers of the Company immediately prior to the Company Merger.

1.7 Merger Consideration. As consideration for the Company Merger, each Member shall receive the Per Company Unit Consideration (as it may be adjusted after the Closing pursuant to Section 1.15) for each Company Unit owned by them, without interest, subject to the terms and conditions of this Agreement, and shall additionally have the right, subject to the terms and conditions of Section 1.16, to receive a proportionate share of any Earnout Shares issued by Pubco after the Closing pursuant to and in accordance with Section 1.16 (such right, the “Earnout Consideration”).

1.8 Effect of Parent Merger on Issued Securities of Parent and Parent Merger Sub.

(a) Conversion of Parent Common Stock. At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.8(c) below) shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, following which, all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided in Section 1.12 or by applicable Law. Each certificate previously evidencing shares of Parent Common Stock shall be exchanged for a certificate representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.10. Notwithstanding anything to the contrary contained herein, any units that were issued by Parent consisting of one share of Parent Common Stock and one Parent Warrant which have not otherwise been detached and separated into one share of Parent Common Stock and one Parent Warrant prior to the Effective Time, shall automatically, without any further action of the Parties or the holders thereof, be detached and separated immediately prior to the Effective Time, and the holder of any such unit shall be deemed to hold one share of Parent Common Stock and one Parent Warrant for each such unit.

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(b) Conversion of Parent Warrants. At the Effective Time, each Parent Warrant issued and outstanding immediately prior to the Effective Time shall be converted into one Pubco Warrant. At the Effective Time, each Parent Warrant issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Warrants.

(c) Cancellation of Parent Common Stock Owned by Parent. At the Effective Time, any shares of Parent Common Stock owned by Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect Subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Conversion of Parent Merger Sub Stock. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any shares of capital stock of Parent or Parent Merger Sub, each share of common stock of Parent Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Parent Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Parent Surviving Subsidiary.

1.9 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub.

(a) Conversion of Company Units. At the Effective Time, each Company Unit issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.9(b) below) will be cancelled and automatically deemed for all purposes to represent the right to receive the Per Company Unit Consideration (as it may be adjusted after the Closing pursuant to Section 1.15) plus the Earnout Consideration, if any. As of the Effective Time, each Member shall cease to have any other rights with respect to the Company Units, except as otherwise required under applicable Law.

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(b) Cancellation of Company Units Owned by the Company. At the Effective Time, any Company Units owned by the Company in treasury or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) Conversion of Company Merger Sub Membership Interests. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any membership interests of the Company or Company Merger Sub, all membership interests of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of membership interests of Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only membership interests in Company Surviving Subsidiary.

1.10 Exchange Procedures.

(a) Surrender of Certificates. At the Effective Time, (i) the holders of the Company Units will surrender their membership certificates or other instruments representing the Company Units, if any, and written acknowledgement of the termination of their rights to such Company Units (collectively, the “Company Certificates”) and (ii) the holders of the Parent Common Stock will surrender their stock certificates or other instruments representing the Parent Common Stock (collectively, the “Parent Certificates”), or in the case of a lost, stolen or destroyed Company Certificate or Parent Certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.10(f), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(b) Exchange of Certificates. Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Units and Parent Common Stock upon surrender of the Company Certificates and Parent Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and Parent Certificates (or in the case of a lost, stolen or destroyed Company Certificate or Parent Certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.10(f)) for cancellation to Pubco or to such other agent or agents as may be appointed by Pubco, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and Parent Certificates such certificates representing the number of shares of Pubco Common Stock for which their Company Units and Parent Common Stock, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.10(e), and the Company Certificates and the Parent Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Per Company Unit Consideration (as it may be adjusted after the Closing pursuant to Section 1.15) plus the Earnout Consideration, if any, pursuant to this Article I.

(c) Transfers of Ownership. If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates or Parent Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or Parent Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates or Parent Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

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(d) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by virtue of the Mergers or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall receive cash in lieu of such fractional share.

(e) No Distributions Until Surrender of Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or Parent Certificates that have not yet been surrendered with respect to the shares of Pubco Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or Parent Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or Parent Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Common Stock.

(f) Lost, Stolen or Destroyed Certificates. In the event any Company Certificate or Parent Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or Parent Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or Parent Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or Parent Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.10(e).

1.11 Tax Consequences. It is intended by the Parties that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.

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1.12 Dissenters’ Rights.

(a) Each certificate formerly representing Parent Common Stock (“Dissenting Shares”) owned by the holders of Parent Common Stock who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) shall thereafter represent only the right to receive the applicable payments set forth in this Section 1.12, unless and until such Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares. No person who has validly exercised their appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any portion of the merger consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost their appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. Pubco shall give the Chart Representative and the Members’ Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by Pubco or Parent Surviving Subsidiary relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Pubco and Parent Surviving Subsidiary shall not, except with the prior written consent of the Chart Representative and the Members’ Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) Each Member hereby waives any dissenter’s rights or appraisal rights that it might otherwise have in connection with the Company Merger or the other transactions contemplated by this Agreement under the LLC Act (whether pursuant to Section 18-210 thereof or otherwise), or pursuant to the Company’s Limited Liability Company Agreement or other agreement. Each of the Members agrees that it considers the consideration payable for the Company Units to represent the fair value for such Company Units.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Parent Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Parent Surviving Subsidiary, Company Surviving Subsidiary and Pubco shall take all such lawful and necessary action.

1.14 Estimated Closing Statement. Not less than three (3) Business Days prior to Closing, the Company shall prepare and deliver to Parent a closing statement setting forth the Company’s good faith estimate of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), including the estimated Net Debt and Net Working Capital, together with reasonably detailed back-up data to support such estimate of each item from which such amount is calculated. The Estimated Adjustment Amount shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the practices and procedures of the Company and its Subsidiaries, in each case in accordance with the form, methodology and principles used in preparing the Financial Statements. During the preparation and calculation of the Estimated Adjustment Amount, the Company shall, and shall cause its Subsidiaries, to afford Parent and its Representatives a reasonable opportunity to review and comment thereon.

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1.15 Merger Consideration Adjustment.

(a) Within sixty (60) days following the Closing Date, the Chart Representative on behalf of Pubco shall deliver to the Members’ Representative a Closing statement (the “Closing Statement”) setting forth the Chart Representative’s good faith calculation of the Adjustment Amount, including Net Debt and Net Working Capital, together with reasonably detailed back-up data to support each item from which such amount is calculated. The Closing Statement shall be prepared in accordance with GAAP and, to the extent not inconsistent therewith, using the same methodologies used in preparing the Financial Statements, taking into account information that becomes available after the Closing in accordance with GAAP. Pubco shall and shall cause its Representatives to cooperate with the Chart Representative and its Representatives in the preparation of the Closing Statement as reasonably requested by the Chart Representative and its Representatives.

(b) The Members’ Representative shall have a period of thirty (30) days following the Chart Representative’s delivery of the Closing Statement to notify the Chart Representative of the Members’ Representative’s election to dispute the Closing Statement or any portion thereof. During such thirty (30)-day period, Pubco shall, and shall cause its Representatives to, provide the Members’ Representative and its Representatives with reasonable access to all books, records and employees of Pubco and its Subsidiaries (including supporting documents and working papers) to the extent relating to the preparation or review of the Closing Statement. If (i) at any time during such thirty (30)-day review period, the Members’ Representative delivers written notice to the Chart Representative of its acceptance of the Closing Statement or (ii) prior to the expiration of such thirty (30)-day review period, the Members’ Representative does not deliver to the Chart Representative written notice of its disagreement specifying the nature and amount of any disputed item (a “Notice of Adjustment Disagreement”), then the Closing Statement and any required adjustments resulting therefrom shall be deemed final and binding on the Members and the Members’ Representative. To the extent that the Members’ Representative delivers a timely Notice of Adjustment Disagreement, the Members’ Representative, on behalf of the Members, shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in such Notice of Adjustment Disagreement, and such items and amounts shall not be subject to review in accordance with this Section 1.15(b) or Section1.15(d). Any Notice of Adjustment Disagreement may reference only disagreements (i) based upon either mathematical errors or amounts reflected in the Closing Statement or (ii) that either the Closing Statement or the calculation of the Adjustment Amount, or any amount contained therein was not prepared in accordance with this Article I (together with any corresponding definitions).

(c) During the thirty (30)-day period following timely delivery of a Notice of Adjustment Disagreement by the Members’ Representative to the Chart Representative, the Chart Representative and the Members’ Representative shall in good faith seek to resolve in writing any differences that they may have with respect to the matters identified therein, and all such discussions related thereto will (unless otherwise agreed by the Chart Representative and the Members’ Representative) be considered compromise negotiations under Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. During such thirty (30)-day period, the Members’ Representative shall provide the Chart Representative and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice to the Members’ Representative, to the working papers of the Members’ Representative and its Representatives relating to such Notice of Adjustment Disagreement. Any disputed items resolved in writing between the Members’ Representative and the Chart Representative within such thirty (30)-day period shall be final and binding with respect to such items, and if the Members’ Representative and the Chart Representative agree in writing on the resolution of all disputed items specified by the Members’ Representative in the Notice of Adjustment Disagreement, the Adjustment Amount as so determined shall be final and binding on the Parties.

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(d) In the event that the Members’ Representative and the Chart Representative are unable to resolve all disputed items in the Notice of Adjustment Disagreement within thirty (30) days following the date upon which the Chart Representative received the Notice of Adjustment Disagreement, then within ten (10) days after the expiration of such thirty (30)-day period, the Chart Representative and the Members’ Representative shall submit, in writing, to the Accounting Firm, their briefs detailing their views as to the nature and amount of each item remaining in dispute, and the Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding for purposes of this Agreement. The Accounting Firm shall be (i) engaged by the Chart Representative and the Members’ Representative on a joint basis and (ii) authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 1.15 within the range of the difference between the Chart Representative’s position with respect thereto and the Members’ Representative’s position with respect thereto. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.15. The Chart Representative and the Members’ Representative shall request that the Accounting Firm render its determination prior to the expiration of sixty (60) days after the dispute is submitted to the Accounting Firm, and such determination and any required adjustments resulting therefrom shall be final and binding on all of the Parties and the Members’ Representative. The fees and expenses of the Accounting Firm shall be paid by Pubco or the Company.

(e) Following the final determination of the Adjustment Amount, (i) if the Adjustment Amount is greater than the Estimated Adjustment Amount, the Members shall forfeit and Pubco shall reacquire at no cost and cancel Pubco Common Stock held by the Members in an aggregate amount equal to the product of (x) such excess, divided by (y) $10, and (ii) if the Estimated Adjustment Amount is greater than the Adjustment Amount, Pubco shall issue additional shares of Pubco Common Stock to the Members in an aggregate amount equal to the product of (x) such excess, divided by (y) $10. Any cancellation or issuance pursuant to the foregoing shall be pro rata among the Members in proportion to the number of issued and outstanding Company Units held by such Member immediately prior to the Closing as compared to the total number of Company Units held by all the Members immediately prior to the Closing.

1.16 Additional Consideration Subject to Earnout.

(a) Definitions. For purposes of this Agreement, the term (i) “Earnout Period” shall mean the period from January 1, 2015 until and including June 30, 2016, and (ii) “Adjusted TTM EBITDA” shall mean, as of any designated date, the earnings before interest, Taxes, depreciation and amortization of Pubco and its Subsidiaries, on a consolidated basis, for the trailing twelve (12) fiscal month period prior to such date, as adjusted by and calculated in accordance with the methodology set forth on Appendix B hereto.

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(b) Earnout Payments. After the Closing, subject to the terms and conditions set forth herein, the Members shall have the contingent right to receive additional consideration, payable by Pubco in shares of Pubco Common Stock (each such payment, an “Earnout Payment” and such shares, “Earnout Shares”), based on the performance of Pubco and its Subsidiaries during the Earnout Period if the requirements as set forth in this Section 1.16 are met. Subject to the terms and conditions herein, the Members will receive an Earnout Payment of (i) 2,000,000 Earnout Shares if the Adjusted TTM EBITDA as of the end of any two (2) consecutive fiscal quarters of Pubco during the Earnout Period is greater than $17,500,000 for each such fiscal quarter and (ii) an additional 2,750,000 Earnout Shares (for a maximum number of Earnout Shares of 4,750,000) if the Adjusted TTM EBITDA as of the end of any two (2) consecutive fiscal quarters of Pubco during the Earnout Period is greater than $22,500,000 for each such quarter. The Earnout Shares will be distributed pro rata among the Members in proportion to the number of issued and outstanding Company Units held by such Member immediately prior to the Closing as compared to the total number of Company Units held by all the Members immediately prior to the Closing.

(c) Determination of Adjusted TTM EBITDA.

(i) The Adjusted TTM EBITDA for each fiscal quarter of Pubco during the Earnout Period shall be determined (promptly, but in any event within ten (10) Business Days, after Pubco management’s preparation and delivery to the Board and the Chart Representative of the consolidated financial statements of Pubco and its Subsidiaries for such fiscal quarter) in good faith by the Chart Representative, subject to the reasonable approval of Pubco’s board of directors (excluding the Members or their Affiliates or designees), and delivered by or on behalf of Pubco in a written notice (an “Earnout Statement”) to the Members’ Representative, together with reasonably detailed back-up data to support each item from which such amount is calculated. Pubco shall and shall cause its Representatives to cooperate with the Chart Representative and its Representatives in calculating the Adjustment TTM EBITDA for each fiscal quarter of Pubco during the Earnout Period as reasonably requested by the Chart Representative and its Representatives.

(ii) The Members’ Representative shall have a period of thirty (30) days following Pubco’s delivery of the Earnout Statement to notify the Chart Representative of the Members’ Representative’s election to dispute the Earnout Statement or any portion thereof. During such thirty (30)-day period, Pubco shall, and shall cause its Representatives to, provide the Members’ Representative and its Representatives with reasonable access to all books, records and employees of Pubco and its Subsidiaries (including supporting documents and working papers) to the extent relating to the preparation or review of the Earnout Statement. If (i) at any time during such thirty (30)-day review period, the Members’ Representative delivers written notice to the Chart Representative of its acceptance of the Earnout Statement or (ii) prior to the expiration of such thirty (30)-day review period, the Members’ Representative does not deliver to the Chart Representative written notice of its disagreement specifying the nature and amount of any disputed item (a “Notice of Earnout Disagreement”), then the Earnout Statement and the Adjusted TTM EBITDA calculated therein and any Earnout Payments resulting therefrom shall be deemed final and binding on the Members and the Members’ Representative. To the extent that the Members’ Representative delivers a timely Notice of Earnout Disagreement, the Members’ Representative, on behalf of the Members, shall be deemed to have agreed with all items and amounts in the Earnout Statement not specifically referenced in such Notice of Earnout Disagreement, and such items and amounts shall not be subject to review in accordance with this Section 1.16(c)(ii) or Section 1.16(c)(iv). Any Notice of Earnout Disagreement may reference only disagreements (i) based upon either mathematical errors or amounts reflected in the Earnout Statement or (ii) that either the Earnout Statement or the calculation of the Adjusted TTM EBITDA, or any amount contained therein was not prepared in accordance with this Article I (together with any corresponding definitions).

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(iii) During the thirty (30)-day period following timely delivery of a Notice of Earnout Disagreement by the Members’ Representative to the Chart Representative, the Chart Representative and the Members’ Representative shall in good faith seek to resolve in writing any differences that they may have with respect to the matters identified therein, and all such discussions related thereto will (unless otherwise agreed by the Chart Representative and the Members’ Representative) be considered compromise negotiations under Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. During such thirty (30)-day period, the Members’ Representative shall provide the Chart Representative and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice to the Members’ Representative, to the working papers of the Members’ Representative and its Representatives relating to such Notice of Earnout Disagreement. Any disputed items resolved in writing between the Members’ Representative and the Chart Representative within such thirty (30)-day period shall be final and binding with respect to such items, and if the Members’ Representative and the Chart Representative agree in writing on the resolution of all disputed items specified by the Members’ Representative in the Notice of Earnout Disagreement, the Adjusted TTM EBITDA and any resulting Earnout Payment as so determined shall be final and binding on the Parties.

(iv) In the event that the Members’ Representative and the Chart Representative are unable to resolve all disputed items in the Notice of Earnout Disagreement within thirty (30) days following the date upon which the Chart Representative received the Notice of Earnout Disagreement, then within ten (10) days after the expiration of such thirty (30)-day period, the Chart Representative and the Members’ Representative shall submit, in writing, to the Accounting Firm, their briefs detailing their views as to the nature and amount of each item remaining in dispute, and the Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding for purposes of this Agreement. The Accounting Firm shall be (i) engaged by the Chart Representative and the Members’ Representative on a joint basis and (ii) authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 1.16(c) within the range of the difference between the Chart Representative’s position with respect thereto and the Members’ Representative’s position with respect thereto. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.16(c). The Chart Representative and the Members’ Representative shall request that the Accounting Firm render its determination prior to the expiration of sixty (60) days after the dispute is submitted to the Accounting Firm, and such determination and any required adjustments resulting therefrom shall be final and binding on all of the Parties and the Members’ Representative. The fees and expenses of the Accounting Firm shall be paid by Pubco or the Company.

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(d) Timing of Earnout Payments. Any Earnout Payment that is earned in accordance with this Section 1.16 will be made by Pubco by delivery of the applicable number of Earnout Shares to the Members within sixty (60) days after the final determination in accordance with Section 1.16(c) of the Earnout Statement and the Adjusted TTM EBITDA contained therein showing that the applicable required Adjusted TTM EBITDA target has been met for two (2) consecutive fiscal quarters during the Earnout Period.

(e) Earnout Shares Lock-Up. Except as expressly contemplated by Sections 1.15(e) and 9.2(e), each Member hereby acknowledges and agrees that in the event that any Earnout Shares are issued or otherwise transferred to such Member, such Member will not, without the prior written consent of Pubco’s board of directors at its sole discretion, during the period commencing on the Closing Date and ending on the earlier of (i) the later of (x) the one (1) year anniversary of the date of this Agreement and (y) the six (6) month anniversary of the date of issuance of such Earnout Shares and (ii) the date subsequent to the Closing Date on which Pubco consummates a liquidation, merger, stock exchange or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, encumber, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to such Earnout Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Earnout Shares, whether any such transaction is to be settled by delivery of Pubco Common Stock or other securities, in cash or otherwise, or (iii) agree or publicly announce any intention to effect any transaction specified in the foregoing (i) or (ii); whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of such Earnout Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”). Each Member further agrees to execute such agreements as may be reasonably requested by Pubco’s board of directors, in form and substance reasonably satisfactory to such Member, that are consistent with the foregoing or that are necessary to give further effect thereto. If any Prohibited Transfer of Earnout Shares is made or attempted contrary to the provisions of this Section 1.16(e), such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of such Earnout Shares as one of its shareholders for any purpose. In order to enforce this Section 1.16(e), Pubco may impose stop-transfer instructions with respect to the Earnout Shares until the end of the restriction period described in the first sentence of this Section 1.16(e).

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(f) Clawback. In addition to any other remedy available to Pubco and its Affiliates under this Agreement or the other Transaction Document or under applicable Law, in the event that after the payment of an Earnout Payment and during the applicable Lock-Up Period for such Earnout Shares there is an adjustment to the financial statements or books and records for Pubco and its Subsidiaries (whether as a result of a financial statement error, Government Contract rate, cost or other audit adjustment (including any cost disallowances) or otherwise) such that the Adjusted TTM EBITDA for any period for which the Earnout Payment was made is decreased below the applicable threshold requirements, such that after such adjustment Pubco determines (subject to dispute resolution procedures substantially similar to those set forth in Section 1.16(c) in the event that the Members’ Representative disagrees with such determination) that the applicable Earnout Payment should not have been made as a result of the calculation of Adjusted TTM EBITDA for the two consecutive fiscal quarters for which they were made or for any other completed period during the Earnout Period, the Earnout Shares under such Earnout Payment shall be forfeited by the Members and returned to Pubco.

1.17 Withholding of Tax. Pubco (or any other payor) shall be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable to the Members or the holders of Parent Common Stock pursuant to this Agreement such amounts as Pubco shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Members or the holders of Parent Common Stock, as applicable.

Article II
CLOSING

2.1 Time and Place of the Closing. The Closing shall take place at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 , remotely via the exchange of documents and signatures by facsimile or electronic delivery, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII and Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing) or on such other date as Parent and the Company mutually agree.

2.2 Deliveries. At the time of the Closing, (a) each of the Seller Parties and the Members’ Representative shall deliver to Parent the various certificates, instruments and documents referred to in Section 7.6 to be delivered by it and (b) Parent and Pubco shall deliver or cause to be delivered to the Members (or to the Members’ Representative on their behalf) the certificates, instruments and documents referred to in Section 8.7 to be delivered by it.

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Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to the Parent Parties to enter into this Agreement and to consummate the Transactions, except as set forth on the correspondingly numbered section or subsection of the Company Schedules (it being agreed that the disclosure of any item in one section or subsection thereof shall be deemed included on any other section or subsection and to modify each other representation or warranty (even if such representation or warranty does not reference the Company Schedules) to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to the Parent Parties, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Corporate Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing is not reasonably expected to result in a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole). Each of the Company’s Subsidiaries (if any) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing is not reasonably expected to result in a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole). The Company and each of its Subsidiaries has the full corporate or limited liability company (as applicable) power and authority necessary to own and operate its properties and to conduct its business as now conducted. Complete and accurate copies of the organizational documents of the Company and each of its Subsidiaries have been delivered to the Parent prior to the date hereof and reflect all amendments made thereto at any time prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its operating agreement or other organizational document or any resolution adopted by its members or managers.

(b) As applicable, Schedule 3.1 lists each Subsidiary of the Company and sets forth all jurisdictions in which the Company and its Subsidiaries are qualified or registered to do business. The books of account and transfer ledgers of the Company and each of its Subsidiaries are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Laws. There have been no meetings or other Proceedings or actions, resolutions or consents of the members of the Company or any of its Subsidiaries or the managers of the Company or any of its Subsidiaries that are not fully reflected in such minutes. Neither the Company nor any of its Subsidiaries has conducted any business under or otherwise used, for any purpose, any fictitious name, assumed name, trade name or other name, other than the names set forth on Schedule 3.1.

3.2 Authority for Agreement. The Company has full limited liability company power, authority and legal right to enter into and perform its obligations under the Transaction Documents to which it is or will be a party and to consummate the Transactions. The managers and the members of the Company have unanimously authorized the Company’s execution, delivery and performance of the Transaction Documents and the consummation of the Transactions and the Company has provided Parent with a true, correct and complete copy of each such authorization. No other limited liability company proceedings on the part of the Company, or any member of the Company, are, or will be, necessary to approve and authorize the Company’s execution, delivery and performance of the Transaction Documents or consummation of the Transactions. The Transaction Documents to which the Company is a party have been or will be duly executed and delivered by the Company and, assuming due execution and delivery by all counterparties thereto, are or will be legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general or the rules governing availability of specific performance, injunctive relief or other equitable remedies and general principals of equity, regardless of whether considered in a Proceeding in equity or at law (the “Bankruptcy and Equity Exceptions”).

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3.3 No Violation to Result. Other than with respect to the Securities Laws or as may be required by reason of or the Parent Parties’ participation in the Transactions, the execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (i) any of the terms of the operating agreement or other organizational documents of the Company or any of its Subsidiaries or any resolution adopted by the managers or members of the Company or any of its Subsidiaries, (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which they or their assets are bound, or (iii) any Law or other legal requirement of any Governmental Authority applicable to the Company or any of its Subsidiaries; (b) give any Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any Material Contract or cancel, terminate or modify any Material Contract; (c) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material permit or license that is held by the Company or any of its Subsidiaries or that otherwise is used in or necessary for the Company’s or any of its Subsidiaries’ business or any of the assets owned or used by the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any material Encumbrance or restriction (other than as expressly provided in the Transaction Documents) in favor of any Person (other than the Parent Parties) upon any of the Company Units or any of the properties or assets of the Company or any of its Subsidiaries under any Contract entered into by the Company or its Subsidiaries, except, in the case of each of (a)(ii), (a)(iii) and (b), where the failure of such representations and warranties to be so true and correct is not material to the Company and its Subsidiaries (taken as a whole). No notice to, filing with, or consent of any Governmental Authority under any Law or any Person under any Material Contract is necessary in connection with, and no “change of control” provision in any Material Contract is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Company or any of its Subsidiaries of the Transaction Documents or the consummation by the Company or any of its Subsidiaries of the Transactions pursuant thereto, except (x) under the Exchange Act, the Securities Act or other federal or state securities, “blue sky” or takeover Laws and any rules or regulations promulgated thereunder (collectively, the “Securities Laws”) or (y) any notice, filing or consent, the failure of which to be made or obtained, as applicable, is not material to the Company and its Subsidiaries (taken as a whole).

3.4 Capitalization.

(a) As of the date hereof, the ownership of the issued and outstanding membership interests or other equity securities of each of the Company and its Subsidiaries are set forth, as applicable, on Schedule 3.4(a). The Members are the sole record and beneficial owners of all of the issued and outstanding membership interests of the Company.

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(b) All of the issued and outstanding membership interests or other equity securities of the Company and each of its Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. As of the Closing, all of the outstanding membership interests or other equity securities of each Subsidiary of the Company (if any) will be owned, directly or indirectly, by the Company, free and clear of any Encumbrances other than applicable Securities Laws. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, membership agreements, rights of first refusal or other similar agreements or rights exist with respect to the membership interests or other equity securities of the Company or any of its Subsidiaries and no such rights will arise by virtue of the Transactions, in each case, other than as set forth in the applicable operating agreement or other organizational documents of such entity and the other agreements to be delivered in connection therewith and in the Transaction Documents.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue any membership interests or other equity securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exercisable or exchangeable for any membership interests or other equity securities of the Company or any of its Subsidiaries; or (iii) Contract under which the Company or any of its Subsidiaries is or may become obligated to acquire, sell or otherwise issue any of its membership interests or other equity securities; in each case, other than as set forth in the applicable operating agreement or other organizational documents of such entity. There are no outstanding restricted securities, phantom securities or other equity-based compensation arrangements, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d) All membership interests or other equity securities of the Company and each of its Subsidiaries have been issued in compliance with all applicable Securities Laws and other applicable legal requirements. Neither the Company nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding membership interests or other equity securities other than as set forth in the applicable operating agreement or other organizational documents of such entity.

(e) Neither the Company nor any of its Subsidiaries has with respect to any Person other than the Company and its Subsidiaries any direct or indirect debt, equity or other investment or interest in any Person. Neither the Company nor any of its Subsidiaries has any commitments to contribute to the capital of, or make loans to or share losses of, any Person other than the Company and its Subsidiaries (either pursuant to a written Contract or a Contract in the process of being negotiated).

3.5 Financial Statements.

(a) Schedule 3.5(a) includes a true, complete and correct copy of the Financial Statements. The Financial Statements (including the notes thereto) (i) were prepared consistent with the Company’s and its Subsidiaries’ books and records, (ii) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the results of the Company’s and its Subsidiaries’ operations and cash flows for the period thereof, (iii) have been prepared in accordance with GAAP and (iv) comply, in all material respects, with the applicable requirements of the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC. Except as set forth on Schedule 3.5(a), since the Balance Sheet Date, there has been no material change in the Company’s or its Subsidiaries’ accounting policies, except for any such change required because of a concurrent change in GAAP. The Company has delivered to Parent copies of each management letter or other letter delivered to the Company or any of its Subsidiaries by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company and its Subsidiaries.

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(b) The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s and its Subsidiaries’ disclosure controls and procedures are, and through the Closing Date will be, reasonably designed to ensure that all material information required to be disclosed by the Company or its Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s or its Subsidiaries’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Based on its then-most recent evaluation of internal controls over financial reporting prior to the date thereof, management of the Company and its Subsidiaries have disclosed to the Company’s and its Subsidiaries’ auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s and its Subsidiaries’ ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s and its Subsidiaries’ internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent, in each case as discovered or determined to exist pursuant to such evaluation.

3.6 Liabilities. There are no Liabilities of the Company or its Subsidiaries, other than: (a) Liabilities reflected on the Balance Sheet and not previously paid or discharged; (b) Liabilities that would not be required to be reflected on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; (c) Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business; (d) Liabilities under, or expressly permitted or required to be incurred in accordance with, the Transaction Documents or the Transactions; (e) performance obligations under this Agreement or the other Transaction Documents; (f) performance obligations under Contracts entered into in the ordinary course of business (none of which results from, arises out of, relates to or was caused by any breach of contract or breach of warranty); or (g) Expenses. As of the date hereof, neither the Company nor any of its Subsidiaries is a guarantor of Indebtedness of any other Person other than endorsements for collection in the ordinary course of business. Schedule 3.6 provides an accurate and complete breakdown as of the Balance Sheet Date of all Indebtedness of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, (i) any Contract associated with off-balance sheet financing, including any arrangement for the sale of receivables, (ii) any hedging, derivatives or similar Contract or arrangement, (iii) any sale-leaseback arrangement or synthetic lease, or (iv) any Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any capital contribution or other investment in or loan to any Person.

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3.7 Adverse Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date, (a) the Company and each of its Subsidiaries has operated its business in the ordinary course; (b) the Company and its Subsidiaries (taken as a whole) have not suffered a Material Adverse Effect or any effect, event or change that individually or in the aggregate is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole); and (c) neither the Company nor any of its Subsidiaries has taken any action, omitted any action or entered into any agreement or understanding that, if taken, omitted or entered into following the date hereof, would constitute a breach of Section 6.2.

3.8 Employee Benefit Plans.

(a) Schedule 3.8(a) sets forth a true, correct, and complete list of each Benefit Plan, other than immaterial fringe benefits. None of any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries would receive benefits under any other arrangement that would meet the definition of “Benefit Plan” where any of the Company’s or any of its Subsidiaries’ Affiliates’ maintain, sponsor or contribute to such arrangement.

(b) There has been delivered to Parent, with respect to each Benefit Plan, the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the most recent plan year (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) a true and complete copy of each written Benefit Plan document and all amendments thereto that have been adopted since the most recent plan restatement; (iv) all trust agreements, insurance contracts and other funding instruments with respect to each funded or insured Benefit Plan; and (v) copies of all nondiscrimination and top-heavy testing reports for the most recent plan year with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing.

(c) Each Benefit Plan and each related trust has been maintained and administered in accordance in all material respects with its governing instruments and in all material respects with all applicable Laws, including, but not limited to, ERISA and the Code. All payments and contributions by the Company or any of its Subsidiaries required by any Benefit Plan, by any collective bargaining agreement or by applicable Law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made when due in amounts not in excess of the limits imposed by the terms of such Benefit Plan or applicable Law for the relevant period to which such payments or contributions relate, except, in each case, as would not result in any material liability to the Company or any of its Subsidiaries. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date are accrued on the Company’s and its Subsidiaries’ books and records in accordance in all material respects with GAAP.

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(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of the Company, nothing has occurred that is reasonably likely to adversely affect such determination, opinion, or advisory letter or cause such Benefit Plan to lose its tax-exempt status.

(e) With respect to each applicable Benefit Plan: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred that is reasonably likely to result in material liability to the Company or any of its Subsidiaries; (ii) there are no actions, suits or claims pending, or threatened in writing or anticipated (other than routine claims for benefits) against any such Benefit Plan or fiduciary thereto or against the assets of any such Benefit Plan; (iii) there are no audits, inquiries or Proceedings pending or threatened in writing by any Governmental Authority with respect to any such Benefit Plan; (iv) no matters are currently pending with respect to any such Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Governmental Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) that has resulted or is reasonably likely to result in a material Liability to the Company or any of its Subsidiaries or any of their respective employees.

(f) No Benefit Plan provides for health or life benefits for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.

(g) Other than as set forth on Schedule 3.8(g), none of the benefits under each Benefit Plan, with the exception of any flexible spending arrangements subject to Sections 125 of the Code, are self-insured.

(h) Each Benefit Plan, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Section 601 through 608 of ERISA, the Patient Protection and Affordable Care Act of 2010 and the regulations thereunder, the Health Care and Education Reconciliation Act of 2010 and the regulations thereunder, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (including, but not limited to, 45 CFR Parts 142, 160, 162 and 164), the Womens Health and Cancer Rights Act of 1998, the Mental Health Parity Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996 and the Family Medical Leave Act of 1993, as amended, as such requirements affect the Company or any of its Subsidiaries and their respective employees. There are no outstanding, uncorrected violations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material Liability to the Company or any of its Subsidiaries.

(i) No Benefit Plan, and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does the Company or any of its Subsidiaries or any ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have or could have any Liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA),or (iv) plan that is subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code. Other than as set forth on Schedule 3.8(i), no Benefit Plan is maintained through a professional employer organization.

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(j) All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(k) The execution and delivery by the Company of the Transaction Documents, either alone or in combination with another event (where such event would not alone have an effect described in this sentence), and the consummation of the Transactions, will not (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification, increase of compensation payable or acceleration of any obligation or loss of any benefit under any Benefit Plan, trust or loan that will result in any material payment (whether of severance pay or otherwise or any bonus, distribution, increase in benefits or obligation to fund benefits), or acceleration, forgiveness of indebtedness, or vesting, (ii) result in any payment or provide any benefit by the Company or any of its Subsidiaries that would constitute an “excess parachute payment”, within the meaning of such term under Section 280G of the Code, or (iii) result in a tax gross-up payment.

(l) Other than as set forth on Schedule 3.8(l), none of the Benefit Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, or (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction.

(m) Each Benefit Plan, employment agreement, or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been in compliance in all material respects with Section 409A of the Code and the applicable guidance thereunder; and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably likely to be incurred by a participant in any such Benefit Plan, employment agreement, or other contract, plan, program, agreement or arrangement. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate thereof, is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. No right to acquire the membership interests or other equity securities of the Company or any of its Subsidiaries (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such right, or (iii) can be considered a class of securities of the Company or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

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(n) Neither the Company nor any of its Subsidiaries thereof sponsors, maintains or contributes to, or is obligated to contribute to, any material Benefit Plan that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

3.9 Employee Matters.

(a) Schedule 3.9(a) contains a complete and correct list as of the Balance Sheet Date, of (i) all employees of the Company and its Subsidiaries (the “Company Employees”), including each Company Employee’s name, hire date, base salary or wage rate, target annual incentive compensation (if any), status as exempt or non-exempt, and the accrued vacation time and sick leave of such Company Employee, and (ii) all individuals currently performing services for the Company or its Subsidiaries who are classified as independent contractors or otherwise classified as non-employees, including each such individual’s name and compensation (the “Company Contractors”). Except as set forth on Schedule 3.9(a), the Company Employees are employed on an at-will basis, such that their employment may be terminated at will at any time with or without cause and without Liability for payment of damages or severance. As of the date hereof, to the Knowledge of the Company, no officer has any plans to terminate his or her employment relationship with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.9(a), to the Knowledge of the Company, there are no agreements between any officer and any other Person that would restrict, in any manner, such Person’s ability to perform services for the Company, its Subsidiaries or any Parent Party or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b) Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No Company Employee is represented by any labor union or covered by any collective bargaining agreement in his or her capacity as an employee of the Company or its Subsidiaries and, to the Knowledge of the Company, no informal or formal efforts or campaign to establish such representation is in progress. With respect to the Company and its Subsidiaries, there is no pending or, to the Knowledge of the Company, threatened (i) strike, slowdown, picketing, work stoppage or material employee grievance process or (ii) material complaint, grievance or Proceeding against the Company or any of its Subsidiaries relating to the alleged violation by the Company or any of its Subsidiaries of any Law pertaining to labor relations or employment matters, including any such charge or complaint filed by a Company Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority. To the Knowledge of the Company, as of the date hereof, there is no (x) Company Employee or union organizational activity affecting the Company or any of its Subsidiaries, or (y) application for certification of a collective bargaining agent for Company Employees.

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(c) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs (including the Worker Adjustment and Retraining Notification Act and similar applicable Laws), sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements. Neither the Company nor any of its Subsidiaries is liable for the payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing.

(d) Except as set forth on Schedule 3.9(d), as of the date hereof, there are no claims, disputes, grievances, controversies, or other actions pending or, to the Knowledge of the Company, threatened before any Governmental Authority or arbitration tribunal between the Company or any of its Subsidiaries and any of their respective present or former Company Employees.

(e) All Persons classified by the Company and its Subsidiaries as non-employees, including but not limited to independent contractors, consultants or otherwise, satisfy the requirements of Law to be so classified, and the Company and each of its Subsidiaries has fully and accurately reported its compensation on IRS Forms 1099 when required to do so, except, in each case, as would not result in a material Liability of the Company and its Subsidiaries (taken as a whole). Similarly, all Company Employees classified as “exempt” satisfy the requirements of Law to be so classified, except, in each case, as would not result in a material liability of the Company. Without limiting the generality of the foregoing, no individual who has performed services for or on behalf of the Company or any of its Subsidiaries and who has been treated by the Company or any of its Subsidiaries as a non-employee, whether as an independent contractor, consultant or otherwise, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or any of its Subsidiaries, except, in each case, as would not result in a material Liability of the Company and its Subsidiaries (taken as a whole).

(f) To the Knowledge of the Company, no third party has claimed any Company Employee (i) has violated or may be violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Knowledge of the Company, no Person employed by the Company or any of its Subsidiaries has employed any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship that such Person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company or any of its Subsidiaries.

(g) Schedule 3.9(g) lists all Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan. Schedule 3.9(g) also lists all Company Employees who are on a leave of absence (whether paid or unpaid), the nature of the leave of absence (such as military leave or medical leave), the expected return date, and whether reinstatement of each Company Employee on a leave of absence is guaranteed by Contract or applicable Laws (including the Family and Medical Leave Act).

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3.10 Taxes. Except as disclosed on Schedule 3.10, as applicable:

(a) The Company and each of its Subsidiaries have filed (or has had filed on its behalf) on a timely basis all Tax Returns it is required to have filed and all such Tax Returns are correct and complete in all respects.

(b) All Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material Liability with respect to Taxes in excess of the amounts accrued with respect thereto that are reflected on the Balance Sheet, except for any Liability with respect to such Taxes that has been incurred in the ordinary course of business since the Balance Sheet Date. Neither the Company nor any of its Subsidiaries has participated in a “Tax amnesty” or similar program offered by any Taxing Authority to avoid the assessment of any Tax.

(c) No written claim has been received by the Company or any of its Subsidiaries from a Taxing Authority for a jurisdiction that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or has an obligation to file Tax Returns, in each case with respect to any Tax of a type for which the Company or any of its Subsidiaries did not file a Tax Return with, or pay Tax imposed by, such jurisdiction for the most recently ended taxable period (if any) for which such a Tax payment or Tax Return was due.

(d) There is no audit or other Proceeding presently pending or threatened in writing with regard to any Tax Liability or Tax Return of the Company or any of its Subsidiaries or any Seller Party or Tax Owner relating to any of the Company’s Subsidiaries (other than any Seller Party who has never owned more than 40% of any of the Company’s Subsidiaries). To the Knowledge of the Company, there are no disclosures filed with any Taxing Authority relating to any Tax Returns of any of the Company’s Subsidiaries or inconsistency between Tax reporting positions with respect to the Company’s Subsidiaries that reasonably may be expected to result in the assertion of any claim by any Taxing Authority with respect to any taxable period for which Tax Returns are required to have been filed or Tax is required to have been paid by or with respect to the Company or its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is or, to the Knowledge of the Company, will be required to be disclosed under Treasury Regulations Section 1.6011-4.

(f) Neither the Company nor any of its Subsidiaries (i) is a party to any currently effective Tax sharing agreement, or similar agreement regarding the allocation of Tax attributes, exemptions, or liabilities or any agreement under which the Company or any of its Subsidiaries agreed to pay, reimburse or indemnify any other Person for Taxes that may be imposed on such Person, or (ii) has any obligation to any other Person under such an agreement to which it previously had been a party.

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(g) Neither the Company nor any of its Subsidiaries has taken any action not in accordance with customary practice that would have the effect of deferring any material measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and has not otherwise taken steps or conducted business operations that have exposed it to the taxing jurisdiction of a foreign country.

(i) Neither the Company nor any of its Subsidiaries (i) has ever been a party to any joint venture, partnership or other agreement or arrangement that was or is treated or required to be treated as a partnership for federal income Tax purposes other than such an entity all of the ownership interest were owned, directly or indirectly, solely by the Members or (ii) has ever owned any interest in an entity (other than the Company’s Subsidiaries) that either was or is treated or required to be treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made. At all times since its formation, each of the Company and its Subsidiaries has been validly treated as a partnership for federal tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(i) at any time when it had more than two owners, and at all other times validly treated as an entity disregarded as separate from its owner for federal Tax purposes pursuant to Treasury Regulations Section 301.7701-3.

3.11 Property.

(a) Schedule 3.11(a) sets forth a complete and accurate list of each real property owned by the Company or one of its Subsidiaries (the “Owned Company Properties”). Except as set forth on Schedule 3.11(a), the Company, or a Subsidiary, as the case may be, holds good and marketable fee title to each Owned Company Property free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has delivered to Parent true, correct and complete copies of all title policies and most current surveys in its possession for the Owned Company Properties.

(b) Except as previously disclosed to Parent, none of the Company or any of its Subsidiaries is in receipt of any written notice of any existing, uncured violation of any material Law affecting any of the Owned Company Properties. No part of any Owned Company Property is subject to any building or use restrictions that would materially prevent or materially restrict the ongoing use and operation of the Company as currently operated.

(c) Except as previously disclosed to Parent: (i) no rezoning proceedings are pending or threatened in writing with respect to any of the Owned Company Properties, (ii) the Company has not received written notice of any uncured violations of any zoning, building or similar Law regarding any of the Owned Company Properties, (iii) there does not exist any actual or threatened (in writing) condemnation or eminent domain proceedings that materially and adversely affects any Owned Company Property and (iv) no Governmental Authority has issued any written order or directive to the Company or its Subsidiaries requiring any improvements, additions, alternations, repair or construction to be performed on any Owned Company Property.

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(d) No Owned Company Property or portion thereof has suffered any material damage by fire or other casualty that has not heretofore been substantially restored, or for which adequate insurance proceeds are not available for restoration and for rent loss. If any portion of any Owned Company Property is located in a special flood hazard area, the Company has maintained or caused to be maintained flood hazard insurance as required by any lender with a security interest in said Owned Company Property.

(e) Except as previously disclosed to Parent, neither Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Company Property or any material portion thereof or material interest therein.

(f) Each Owned Company Property has access to a publicly dedicated right-of-way, either directly or through a valid interest under private easements. All utility systems required in connection with use, occupancy and operation of the Owned Company Property are supplied to each Owned Company Property, in working order (subject to ordinary maintenance and repair and ordinary wear and tear). There are no due and payable assessments owing by the Company or its Subsidiaries for such utilities, other than ordinary utility bills tied to the usage of utilities, due and payable in the ordinary course.

(g) All material components of the improvements included within the Owned Company Properties (including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein), which are the responsibility of the Company and its Subsidiaries, are in working order (subject to ordinary maintenance and repair and ordinary wear and tear).

(h) Schedule 3.11(h) sets forth an accurate and complete list of all real property leased by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any leasehold rights and which involve annual rental payments from the Company or any of its Subsidiaries in excess of $10,000 (collectively, the “Facilities”). True, complete and correct copies of all leases of Facilities to which the Company or any of its Subsidiaries is a party have been delivered to the Parent, together with all material amendments, modifications, supplements and side letters affecting the obligations of any party thereunder. The Company or a Subsidiary, as the case may be, holds a valid leasehold interest in each Facility (or portion thereof used by the Company) free and clear of all liens other than Permitted Encumbrances. All leases required to be set forth on Schedule 3.11(h) are in full force and effect against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other party or parties thereto, and constitute valid and binding agreements of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other party or parties thereto in accordance with their respective terms, except, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions. There is no material default or alleged material default, under any lease set forth on Schedule 3.11(h) either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any real property subject to the leases to which the Company or its Subsidiaries is a party; it being understood and agreed that the provisions of this Section 3.11, as they relate to the title to the Facilities, pertain only to the leasehold interest of the Company or its Subsidiaries thereto. Except as previously disclosed to Parent, none of the Company or any of its Subsidiaries is in receipt of any written notice of any existing, uncured violation of any material Law affecting any of the Facilities. To the Knowledge of the Company, no part of any Facility is subject to any building or use restrictions that would prevent or materially restrict the ongoing use and operation of the Company as currently operated. No consent is required by any party to any lease listed on Schedule 3.11(h) in order to consummate the Mergers or the other Transactions.

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(i) Schedule 3.11(i) sets forth list of all personal property owned or leased by the Company or any of its Subsidiaries as of the Balance Sheet Date, in each case valued in excess of Twenty Five Thousand Dollars ($25,000). True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(i) have been delivered to Parent. All of the personal property and equipment listed on Schedule 3.11(i) (excluding parts or equipment that are being serviced or repaired or have been decommissioned in the ordinary course of business) is in good working order and condition, ordinary wear and tear excepted. Except as set forth on Schedule 3.11(i), the Company and its Subsidiaries have good and marketable title to, or valid right to use, all tangible personal property and equipment that the Company or its Subsidiaries purport to own, other than to the extent disposed of in the ordinary course of business, all of which are held free and clear of any and all Encumbrances (other than Permitted Encumbrances). The Company’s and its Subsidiaries’ assets (including leasehold interests), taken together, are sufficient for the operation of their business as currently conducted and as currently contemplated to be conducted and will be sufficient for the operation of their business immediately after the Closing. To the Knowledge of the Company, there are no facts or conditions affecting the Company’s or any of its Subsidiaries’ assets that is, individually or in the aggregate, reasonably expected to interfere in any material respect with the use, occupancy or operation thereof as current used, occupied or operated by the Company or its Subsidiaries, or their adequacy for such use.

(j) Schedule 3.11(j) sets forth a complete and accurate list of all aircraft owned by the Company and its Subsidiaries, together with their associated engines (the “Aircraft”). Except as set forth on Schedule 3.11(j), the Company owns all rights, titles and interests to the Aircraft, free and clear of all Encumbrances other than Permitted Encumbrances.

(k) Except as set forth on Schedule 3.11(k), the Aircraft are in an airworthy condition suitable for operations under Parts 91 or Part 135 of the Federal Aviation Regulations, with all material systems and material installed equipment and engines (excluding parts or equipment that are being serviced or repaired or have been decommissioned in the ordinary course of business) in normal working order, ordinary wear and tear excepted, and materially operating to manufacturers’ specifications, without any material deferments, extensions or increased frequency of inspection, and with each engine able to produce its rated takeoff power in a ground power run.

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(l) Except as set forth on Schedule 3.11(l), each Aircraft has been maintained in all material respects in accordance with all manufacturers’ recommended maintenance and inspection schedules (including all calendar and hourly inspections), and in material compliance with all applicable FAA’s airworthiness directives and manufacturers’ service bulletins (or equivalents), that have been issued with respect to such Aircraft on or before the date hereof.

(m) Except as set forth on Schedule 3.11(m), with respect to each Aircraft, (i) there is no corrosion or damage and no history of corrosion or damage, in each case, that would render such Aircraft in an otherwise but airworthy condition and (ii) no parts, systems or components have been installed in the Aircraft on a temporary loan or exchange basis.

(n) Except as set forth on Schedule 3.11(n), the Company has in its possession, or maintains the right to inspect, all original versions of all material Aircraft Documents. All material Aircraft Documents are complete, continuous and up-to-date, printed or published in English, and maintained in material accordance with industry standards and the Federal Aviation Regulations.

3.12 Litigation. Except as set forth on Schedule 3.12, there is no Proceeding pending or threatened in writing against the Company, any of its Subsidiaries or their assets before any court, agency, authority or arbitration tribunal, in each case, other than workers’ compensation claims and routine claims for benefits under Benefit Plans and insignificant claims in the ordinary course of business. To the Knowledge of the Company, there are no facts that would likely result in any such Proceeding (excluding any such Proceedings believed in good faith by Company management to be meritless) and none of the officers or other employees of the Company and its Subsidiaries, in their capacity as such, is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal, in each case, which is material to the operation by the Company of its business.

3.13 Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with all Laws and other requirements and policies applicable to the Company or its Subsidiaries imposed by any Governmental Authority, including, but not limited to, the Federal Aviation Act, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Small Business Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, and the Byrd Amendment (31 U.S.C. § 1352). The Company and its Subsidiaries have all material licenses, permits, approvals, qualifications or the like, from any Governmental Authority necessary for the conduct of their businesses as currently conducted, all such items are in full force and effect and the Company and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Schedule 3.13 sets forth all material licenses and material permits held by the Company and its Subsidiaries and designates such licenses and permits that terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. To the Knowledge of the Company, there are no facts or circumstances in existence that are reasonably likely to prevent the Company or any of its Subsidiaries from renewing each such license and permit. Neither the Company nor any of its Subsidiaries has received any written allegations from employees, consultants or independent contractors with respect to any material noncompliance with Law, or has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any material noncompliance with Law. Neither the Company nor any of its Subsidiaries has received any written notice or written citation for any actual or potential material noncompliance with any of the foregoing in this Section 3.13 and, to the Knowledge of the Company, there exists no condition, situation or circumstance that, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.13.

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3.14 Government Contracts and Bids.

(a) Schedule 3.14(a) lists, with respect to the Company and each of its Subsidiaries, as applicable, all: (i) Government Contracts the period of performance of which has not yet expired or terminated or is subject to audit in accordance with its terms or for which final payment has not yet been received (the “Current Government Contracts”); (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company or its Subsidiaries for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or any of its Subsidiaries may yet be made (the “Government Contract Bids”); and (iii) Government Contracts pursuant to which the Company or any of its Subsidiaries is currently or is reasonably expected to experience cost, schedule, technical or quality problems that is reasonably expected to result in a claim or claims against the Company or any of its Subsidiaries (or its successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor, in each case, except as would not result in suspension, debarment or economic damages greater than $25,000. With respect to each Current Government Contract, Schedule 3.14(a) accurately lists (A) the contract number, (B) the award date and (C) the contract end date. With respect to each such Government Contract Bid, Schedule 3.14(a) accurately lists: (A) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number; (B) the date of proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; and (E) the estimated value based on the proposal, if any. The Company has delivered to Parent true and complete copies of all Current Government Contracts and of all Government Contract Bids, including any and all amendments and other modifications thereto and has provided Parent with access to true and correct copies of all documentation related thereto requested by Parent. All of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. The Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest Proceedings, and to the Knowledge of the Company, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest Proceedings. No Person has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally that any Governmental Authority, prime contractor or higher-tier subcontractor under a Current Government Contract intends to seek the Company’s or any of its Subsidiaries’ agreement to lower rates under such Current Government Contract or Government Contract Bids, including any task order under any Government Contract Bids.

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(b) The Company and each of its Subsidiaries has complied in all material respects with all terms and conditions of each Current Government Contract and Government Contract Bid to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder. The Company and each of its Subsidiaries has complied with all statutory and regulatory requirements to which it is subject, including under the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Truth in Negotiations Act, any Federal Acquisition Regulation (“FAR”), any applicable agency-specific FAR supplement or acquisition regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids, except such non-compliance or non-performance as would not result in any material liability to the Company or any of its Subsidiaries. The representations, certifications and warranties made by the Company and each of its Subsidiaries with respect to the Government Contracts or Government Contract Bids were accurate as of their effective dates, and the Company and each of its Subsidiaries has fully complied in all material respects with all such certifications. Neither the Company nor any of its Subsidiaries has received, in writing or, to the Knowledge of the Company, orally, a substantially adverse or negative government past performance evaluation or rating that is reasonably expected to adversely affect the evaluation by the Governmental Authority or other potential customer of the Company’s or any of its Subsidiaries’ bids or proposals for future Government Contracts.

(c) With respect to the Current Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, orally, of any actual or alleged material violation or breach by the Company or any of its Subsidiaries of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification under or with respect to the Procurement Integrity Act, the Service Contract Act, the Trade Agreements Act and the Buy American Act.

(d) Other than as set forth on Schedule 3.14(d), none of the Current Government Contracts or Government Contract Bids are premised upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status, nor did any Governmental Authority, or to the knowledge of the Company, prime contractor or higher-tier subcontractor under a Current Government Contract rely upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of the Company’s or any of its Subsidiaries’ quotations, bids or proposals, or in making award of any Current Government Contract to the Company or any of its Subsidiaries. Each representation and/or certification made by the Company or any of its Subsidiaries that it was a small business concern and/or was qualified for other preferential status in each of its Government Contracts and Government Contract Bids was current and accurate as of its effective date. Neither the Company nor any of its Subsidiaries has been required to recertify its small business status, small disadvantaged business status, protégé status or other preferential status in connection with the submission or any proposal for, or award of, any Contract or task order, delivery order, purchase order or subcontract issued related to any small-business set-aside Contract. Schedule 3.14(d) identifies, as applicable, the set-aside basis and the applicable NAICS codes that apply to the work being provided.

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(e) Neither the Company nor any of its Subsidiaries is party to any litigation or, to the Knowledge of the Company, has taken any action that is reasonably expected to give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing or actual or alleged violations of price reduction clauses or provisions. To the Knowledge of the Company, there exists no basis for a claim of any Liability of the Company or its Subsidiaries by any Governmental Authority as a result of defective cost and pricing data submitted to any Government Authority. Neither the Company nor any of its Subsidiaries has received in writing, or to the Knowledge of the Company, orally, any allegations from employees, consultants or independent contractors with respect to any alleged act or omission that would reasonably be expected to give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including to claims based on actual or alleged defective pricing. Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Current Government Contracts, including claims based on actual or alleged defective pricing.

(f) Except as described in Schedule 3.14(f): (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral show cause, cure, deficiency, default or similar notice relating to Current Government Contracts; (ii) no termination for default, cure notice or show cause notice has been issued or, to the Knowledge of the Company, threatened and remains unresolved with respect to any Current Government Contract or Government Contract Bid, and, to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by the Company or any of its Subsidiaries with respect to any such Government Contract sets forth a material default or other material failure to perform thereunder or termination or default thereof; (iv) there has not been any material withholding or setoff under any Current Government Contract; and (v) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Current Government Contract were accurate and complete in all material respects as of their submission date and (vi) none of the execution, delivery or performance of the Transaction Documents does or will conflict with or result in a breach of or default under any Government Contract or cause a termination of any Government Contract due to loss of preferential status. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(g) Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of any outstanding claims or Contract disputes to which the Company or any of its Subsidiaries is a party (i) relating to the Current Government Contracts or Government Contract Bids and involving a Governmental Authority or any prime contractor, higher-tier subcontractor, vendor or other third party or (ii) relating to the Current Government Contracts under the Contract Disputes Act or any other federal statute.

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(h) During the six (6) year period ending on the date hereof, (A) none of the Company, any of its Subsidiaries, Members or their respective managers, trustees, directors, officers, or, to the Knowledge of the Company, employees, in each case in connection with the performance of their duties for or on behalf of the Company, any of its Subsidiaries or the Members has been debarred, suspended or proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the System for Award Management as parties excluded from Federal Procurement and Non-procurement Programs; and (B) no debarment, suspension or exclusion Proceeding has been initiated against the Company, any of its Subsidiaries, the Members or any of their respective managers, trustees, directors, officers, or, to the Knowledge of the Company, employees in connection with the performance of their duties for or on behalf of the Company, any of its Subsidiaries or the Members. To the Knowledge of the Company, no circumstances exist that would warrant the institution of suspension or debarment Proceedings against the Company, any of its Subsidiaries, any of the Members or any of their Representatives in connection with the performance of their duties for or on behalf of the Company or any of its Subsidiaries.

(i) To the Knowledge of the Company, no negative determination of responsibility has been issued against the Company or any of its Subsidiaries with respect to any quotation, bid or proposal for a Government Contract.

(j) Other than as set forth on Schedule 3.14(j), except for any audit, inspection, investigation, or examination of a Government Contract or Government Contract Bid in the ordinary course of business and not with respect to any questioned costs or cost disallowance, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid, (i) neither the Company nor any of its Subsidiaries has undergone, nor is it currently undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts, (ii) neither the Company nor any of its Subsidiaries has received written notice of, and neither the Company nor any of its Subsidiaries has undergone, any investigation or review relating to any Government Contract, (iii) no such audit, review, inspection, investigation, survey or examination of records is threatened in writing or, to the Knowledge of the Company, pending, (iv) neither the Company nor any of its Subsidiaries has received in writing or, to the Knowledge of the Company, orally, any official notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the U.S. Congress, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney), and (v) neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that is reasonably expected to materially and adversely affect the Company or any of its Subsidiaries.

(k) Except for routine audits in the ordinary course of business, neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit in connection with which the Company or any of its Subsidiaries has used any legal counsel, auditor, accountant or investigator. Neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Authority (as would be required under 48 C.F.R. § 52.203-13) other customer, or any prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a Contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation.

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(l) Neither the Company nor any of its Subsidiaries performs any activities under Current Government Contracts, or has any other relationships with any other Person, that qualify as or is reasonably expected to result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto, or Section 207 of the Weapon Systems Reform Act of 2009.

(m) Neither the Company nor any of its Subsidiaries has been charged with, or received or been advised in writing or, to the Knowledge of the Company, orally of any charge, investigation, claim or assertion of, nor has the Company, any of its Subsidiaries, or any of their respective trustees, directors, officers or, to the Knowledge of the Company, employees in their capacities as such, been subject to any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative Proceeding, mandatory disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Current Government Contract or Government Contract Bid, including material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.

(n) Neither the Company nor any of its Subsidiaries is participating in any pending claim, and, to the Knowledge of the Company, there is no potential claim against the Company or any of its Subsidiaries, under the Contract Disputes Act against or by the United States Government; nor to the Knowledge of the Company is there any claim against or by any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

(o) All Indirect Cost rates are being billed consistent with DCAA-approved rates or provisional rate agreements or Indirect Cost schedules published by DCAA.

(p) The Company and each of its Subsidiaries is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof, designated by the Cognizant Security Agency.

(q) To the Knowledge of the Company, there are no events or omissions that are reasonably expected to result in (i) a material claim against the Company or any of its Subsidiaries by a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid or (ii) a material dispute between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority or any prime contractor, subcontractor, vendor or other third party, on the other hand, arising under or relating to any Government Contract or Government Contract Bid.

(r) No Current Government Contract has incurred costs materially in excess of the total ceiling price, cost ceiling or funding ceiling of such Government Contract as amended (each, an “overrun”). No payment has been made by the Company or any of its Subsidiaries or by a Person acting on the Company’s or any of its Subsidiaries’ behalf to any Person (other than to any bona fide employee or agent of the Company or any of its Subsidiaries, as defined in subpart 3.4 of the Federal Acquisition Regulation), that is or was contingent upon the award of any Government Contract or that would otherwise be in violation of any applicable procurement Law or regulation or any other Laws. Neither the Company nor any of its Subsidiaries is subject to any “forward pricing” agreements or regulations not otherwise approved in accordance with FAR Subpart 42.17.

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(s) Neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person any Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.

(t) No material personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of the United States Government.

(u) No written claims, or claims threatened in writing, or to the Knowledge of the Company, oral pending or threatened claims, exist against the Company or any of its Subsidiaries with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company or any of its Subsidiaries; and no such claims have been made against the Company or any of its Subsidiaries. No amendment has been made to any written warranty or guarantee contained in any Government Contract that is reasonably expected to result in an adverse effect on the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action that is reasonably expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(v) Except to the extent prohibited by applicable Law, Schedule 3.14(v) sets forth all facility security clearances held by the Company and its Subsidiaries.

(w) Neither the Company nor any of its Subsidiaries or officers, nor, to the Knowledge of the Company, any of the employees or agents of the Company or any of its Subsidiaries, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(x) Neither the Company nor any of its Subsidiaries or officers, nor, to the Knowledge of the Company, any of the employees or agents of the Company or any of its Subsidiaries, has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.

(y) All Direct Costs incurred by the Company or its Subsidiaries pursuant to any existing subcontract agreements under any Government Contract shall be allowable in accordance with the applicable FAR or agency supplement thereto and, to the extent applicable, allocable in accordance with the Cost Accounting Standards. All Company costs (both Direct Costs and/or Indirect Costs) that have been, prior to the Closing, charged to a Governmental Authority under any Government Contract shall be allowable in accordance with the applicable FAR or agency supplement thereto and, to the extent applicable, allocable in accordance with the Cost Accounting Standards (except for costs properly charged to a reserve account appearing on the Balance Sheet). No Direct Costs and/or Indirect Costs charged to any Governmental Authority under a Government Contract have been or to the Knowledge of the Company are reasonably likely to be disallowed.

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(z) The Company and each of its Subsidiaries is in compliance in all material respects with the Federal Acquisition Regulation ethical rules and suspension/debarment regulations (the “FAR Ethics Rules”) as applicable to the Company or its Subsidiaries by virtue of Current Government Contracts. The Company and each of its Subsidiaries has undertaken the appropriate level of review or investigation to determine whether the Company or any of its Subsidiaries is required to make any disclosures to any Governmental Authority under the FAR Ethics Rules. To the Knowledge of the Company, there exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a material violation of the FAR Ethics Rules.

(aa) None of the Current Government Contracts constitute multiple award schedule Government Contracts.

(bb) The Company and each of its Subsidiaries, and to the Knowledge of the Company, each of their respective employees, has complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts, and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in an investigation by the U.S. Government based upon the Company’s or any of its Subsidiaries’ failure to comply with such applicable timekeeping/time recordation requirements.

(cc) All personnel who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged. All personnel listed in any Government Contract Bid or other bid, offer, or proposal meet all applicable material requirements set forth in the applicable solicitation. Neither the Company nor any of its Subsidiaries has replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel under such Government Contract.

(dd) The Company and its Subsidiaries have all facility and personnel security clearances from applicable Governmental Authorities necessary to own and operate the Company and its Subsidiaries (and any successor thereto) and their respective businesses as currently conducted without delay or interruption.

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3.15 Export Control Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with all Export Control Laws applicable to it. Without limiting the foregoing: (a) each of the Company and its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products, Software and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) each of the Company and its Subsidiaries is in material compliance with the terms of such applicable export licenses or other approvals; and (c) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries with respect to such export licenses or other approvals. Schedule 3.15 sets forth, as applicable, the true, complete and accurate listing of the export control classification numbers under the applicable Export Control Laws applicable to the Company’s products, software and technologies, indicating the basis for each such classification.

3.16 Anti-Corruption Laws; Certain Regulatory Matters.

(a) The Company and each of its Subsidiaries, including its directors, officers, employees, have not, either (i) violated any Anti-Corruption Laws or (ii) to the direct or indirect benefit the Company or any of its Subsidiaries, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value:

(i) to any FCPA Government Official, whether directly or through any other Person, for the purpose of: (A) influencing any act or decision of a FCPA Government Official in his or her official capacity; (B) inducing a FCPA Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing a FCPA Government Official to influence or affect any act or decision of any FCPA Governmental Authority; or (E) assisting any FCPA Government Official in obtaining or retaining business for or with, or directing business to, the Company, in each case, in violation of any Anti-Corruption Law;

(ii) to any Person under circumstances in which the Company and each of its Subsidiaries, including its directors, officers, employees, knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any FCPA Government Official for any purpose set forth in Section 3.16(a)(i) to directly or indirectly benefit the Company or any of its Subsidiaries; or

(iii) to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage in violation of any Anti-Corruption Law.

(b) The Company and each of its Subsidiaries, has not, either (i) conducted or initiated any audit, or internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti- Corruption Law or (ii) received any written notice, request, or citation from any Governmental Authority alleging noncompliance with any Anti-Corruption Law.

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(c) The Company and each of its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed and access to assets is permitted only in accordance with the Companies’ applicable policies and procedures and management’s general or specific authorization.

3.17 Material Contracts.

(a) Schedule 3.17 sets forth an accurate and complete list of each Material Contract. The Company has provided Parent with a true, correct and complete copy of each Material Contract required to be disclosed herein. No Material Contract has been materially breached (with or without notice or lapse of time, or both) or cancelled by the other party, and, to the Knowledge of the Company, there is no anticipated material breach by any other party to any Contract (with or without notice or lapse of time, or both). The Company and each of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it under the Material Contracts and is not in material default under or in material breach of any Material Contract, and, to the Knowledge of the Company, no event has occurred that with the passage of time or the giving of notice or both would: (i) result in a “default” or “event of default” giving rise to a right of termination or a material breach under any Material Contract by the Company or its Subsidiaries; (ii) give any Person (other than the Company or one of its Subsidiaries) the right to declare a default” or “event of default” giving rise to a right of termination under any Material Contract; (iii) give any Person (other than the Company or one of its Subsidiaries) the right to accelerate the maturity or performance of any material obligation under any Material Contract; or (iv) give any Person (other than the Company or one of its Subsidiaries) the right to cancel, terminate or materially and adversely to the Company and its Subsidiaries modify any Material Contract. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract, nor, to the Knowledge of the Company, does the Company or any of its Subsidiaries have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract. Each Material Contract is legal, valid, binding, enforceable and in full force and effect against the Company or its applicable Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto, except in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions and, shall continue as such immediately following the consummation of the Transactions. No Material Contract obligates the Company or any of its Subsidiaries to process, manufacture or deliver products or perform services that are reasonably expected to result in a loss to the Company or any of its Subsidiaries upon completion of performance. Schedule 3.17 contains, as applicable, an accurate and complete description of all material terms of all oral Material Contracts.

(b) No Person is currently renegotiating any amount paid or payable to or by the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

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3.18 Environmental and Safety Matters. The Company and each of its Subsidiaries has at all times conducted its business in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws except, in each case, as would not result in material Liability to the Company. Neither the Company nor any of its Subsidiaries has received any written notices, demand letters or requests for information from any Governmental Authority or other Person that have not heretofore been resolved with such Governmental Authority or other Person, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no Proceedings pending or threatened in writing against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law (excluding any such Proceedings believed in good faith by Company management to be meritless). No reports have been filed or are required to be filed, by the Company or any of its Subsidiaries concerning the actual or threatened Release of any Hazardous Substance or violation of any Environmental Law that have not heretofore been resolved. No Release or threatened Release of any Hazardous Substance by the Company or any Subsidiary has occurred or is occurring, at, on, under, from or to any property or facility currently or formerly owned, operated or leased by any of the Company or any of its Subsidiaries in violation of any applicable Environmental Law, and no Hazardous Substance is present in, on, under or about, or is migrating to or from any property currently owned, operated or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any property formerly owned, operated or leased by the Company or any of its Subsidiaries, in violation of any applicable Environmental Law, except, in each case, as would not give rise to any material Liability of the Company and its Subsidiaries (taken as a whole). No remediation or investigation of Hazardous Substances is occurring at any property currently owned or operated, or, to the Knowledge of the Company, formerly owned or operated, by the Company or any of its Subsidiaries. Neither the Company and its properties, nor any of the Company’s Subsidiaries and their properties, are subject to any Proceeding, settlement, court order, administrative order, judgment or claim asserted in writing and arising under any Environmental Law. There are no liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any property currently owned by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no action of any Governmental Authority has been taken or is in process which could subject any of such properties to such liens, declarations or deed restrictions pursuant to any Environmental Law. The Company has provided Parent with complete and correct copies of all material studies, reports, surveys, assessments, audits, investigations, analysis, tests, and other similar documents (whether in hard copy or electronic form) in the Company’s possession or control reasonably relating to the presence or alleged presence of Hazardous Substances at, on or affecting any real property currently or formerly owned or currently leased or operated by the Company, or regarding the Company’s compliance with any applicable Environmental Law.

3.19 Insurance. Schedule 3.19 lists each current insurance policy maintained by or at the expense of the Company or any of its Subsidiaries and any claims made thereunder in the one year period prior to the date hereof. All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies. Neither the Company nor any of its Subsidiaries has ever been denied insurance coverage. The insurance coverage of the Company and each of its Subsidiaries is customary for Persons of similar size engaged in similar lines of business. The Company and each of its Subsidiaries is current in all of its premiums for its insurance policies. No termination of, or material premium increase with respect to, any such policies has been threatened in writing. Since the Balance Sheet Date, no Seller Party has received any written notice or other communication regarding any actual or (a) possible cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. To the Knowledge of the Company, there exists no condition, situation or circumstance that, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy listed in Schedule 3.19, except as set forth in such Schedule.

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3.20 Intellectual Property.

(a) Schedule 3.20(a)(i) sets forth, as applicable, a complete and accurate list of all United States and foreign Company Registered Intellectual Property and material unregistered trademarks, trade names and fictitious names, and, with respect to Company Registered Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued and date of filing or issuance, names of all current applicant(s) and registered owner(s), the current status of the application. The Company has identified to Parent all registration and applications for Company Registered Intellectual Property. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as set forth on Schedule 3.20(a)(ii), there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred eighty (180) days following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property.

(b) Except as set forth on Schedule 3.20(b), the Company or its Subsidiary, as applicable, is the sole and exclusive owner of all Company Owned Intellectual Property (except the Company Licensed Intellectual Property), free and clear of any Encumbrances. To the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the products and services distributed, licensed or sold by the Company or any of its Subsidiaries in the manner so done currently by the Company or such Subsidiary, (ii) to Exploit the Internal Systems as they are currently used by the Company or its Subsidiaries and (iii) otherwise to conduct the business of the Company and its Subsidiaries in all material respects in the manner currently conducted.

(c) Neither the Company nor any of its Subsidiaries is a party to any Proceeding, nor is any Proceeding threatened in writing against the Company or any of its Subsidiaries, that involves a claim of infringement, unauthorized use or violation of any Company Owned Intellectual Property, or challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Company Owned Intellectual Property. To the Knowledge of the Company, the operation of the business as it is currently conducted does not infringe or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or trade practices under the Laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property rights of any Person or constitutes unfair competitions or trade practices under the Laws of any jurisdiction. To the Knowledge of the Company, no third party is infringing upon or misappropriating, any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries.

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(d) The Company and each of its Subsidiaries has taken commercially reasonable security measures to protect its trade secrets used in and material to its business and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information used by it in and material to the conduct of its business. To the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been received by the Company or any of its Subsidiaries or threatened in writing against the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no material: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries or (ii) breach of the Company’s or any of its Subsidiaries’ security procedures wherein confidential information has been disclosed to a third Person.

(e) To the Knowledge of the Company, all technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) that constitutes material Company Owned Intellectual Property in connection with the Government Contracts have been properly and sufficiently marked and protected so that no material rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided.

3.21 Related Person Transactions. Except as set forth on Schedule 3.21, (i) other than with respect to advancements, or obligations to reimburse, expenses or travel allowances and similar items in the ordinary course of business or with respect to remuneration for services rendered in the ordinary course of business as an employee, manager, director or officer (including benefits under Benefit Plans), neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or any of its Subsidiaries or to or for any of the Members or their Related Persons, (ii) to the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries nor any of the Members or their Related Persons has received, nor is entitled to receive, any material compensation from any third Person that is engaging in any material transaction with the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries is a party to any Contract or other commitment or transaction with any Member or their Related Persons except as specifically contemplated by the Transaction Documents or as set forth in in the organizational documents of the Company and its Subsidiaries (each, a “Related Person Transaction”), nor do any Related Persons have any legal or beneficial interest in the assets or property owned or used by the Company or any of its Subsidiaries, in any Contracts to which the Company or any of its Subsidiaries is a party, (iv) other than advancements, or obligations to reimburse, expenses or travel allowances and similar items in the ordinary course of business or with respect to remuneration for services rendered in the ordinary course of business as an employee, manager, director or officer (including benefits under Benefit Plans), there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness or other liabilities between the Company or any of its Subsidiaries, on the one hand, and any of the Members or any Related Persons, on the other hand, and all such Liabilities have been, or will be prior to the Closing, repaid in full, (v) the terms and conditions of any Related Person Transaction are no less favorable to the Company or any of its Subsidiaries than could have been obtained from an unrelated third party negotiated on an arm’s-length basis, and (vi) no Related Person conducts any of the Company’s or any of its Subsidiaries’ business, directly or indirectly, other than through the Members’ collective ownership or in his or her capacity as a manager, director or officer of the Company or any of its Subsidiaries.

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3.22 Intentionally Omitted.

3.23 Bank Accounts; Powers of Attorney. Schedule 3.23 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries maintains an account or safe deposit box, the names of all Persons authorized to access such accounts or safe deposit boxes.

3.24 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries to Parent or Pubco or their respective Representatives expressly for inclusion or incorporation by reference: (i) in any Report on Form 8-K and any exhibits thereto of Parent or Pubco filed with the SEC with respect to the Transactions and/or any agreements ancillary hereto; (ii) in the Public Disclosure Documents; or (iii) in the mailings or other distributions to Parent’s stockholders with respect to the Extension Proxy Solicitation (if any), the Proxy Solicitation, the Registration Statement, the Warrant Tender Offer and/or Redemption Offer, or in any amendment to any of the documents identified in (i) through (iii), will, (A) when filed, made available, mailed or distributed or (B) with respect to the information expressly provided for inclusion or incorporation by reference in the Extension Proxy Solicitation (if any) or the Proxy Statement, at the time of the applicable Special Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in any of the Public Disclosure Documents will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Company nor the Members make any representation, warranty or covenant with respect to any information or statements supplied or made by or on behalf of the Parent Parties or any of their Affiliates.

3.25 FAA Regulated Activity. Other than routine inspections, there have been no material penalties imposed upon or other material and adverse action taken against, or, to the Knowledge of the Company, investigations of, the Company by a Governmental Authority with respect to the Company’s Regulated Aviation Operations.

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3.26 Brokers. Other than BB&T Capital Markets and/or BB&T Securities LLC, no Person has or will have, as a result of the Transactions, any right, interest or claim against or upon the Parent Parties, the Company, any of its Subsidiaries or any of the Members or any of their respective Affiliates for any commission, finder’s fee or other compensation payable as a finder or broker resulting or arising from any agreement entered into by the Company or any of its Subsidiaries.

3.27 No Other Representations. Except for the representations and warranties contained in Article IV or this Article III or as otherwise expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement, no Seller Party or any other Person on behalf of a Seller Party makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, their business or the equity or ownership therein or with respect to any other information provided, or made available, to the Parent Parties or any of their respective Representatives in connection with the Transactions. For the avoidance of doubt, except as expressly provided in this Article III, the representations and warranties contained herein, relate only to the Company and its Subsidiaries and not to the Tempus Jets Entities or their businesses or the equity or ownership therein or otherwise. Each Seller Party disclaims any and all other representations and warranties, whether express or implied, not contained in Article IV or this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

As a material inducement to the Parent Parties to enter into this Agreement, and to consummate the Transactions, except as set forth on the correspondingly numbered section or subsection of the disclosure schedules delivered by the Company and the Members to Parent concurrently with the execution and delivery of this Agreement (the “Company Schedules”) (it being agreed that the disclosure of any item in one section or subsection thereof shall be deemed included on any other section or subsection, and to modify each other representation and warranty (even if such representation and warranty does not reference the Company Schedules) to which the relevance of such item is reasonably apparent on its face), each of the Members severally, and not jointly, represents and warrants to the Parent Parties, with respect only to such Member, as of the date hereof and as of the Closing Date, as follows:

4.1 Authority for Agreement. Such Member has full power, authority and legal right and capacity to enter into and perform such Member’s obligations under the Transaction Documents to which such Member is or will be a party and to consummate the Transactions pursuant thereto. The Transaction Documents to which such Member is a party have been, or will be, duly executed and delivered by such Member and, assuming the due execution and delivery by the other parties thereto, are, or will be, legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.2 No Violation to Result. Other than with respect to the Securities Laws or as may be required by reason of the Parent Parties’ participation in the Transactions, the execution, delivery and performance by such Member of the Transaction Documents to which such Member is a Party, and the consummation by such Member of the Transactions pursuant thereto, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any (i) Contract to which such Member is a party or by which such Member or such Member’s assets are bound, or (ii) Law or other legal requirement of any Governmental Authority applicable to such Member or (b) result in the creation or imposition of any Encumbrance or restriction (other than as expressly provided in the Transaction Documents) in favor of any Person (other than the Parent Parties) upon any of the Company Units of such Member, except, in the case of the foregoing clause (a), as is not reasonably expected to materially impair or impede such Member’s obligations under the Transaction Documents or ability to consummate the Transactions. No notice to, filing with, or consent of any Person is necessary in connection with, or will be triggered by, the execution, delivery or performance by such Member of the Transaction Documents to which such Member is a party or the consummation by such Member of the Transactions pursuant thereto, in each case, except under Securities Laws and as is not reasonably expected to materially impair or impede such Member’s obligations under the Transaction Documents or ability to consummate the Transactions.

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4.3 Ownership. As of the date hereof, such Member is the sole record and beneficial holder of the number of Company Units as are set forth opposite such Member’s name on Schedule 3.4(a), free and clear of any Encumbrance (other than restrictions imposed by Securities Laws or the organizational documents of the Company and the Transaction Documents). There are no proxies, voting rights, members agreements or other agreements or understandings, to which such Member is a party or by which such Member is bound, with respect to the voting or transfer of the Company Units other than the operating agreement and other organizational documents of the Company and the other agreements to be delivered in connection therewith and this Agreement.

4.4 Accredited Investor.

(a) Such Member represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(b) Such Member represents that it is acquiring shares of Pubco Common Stock under this Agreement for investment (for its own account or for accounts over which it exercises investment control), and not with a view to, or for offer or sale in connection with, any distribution thereof, which would be in violation of the Securities Act or any applicable state securities law. The acquisition by such Member of any shares of Pubco Common Stock shall constitute confirmation of the representation by such Member that such Member does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Pubco Common Stock.

(c) Such Member represents that it has reviewed all the information it considers necessary or appropriate for deciding whether to acquire the shares of Pubco Common Stock hereunder. Such Member further represents that it has had an opportunity to ask questions and receive answers regarding the terms and conditions of the Transactions.

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(d) Such Member acknowledges that it can bear the economic risk of its investment, and has such knowledge, sophistication and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in Pubco Common Stock and fully understands the limitations on transfer described above. Such Member acknowledges that any investment in Pubco Common Stock involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the shares of Pubco Common Stock for an indefinite period of time and to suffer a complete loss of its investment.

4.5 Rule 14d-10(d) Matters. None of the Executive Employees own of record or beneficially any Parent Common Stock or Parent Warrants.

4.6 Brokers. Other than BB&T Capital Markets and/or BB&T Securities LLC, no Person has or will have, as a result of the Transactions, any right, interest or claim against or upon the Parent Parties, the Company, any of its Subsidiaries, such Member or any of their respective Affiliates for any commission, finder’s fee or other compensation payable as a finder or broker resulting or arising from any agreement entered into by such Member.

4.7 No Other Representations. Except for the representations and warranties contained in Article III or this Article IV or as otherwise expressly set forth in this Agreement, no Seller Party or any other Person on behalf of a Seller Party makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, their business or the equity or ownership therein or with respect to any other information provided, or made available, to the Parent Parties or any of their respective Representatives in connection with the Transactions. For the avoidance of doubt, except as expressly provided in this Article IV, the representations and warranties contained herein, relate only to the Company and its Subsidiaries and not to the Tempus Jets Entities or their businesses or the equity or ownership therein or otherwise. The Seller Parties disclaim any and all other representations and warranties, whether express or implied, not contained in Article III or this Article IV.

4.8 Investigation. Such Member acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. In entering into this Agreement, such Member has relied solely upon its own investigation and analysis and the representations and warranties regarding the Parent Parties expressly contained in Article V or as otherwise expressly set forth in this Agreement. Except for such representations and warranties, such Member acknowledges that no Parent Party nor any equity holder or Representative of any of them or any Person acting on behalf of any of the foregoing makes or has made any other express or implied representation or warranty to such Member. Such Member further agrees that, absent fraud, no Parent Party nor any other Person shall have or be subject to any liability to such Member or any other Person resulting from the distribution to such Member, or such Member’s use, of any information, including any information, document or material made available or provided to such Member or its Representatives in expectation of the transactions contemplated hereby, except for the remedies of such Member set forth herein.

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Article V
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

As a material inducement to the Seller Parties to enter into this Agreement, and to consummate the Transactions, except as set forth in the SEC Reports or on the correspondingly numbered section or subsection of the disclosure schedules delivered by Parent to the Company and the Members concurrently with the execution and delivery of this Agreement (the “Parent Schedules”) (it being agreed that the disclosure of any item in one section or subsection thereof shall be deemed included on any other section or subsection, and to modify each other representation and warranty (even if such representation and warranty does not reference the Parent Schedules) to which the relevance of such item is reasonably apparent on its face), the Parent Parties each represent and warrant to the Members as of the date hereof and as of the Closing Date, as follows:

5.1 Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, registered or in good standing is not reasonably expected to result in a Material Adverse Effect on Parent. Parent has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

(b) Each of Pubco and Parent Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and each Merger Sub is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, registered or in good standing is not reasonably expected to result in a Material Adverse Effect on such Parent Party. Each of Pubco and each Merger Sub has full corporate or limited liability company power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

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5.2 Authority for Agreement. Subject to receipt of the Required Parent Stockholder Approval, each Parent Party each has full corporate or limited liability company power and authority to enter into and perform their respective obligations under the Transaction Documents to which such Parent Party is or will be a party and to consummate the Transactions. Parent as the sole stockholder of Pubco and Pubco as the stock stockholder of Parent Merger Sub and the sole member of Company Merger Sub has authorized the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions. The board of directors of Parent (including any required committee or subgroup of such board, the “Parent Board”), at a meeting duly called and held, has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the other Transaction Documents and the Transactions, (b) determined that this Agreement and the other Transaction Documents and the Transactions are in the best interests of the Parent Parties and Parent’s stockholders, (c) authorized the execution and delivery of this Agreement by each Parent Party and (d) adopted and approved, and directed the submission to holders of Parent Common Stock for their approval, the other Required Approval Matters and has provided the Members a true, correct and complete copy of each such approval, determination and authorization. Subject to receipt of the Required Parent Stockholder Approval, the Warrant Tender Offer and the Redemption Offer and the filing of the Registration Statement, no other corporate or limited liability company proceedings on the part of any Parent Party are, or will be, necessary to approve and authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions. The Transaction Documents to which each Parent Party is a party have been duly executed and delivered by such Parent Party, and are legal, valid and binding obligations of such Parent Party, enforceable against such Parent Party, in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. Subject to receipt of the Required Parent Stockholder Extension Approval, if applicable, Parent has full corporate power and authority to enter into and perform the respective obligations under the Extension Documents to which Parent is a party and to consummate the Extension and the transactions contemplated thereby and no other corporate proceedings on the part of Parent are, or will be, necessary to approve and authorize the execution, delivery and performance of the Extension Documents and the consummation of the Extension.

5.3 No Violation to Result. Other than with respect to the Securities Laws or as may be required by reason of the Seller Parties’ participation in the Transactions, and assuming all consents or filings set forth on Schedule 5.3 are obtained or made and the Required Parent Stockholder Approval is obtained, the execution, delivery and performance by each Parent Party of the Transaction Documents to which it is a party, and the consummation by Parent of the Extension and by each Parent Party of the Transactions, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (a) violate, breach, conflict with, constitute a default under or accelerate or permit the acceleration of the performance required by (i) any of the terms of the Parent Organizational Documents or any resolution adopted by the Parent Board or the stockholders of Parent, (ii) any of the terms of the certificate of incorporation or bylaws or other organizational document of Pubco or Parent Merger Sub or any resolution adopted by the board of directors of Pubco or Parent Merger Sub or stockholders of Pubco or Parent Merger Sub, (iii) any of the terms of the certificate of formation, limited liability company agreement or other organizational documents of Company Merger Sub or any resolution adopted by the member or managers of Company Merger Sub, (iv) any contract or agreement (whether written or oral) to which a Parent Party is a party or by which any of them or their assets are bound or (v) any Law or other legal requirement of any Governmental Authority applicable to such Parent Party; (b) give any Governmental Authority or other Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any contract or agreement (whether written or oral) or cancel, terminate or modify any such contract or agreement; or (c) result in the creation or imposition of any material Encumbrance or restriction (other than as expressly provided in the Transaction Documents) in favor of any Person upon any equity interest in Pubco or either Merger Sub Sub under any contract or agreement (whether written or oral) entered into by a Parent Party or any of the material properties or material assets of a Parent Party, except, in the case of (a)(iv) and (a)(v), where the failure of such representation to be true and correct is not material to Parent and its Subsidiaries (taken as a whole). No notice to, filing with, or consent of any Person is necessary in connection with, and no “change of control” provision in any contract or agreement (whether written or oral) or otherwise is, or will be, triggered by, the authorization, approval, execution, delivery or performance by Parent of the Extension Documents or the consummation by Parent of the Extension or by a Parent Party of the Transaction Documents or the consummation by a Parent Party of the Transactions, except for (y) the actions to be taken in connection with the Proxy Solicitation, the Extension Proxy Solicitation, the Warrant Tender Offer or the filing of the Registration Statement; and (z) compliance with the applicable requirements of the Securities Laws.

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5.4 SEC Reports; Internal Controls and Procedures.

(a) Parent has filed or otherwise transmitted all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted, as applicable, by it since Parent’s formation, and each of Parent and Pubco will file or otherwise transmit all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted, as applicable, by it subsequent to the date of this Agreement through and including the Closing Date, with the SEC (such documents, the “SEC Reports”), and such SEC Reports are, or will be, as applicable, available in full without redaction on the SEC’s website through EDGAR. As of their respective dates, each of the SEC Reports complied, or will comply, in all material respects with the applicable requirements of all applicable Laws, including without limitation the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the SEC Reports. Parent has heretofore made available to the Seller Parties, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between Parent and the SEC. None of the SEC Reports is, to the Knowledge of Parent, the subject of ongoing SEC review.

(b) The financial statements (including in all cases the notes thereto, if any) of Parent included in the SEC Reports (i) in all material respects, were prepared consistent with Parent’s books and records, (ii) in all material respects, present fairly the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods thereof, (iii) have been prepared in accordance with GAAP; provided, that, any unaudited, interim period financial statements need not include footnote disclosures and other presentation items or year-end adjustments that are required by GAAP to be included in year-end financial statements, and (iv) comply in all material respects with the applicable accounting requirements of the SEC, the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

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(c) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Seller Parties prior to the date hereof.

5.5 Capitalization.

(a) As of the date hereof, and immediately prior to the Effective Time, Parent is and will be the sole record and beneficial owner of all of the issued and outstanding capital stock of Pubco, free and clear of any Encumbrances, and Pubco is and will be the sole record and beneficial owner of all of the issued and outstanding equity securities of each Merger Sub, free and clear of all Encumbrances. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Pubco, and no Person other than Pubco has any rights with respect to such equity securities of each Merger Sub, and no such rights arise by virtue of or in connection with the Transactions.

(b) The authorized capital stock of Parent consists of (i) 29,000,000 shares of Parent Common Stock, of which 8,785,309 shares of Parent Common Stock (less, following the date hereof, any shares of Parent Common Stock redeemed pursuant to the Redemption Offer) shall be issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding, and, except with respect to the Parent Warrants, no other capital stock or other equity securities in Parent are authorized, issued or outstanding. All of the issued and outstanding shares of capital stock or other equity securities in Parent have been duly authorized and validly issued, and are fully paid and non-assessable. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, membership agreements, rights of first refusal or other similar agreements or rights exist with respect to any capital stock or other equity securities in Parent, in each case, other than as set forth in the Parent Organizational Documents. Other than the Supporting Stockholder Agreement and that certain Letter Agreement, dated December 13, 2012, by and among Parent and the Underwriters and Insiders party thereto (including, as such Letter Agreement was amended and restated as of September 9, 2014), there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting of the capital stock or other equity securities of Parent.

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(c) No Parent Party is a party to, and to the Knowledge of Parent, none of their members or shareholders is, as of the date hereof, a party to, any: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue any membership interests, capital stock or other equity securities of a Parent Party; (ii) outstanding security, instrument or obligation that is or may become convertible into or exercisable or exchangeable for any membership interests, capital stock or other equity securities of a Parent Party; (iii) contract, agreement or other arrangement (whether written or oral) under which a Parent Party is or may become obligated to acquire, sell or otherwise issue any of their membership interests, capital stock or other equity securities; or (iv) contract, agreement or other arrangement (whether written or oral) that contains a right that is subject to a condition or circumstance the occurrence of which would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any membership interest, capital stock or other equity securities of a Parent Party, in each case, except for the Parent Warrants and other than as set forth in the Parent Organizational Documents or in the organizational documents of Pubco or either Merger Sub, as applicable, including, without limitation, the Redemption Offer and the Warrant Tender Offer and except as set forth in the Transaction Documents. There are no outstanding restricted securities, phantom securities or other equity-based compensation arrangements, profit participation or other similar rights with respect to a Parent Party and to which they are a party.

(d) All membership interests, capital stock or other equity securities of each Parent Party have been issued in compliance with all requirements of their respective organizational documents and any applicable Securities Laws and other applicable securities law requirements, including, without limitation, with respect to Parent, any rules or regulations of Nasdaq.

(e) The shares of Pubco Common Stock to be issued to the Members pursuant to this Agreement (including any shares to be issued after the Closing pursuant to Section 1.15 or 1.16), will, when issued, have been duly authorized and validly issued, and be fully paid, non-assessable and free and clear of any Encumbrances other than applicable Securities Laws and the terms of the other Transaction Documents.

(f) Other than Parent’s ownership of Pubco and Pubco’s ownership of each Merger Sub or as set forth in the Transaction Documents, no Parent Party has (i) any equity or other ownership interest in any Person or (ii) any commitments to contribute to the capital of, or make loans to or share losses of, any third Person.

5.6 Listing. As of the date of this Agreement, the Parent Common Stock is quoted on the Nasdaq Capital Market (“Nasdaq”). There is no action or proceeding pending or threatened in writing against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

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5.7 Trust Fund. As of the date of this Agreement, at least $65,354,740.93 of funds are held in the Trust Funds established for the benefit of the public stockholders and warrant holders of Parent, as applicable, and such monies are being held in trust in accordance with that certain Investment Management Trust Agreement, by and between Parent and Continental Stock Transfer & Trust Company (the “Trustee”), dated December 13, 2012 and that certain Escrow Agreement by and among the Warrant Offerors, Continental Stock Transfer & Trust Company, Deutsche Bank Securities and Cowen & Company LLC, dated December 13, 2012 (as each was amended in connection with First Extension by the First Extension Documents, collectively, the “Trust Agreements”). The Trust Agreements are valid and in full force and effect and enforceable in accordance with their terms and have not been amended or modified except in connection with the First Extension and, as of the Closing Date, if applicable, as amended in connection with the Extension. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the descriptions of the Trust Agreements in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than as set forth in the Trust Agreements, as contemplated by the Extension Documents or Permitted Parent Leakage) to any portion of the proceeds in the Trust Funds. Following the Closing and notice thereof to the Trustee, the Trustee shall be obligated to release as promptly as practicable all funds held in the Trust Funds to Parent, and, thereafter, the Trust Funds shall terminate.

5.8 Liabilities. There are no Liabilities of a Parent Party, other than: (a) Liabilities reflected on the balance sheet disclosed in Parent’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K and not previously paid or discharged or in the Registration Statement or other SEC Report; (b) liabilities that would not be required to be reflected on a balance sheet of a Parent Party prepared in accordance with GAAP; (c) Liabilities incurred after the date of the last balance sheet described in clause (a) above arising in the ordinary course of business and consistent with past practice; (d) Liabilities under, or expressly permitted or required to be incurred in accordance with, the Transaction Documents or the Transactions; (e) performance obligations under this Agreement, the other Transaction Documents or the Extension Documents (none of which results from, arises out of, relates to or was caused by any breach of contract or breach of warranty); or (f) Expenses.

5.9 Brokers. No Person has or will have, as a result of the Transactions, any right, interest or claim against or upon a Parent Party, the Company, any of its Subsidiaries or any of the Members or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker resulting or arising from any act or omission by a Parent Party.

5.10 Litigation. There is no Proceeding pending or threatened in writing against or affecting the Parent Parties or their assets before any court, agency, authority or arbitration tribunal. No Parent Party has received any opinion or legal advice to the effect that it is exposed from a legal standpoint to any Liability or disadvantage that may be material to the business of such Parent Party as previously or presently conducted or as presently proposed to be conducted. To the Knowledge of Parent, there are no facts that would likely result in any such Proceeding. No Parent Party nor any of their respective officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal.

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5.11 Compliance with Laws. Each of Parent Party has, in all material respects, complied at all times and is currently in compliance with all Laws and other requirements and policies imposed by any Governmental Authority, including, but not limited to, the Federal Aviation Act, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Small Business Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, and the Byrd Amendment (31 U.S.C. § 1352). No Parent Party, nor any of their employees, partners, principals, agents or assignees have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment. The Parent Parties have all material licenses, permits, approvals, qualifications or the like, from any Governmental Authority or any Person used in, necessary for or related to the conduct of their businesses as conducted or as presently proposed to be conducted, all such items are in full force and effect and each Parent Party is and has at all times been in compliance with the terms thereof. No Parent Party has received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to any noncompliance with Law, and has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with Law. No Parent Party has received any notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 5.11, and there exists no condition, situation or circumstance that, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 5.11.

5.12 Parent Contracts.

(a) Except as filed as an exhibit to an SEC Report filed prior to the date of this Agreement or as set forth on Schedule 5.12(a) (if requested, a true, correct and complete copy of each of which has been made available to the Company), there are no contracts, agreements or obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which (i) creates or imposes a liability greater than Fifty Thousand Dollars ($50,000), or (ii) includes, as a party or beneficiary, any Founder or any Affiliate thereof (the “Parent Contracts”)

(b) No Parent Contract has been breached or cancelled by the other party, and, to the Knowledge of the Parent, there is no anticipated breach by any other party to any such Parent Contract (with or without notice or lapse of time, or both). Parent has performed all of the material obligations required to be performed by it in connection with such Parent Contracts and is not in default under or in breach of any such Parent Contract, and no event has occurred that with the passage of time or the giving of notice or both would: (i) result in a “default” or “event of default” giving rise to a right of termination or breach under any such Parent Contract; (ii) give any Person the right to declare a default” or “event of default” giving rise to a right of termination or the right to exercise any remedy under any such Parent Contract; (iii) give any Person the right to accelerate the maturity or performance of any such Parent Contract; or (iv) give any Person the right to cancel, terminate or materially modify any such Parent Contract. Parent has not waived any of its material rights under any such Parent Contract, and does not have any present expectation or intention of not fully performing any obligation pursuant to any such Parent Contract. Each such Parent Contract is legal, valid, binding, enforceable and in full force and effect against Parent and, to the Knowledge of Parent, the other parties thereto, except as enforceability may be limited by the Bankruptcy and Equity Exceptions and assuming the filings, notices, approvals and consents set forth on Schedule 5.3 are made or obtained, and shall continue as such immediately following the consummation of the Transactions. No such Parent Contract obligates Parent to process, manufacture or deliver products or perform services that are reasonably expected to result in a loss to Parent upon completion of performance.

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(c) No Person is currently renegotiating, or has the right to renegotiate, any amount paid or payable to or by Parent under any Parent Contract or any other term or provision of any Parent Contract.

5.13 Taxes. Each Parent Party has filed (or has had filed on its behalf) on a timely basis all material Tax Returns it is required to have filed prior to the date hereof, and all such Tax Returns are correct and complete in all material respects. All material Taxes required to have been paid by a Parent Party (whether or not shown on any Tax Return) have been paid on a timely basis.

5.14 Parent Party Information. None of the information supplied or to be supplied by Parent or any of its Subsidiaries or Affiliates expressly for inclusion or incorporation by reference: (i) in any Report on Form 8-K and any exhibits thereto of Parent filed with the SEC with respect to the Transactions and/or any agreements ancillary thereto or (ii) in the Public Disclosure Documents and/or any distributions to or communications with the holders of Parent Common Stock with respect to the Extension Proxy Solicitation, the Proxy Solicitation, the Warrant Tender Offer and/or the Redemption Offer, or in any amendment to any of the documents identified in (i) or (ii), will, (A) when filed, made available, distributed or communicated or (B) with respect to the information expressly provided for inclusion or incorporation by reference in the Extension Proxy Solicitation or the Proxy Statement, at the time of the applicable Special Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to any qualifications and limitations expressly set forth in the materials provided by Parent or that are included in such filings, distributions or communications). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to any information or statements supplied or made by or on behalf of the Company or the Members or any of their Affiliates.

5.15 Organizational Documents. Parent has made available to the Company through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or otherwise true, correct and complete copies of its certificate of incorporation and bylaws and the Trust Agreement (collectively, the “Parent Organizational Documents”), as amended through the date hereof. Parent is not in violation of any of the provisions of the Parent Organizational Documents. The copies of the organizational documents of Pubco and the Merger Subs have been made available to the Company reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

5.16 Subsidiary Obligations. Pubco and each of the Merger Subs has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and the other Transaction Documents to which it is a party and the Transactions, and, other than the Transaction Documents, Pubco and each of the Merger Subs has not agreed to and is not obligated to make, nor is bound by, any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy.

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5.17 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.18 Investigation. Each Parent Party acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. In entering into this Agreement, the Parent Parties have relied solely upon their own investigation and analysis and the representations and warranties regarding (i) the Company and its Subsidiaries expressly contained in Article III and (ii) the Members expressly contained in Article IV. Except for such representations and warranties, the Parent Parties acknowledge that none of the Seller Parties or any member or Representative of any of them or any Person acting on behalf of any of the foregoing makes or has made any other express or implied representation or warranty to the Parent Parties. The Parent Parties further agree that, absent fraud, none of the Company, any of its Subsidiaries, the Seller Parties or any Member or any other Person shall have or be subject to any liability to the Parent Parties or any other Person resulting from the distribution to a Parent Party, or a Parent Party’s use, of any information, including any information, document or material made available or provided to the Parent Parties or their Representatives in certain “data rooms,” management presentations, offering or information memoranda or any other form in expectation of the transactions contemplated hereby, except for the remedies of the Parent Parties set forth herein. Without limitation, in connection with the Parent Parties’ investigation of the Company, its Subsidiaries and their business, the Parent Parties have received from or on behalf of the Company and its Subsidiaries and/or the Members certain projections, including projected statements of operating revenues and income from operations of the business of the Company and its Subsidiaries and certain business plan information for such fiscal years. The Parent Parties acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Parent Parties are familiar with such uncertainties, that the Parent Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Parent Parties shall not have any claim against the Company, any of its Subsidiaries, the Members or any Representative of any of them and/or any Person acting on behalf of any of the foregoing with respect thereto.

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Article VI
ADDITIONAL AGREEMENTS

6.1 Access to Properties and Records. From the date of this Agreement until the Closing Date, the Seller Parties shall, and shall cause the Subsidiaries of the Company to (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) afford to Parent and its Representatives reasonable access, upon reasonable notice and during times mutually convenient to Parent and senior management of the Company to the assets, properties (provided that such access shall not permit Parent or its Representatives to conduct any environmental testing), books and records of the Company and its Subsidiaries, including reasonable financial and operating data and other information about the Company and its Subsidiaries and their respective businesses as presently conducted and presently proposed to be conducted in the future, as Parent and its Representatives may reasonably request; provided that, (a) all requests for such access shall be directed to a Designated Contact, (b) prior to the Closing Date Parent shall not (and shall cause its Representatives not to) contact any partner, member, equityholder, officer, manager, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of the Company or any of its Subsidiaries regarding the Company or any of its Subsidiaries, their business or the Transactions, in each case, without the prior written consent of a Designated Contact, and (c) nothing herein shall require the Company to provide access to, or disclose information to, Parent or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, would (i) jeopardize any attorney-client or other legal privilege, including the attorney-client privilege or the attorney work product privilege or (ii) contravene any applicable Law, fiduciary duty or Contract to which Parent or any of its Subsidiaries are a party. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify in any way any representation or warranty of any Seller Party contained herein (or in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to or made with a Parent Party pursuant hereto), the conditions to the obligations of the Parties to consummate the Transactions or the indemnification obligations of any Person hereunder.

6.2 Interim Covenants of the Seller Parties. From the date of this Agreement until the Closing, except to the extent expressly required or permitted by this Agreement, as required by applicable Law or the regulations or requirements of any Governmental Authority applicable to the Company or any of its Subsidiaries, as otherwise consented to by the Parent Designated Contact (which consent shall not be unreasonably conditioned, withheld or delayed), or as otherwise set forth in Schedule 6.2, the Seller Parties shall, and shall cause the Subsidiaries of the Company to, use their commercially reasonably efforts to (i) keep intact the Company, its Subsidiaries and their respective businesses, as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Company’s or any of its Subsidiaries’ businesses as the same is presently being conducted; (ii) keep available the services of the directors, officers, employees, independent contractors and agents of the Company and its Subsidiaries, maintain the Company’s and its Subsidiaries’ insurance policies as currently in effect, retain and maintain good relationships with the Company’s and its Subsidiaries’ customers and maintain the Company’s and its Subsidiaries’ assets and the Facilities in good condition (ordinary wear and tear excepted); (iii) perform their obligations under the Contracts and comply with Laws; and (iv) maintain the goodwill and reputation associated with the Company and its Subsidiaries; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of the immediately succeeding sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement, as required by applicable Law or the regulations or requirements of any Governmental Authority applicable to the Company or any of its Subsidiaries, as otherwise consented to by the Parent Designated Contact, (which consent shall not be unreasonably conditioned, withheld or delayed), or as otherwise set forth in Schedule 6.2, the Company shall not, the Members shall cause the Company not to, and the Company shall cause each of its Subsidiaries not to, cause, authorize or permit any of the Company or its Subsidiaries to:

(a) adopt or propose any change to the operating agreement or other organizational documents of the Company or any of its Subsidiaries;

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(b) merge or consolidate the Company or any of its Subsidiaries with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c) sell, lease or dispose of or make any Contract for the sale, lease or disposition of, or make subject to any Encumbrance (other than Permitted Encumbrances), any of the Company’s or its Subsidiaries’ properties or assets, including the Owned Company Properties, in each case other than (A) in the ordinary course consistent with past practices or (B) sales, leases or dispositions made in connection with any transaction among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(d) make any payments to or on behalf of, or transfer assets to, or assume, indemnify or incur liabilities for the benefit of, any Member or any of their Related Persons (including, for the avoidance of doubt, any management fees, professional advisor costs and expenses and any transaction bonuses relating to the Transactions), in each case, in excess of the fair market value of the goods or services received by the Company and its Subsidiaries in exchange therefor, except, in each case, for (A) advancements, or obligations to reimburse, expenses or travel allowances and similar items in the ordinary course of business, (B) remuneration for services rendered in the ordinary course of business as an employee, manager, director or officer (including benefits under Benefit Plans) and (C) cash distributions made by the Company or any of its Subsidiaries with respect to the payment by any such Person of Taxes with respect to taxable income of the Company or any of its Subsidiaries allocated to such Person;

(e) waive, release or discount any amount or obligation owed to the Company or its Subsidiaries by a Member or any of their Related Persons;

(f) (A) grant any salary increase to, or increase the draw of, any of the Company Employees, except: (1)  in the ordinary course of business consistent with past practice, (2) in accordance with the existing terms of Contracts entered into prior to the date of this Agreement or (3) consistent with the terms of the Employment Agreements, (B) enter into any new, or amend or alter any existing, Benefit Plan, trust agreement or other similar or analogous arrangement, or any employment or consulting agreement, except any employment or consulting agreement providing for annual base salary or consultant compensation of less than $100,000 per annum, or (C) hire, terminate (other than for cause), promote or change the classification or status of any Company Employee in each case other than in the ordinary course of business or as required by applicable Law or the terms of any Benefit Plan as in effect as of the date hereof;

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(g) incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

(h) enter into any leases of real property having annual rent in excess of $10,000;

(i) enter into any leases of equipment and machinery except in the ordinary course of business;

(j) enter into any Contract (i) that would be required to be listed on Schedule 3.14(a) or Schedule 3.17 had it been entered into prior to the date hereof or (ii) in which any Related Person (other than the Company or any of its Subsidiaries) has any beneficial interest, in each case other than customer Contracts entered into in the ordinary course consistent with past practices;

(k) materially amend or prematurely terminate, or waive any material right or remedy under, any Contract except in the ordinary course of business;

(l) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable;

(m) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests or other equity securities of the Company or any of its Subsidiaries;

(n) redeem, purchase or otherwise acquire, directly or indirectly, any membership interests or other equity securities of the Company or any of its Subsidiaries or any option, warrant or other right to purchase or acquire any membership interests or other equity securities, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, membership interest or other property) with respect to such membership interests or other equity securities;

(o) pay or apply any of the Company’s or its Subsidiaries’ assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of a Related Person;

(p) change any of its methods of accounting or accounting practices, except as may be required by GAAP or applicable Law;

(q) commence or settle any Proceedings involving payments in excess of $25,000 individually or $100,000 in aggregate;

(r) make, amend or revoke any election with respect to Taxes, amend any Tax Return, change any accounting method relating to Taxes, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any Tax Liability;

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(s) loan or advance any money or other property to any current or former director, manager, officer or Company Employee, in each case, other than as required by Law or the terms of any Benefit Plan in existence on the date hereof; or

(t) agree or commit to do any of the foregoing.

Nothing in this Agreement shall give the Parent Parties, directly or indirectly, rights to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

6.3 Publicity and Disclosure.

(a) Parent, the Chart Representative and the Members’ Representative shall mutually agree as to the form and substance of any press release, publicity or other public communication related to the Transaction Documents or the Transactions. No Party nor the Members’ Representative nor the Chart Representative shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously agreed to by Parent, the Chart Representative and the Members’ Representative; provided, that the Parent Parties and their Representatives may discuss this Agreement, and the terms and conditions hereof, with holders of Parent Common Stock. Notwithstanding the foregoing, nothing contained herein shall prohibit any Party or the Members’ Representative or the Chart Representative from making any disclosure that such Person in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules.

(b) The Company, the Members’ Representative and each of the Members hereby agree that each shall hold, that the Company shall cause its Subsidiaries to hold, and that each shall use its best efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Parent Confidential Information except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known without violation of Law or any confidentiality obligation by the Person receiving such Parent Confidential Information or (iii) in the public domain through no fault of the receiving Person. In the event that the Transactions are not consummated, the Company, the Members’ Representative and each of the Members shall, the Company shall cause its Subsidiaries to, and each shall cause their respective Representatives to, promptly deliver to Parent all copies of Parent Confidential Information to the extent concerning the Parent Parties or any of their respective Representatives and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(c) The Parent Parties hereby agree that each shall hold, and that each shall use its best efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Seller Confidential Information except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known without violation of Law or any confidentiality obligation by the Person receiving such Seller Confidential Information or (iii) in the public domain through no fault of the receiving Person. In the event that the Transactions are not consummated, the Parent Parties shall, and each shall cause their respective Representatives to, promptly deliver to the Members’ Representative all copies of Seller Confidential Information to the extent concerning the Seller Parties or any of their respective Representatives and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

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6.4 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is reasonably expected to cause any representation or warranty of such Party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of such Party to comply with in any material respect any covenant or agreement to be complied with or satisfied by such Party hereunder, in the case of each of (i) and (ii) above, to the extent that such party becomes aware of such matter, or, in the case of the Company, to the extent of the Company’s Knowledge of such matter. The delivery of any notice pursuant to this Section 6.4 shall not be deemed to (x) modify the representations or warranties hereunder of any Party, (y) modify the conditions set forth in Article VII or Article VIII or (z) limit or otherwise affect the remedies available hereunder to the Parties.

6.5 Tax Matters.

(a) Post-Closing Tax Returns. Pubco at the direction of the Chart Representative shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company and its Subsidiaries after the Closing Date for a taxable period beginning before the Closing Date (each a “Parent Prepared Return”). The cost of preparation of Parent Prepared Returns shall be paid by the Company at the direction of the Members’ Representative. To the extent any Tax shown as due on any Parent Prepared Return is payable by the Members (including by reason of the indemnification obligations of the Members hereunder), (A) each such Parent Prepared Return shall be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Tax Law or the change from prior practice would not increase the amount of Tax payable by the Company or its Subsidiaries for which the Members are obligated to indemnify the Indemnified Parties pursuant to Section 9.1, (B) each such Parent Prepared Return shall be provided to the Members’ Representative for review at least fifteen (15) days before the due date for filing such Parent Prepared Return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing) and (C) the Members’ Representative shall have the right to review and comment on each such Parent Prepared Return before filing. Pubco shall make such revisions to the Parent Prepared Returns as are reasonably requested by the Members’ Representative. The Members shall include any income, gain, loss, deduction or other Tax items for the Company and its Subsidiaries on their Tax Returns in a manner consistent with the Schedules K-1 furnished to the Members with respect to the Company and its Subsidiaries and fully satisfy any Tax liabilities arising from such inclusion.

(b) The Parties shall, to the extent permitted by applicable Law, treat the taxable period of the Company and its Subsidiaries as ending at the close of business on the Closing Date. For purposes of this Agreement, Company Taxes incurred with respect to a taxable period that includes, but does not end on, the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax that would be payable if the relevant taxable period ended at the close of business on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries.

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(c) The Members’ Representative, the Members, the Company, the Chart Representative and Parent Parties shall cooperate, and the Company shall cause its Subsidiaries to cooperate, as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Tax Returns as provided herein and any Proceeding with respect to Taxes and preparation of financial statements. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Members’ Representative, the Chart Representative, the Parent Parties and the Company shall, and the Company shall cause its Subsidiaries to, (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations (including waivers and extensions) for assessment of Taxes to which such books and records are relevant and (ii) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow such other Party to take possession of or copy such books and records.

(d) The Company shall, and shall cause its Subsidiaries to, cause all obligations that it or any of its Subsidiaries has under all Tax sharing agreements or similar agreements to be terminated on or before the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any Liability thereunder.

(e) Any Party who receives any notice of a pending or threatened Tax Proceeding against or with respect to the Company or any of its Subsidiaries that may give rise to Liability of another Party hereto, shall promptly notify such other Party (and if such Party is a Parent Party, the Chart Representative) after receipt of such notice; provided, however, that any failure on the part of a Parent Party to so notify the Members’ Representative shall not limit any of the obligations of any of the Members or the Members’ Representative, or any of the rights of any Indemnified Party, under Article IX (except to the extent, and only to the extent, that such failure increases the costs or liability of the Indemnifying Party under Article IX). The Parties each agree to consult with and to keep the other Parties informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability of such other Parties (including indemnity obligations hereunder). Pubco shall have the right to control all Tax Proceedings relating to the Company or any of its Subsidiaries, except that in the event such Tax Proceeding pertains to items reportable on income Tax Returns of the Company or any of its Subsidiaries (or any of the Members) for taxable periods ending on or before the Closing Date, the Members’ Representative shall have the right to conduct any such Tax Proceeding through counsel of the Members’ Representative’ choice in the same manner, and subject to the same limitations, as provided in Sections 9.2(a) and 9.2(b); provided, however, that Pubco and the Chart Representative shall be entitled to participate in any Tax Proceeding conducted by the Members’ Representative, at Pubco’s sole expense, and the Members’ Representative may not settle or compromise any such Tax Proceeding without the prior written consent of Pubco and the Chart Representative (which consent may not be unreasonably withheld, conditioned or delayed). No Parent Party nor the Company or any of its Subsidiaries shall enter into any agreement with the relevant Taxing Authority pertaining to such income Tax Proceeding conducted by the Members’ Representative without the written consent of the Members’ Representative, which consent shall not unreasonably be withheld, conditioned or delayed. To the extent not inconsistent with this Section 6.5, the provisions of Article IX shall govern the manner in which Tax Proceedings are conducted and resolved.

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6.6 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any Person that is not a Party in connection with (i) any of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties shall, and the Company shall cause its Subsidiaries to, reasonably cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably requested in connection with such contest or defense, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party (except to the extent that the contesting or defending Party is entitled to indemnification therefor pursuant to Article IX below).

6.7 Reasonable Efforts.

(a) Each Party, including the Members’ Representative and the Chart Representative, agrees to use all reasonable efforts promptly to take, or cause to be taken, and the Company shall cause its Subsidiaries to take, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private third parties required to consummate the Mergers and the other matters contemplated hereby, (ii) provide such other information and communications to such Governmental Authorities or other public or private Persons as the other Party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith, and (iii) consummate and make effective the Transactions, including the satisfaction, but not waiver, of all conditions hereto; provided that the foregoing shall not require acceptance by the Parent Parties or the Seller Parties of any mitigation arrangement or any condition required or imposed on the Parent Parties or their Affiliates, the Members and/or the Company or its Subsidiaries that are unacceptable to the Parent (on behalf of the Parent Parties) or the Members’ Representative (or behalf of the Seller Parties), each in its sole discretion. Notwithstanding anything to the contrary in this Section 6.7(a), the Parent Parties, on the one hand, and the Seller Parties, on the other hand, shall each keep the other Party reasonably and promptly informed of any and all material written and oral communications from any Governmental Authority, or any such other public or private Person, regarding the Extension and the Extension Documents and regarding the Transactions or otherwise relating to this Agreement or any of the other Transaction Documents.

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(b) Each of the Parties shall cooperate reasonably with each other in connection with the performance of Section 6.7(a), and to the extent reasonably practicable and permitted by applicable Law and the applicable Governmental Authority, all discussions, telephone calls and meetings with a Governmental Authority regarding the Transactions shall include Representatives of the Company and Parent. Notwithstanding the foregoing or anything in this Agreement to the contrary, it is expressly understood and agreed that (i) no Party shall have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body and (ii) nothing shall require any Parent Party or any Seller Party to accept or permit any Subsidiary of the Company to accept, without Parent’s and the Members’ Representative’s consent, any requirement, condition or arrangement imposed upon the Members, the Parent Parties, the Company or any of its Subsidiaries or their respective business operations as a condition to obtaining approval or resolving any objection of a Governmental Authority or other public or private Persons with respect to the Transactions, in each case to the extent that such actions, requirements, conditions or arrangements are unacceptable to Parent or the Members’ Representative, each in its sole discretion.

(c) The Parties and the Members’ Representative and the Chart Representative shall make all other necessary and appropriate filings with applicable agencies of the U.S. Government, including, if appropriate, submission of notification of the Transactions to the U.S. Department of State at least sixty (60) days in advance of the Closing pursuant to 22 C.F.R. § 122.4(b).

(d) Subject to the provisions of Sections 6.7(a)-(c) above, none of the Parties shall take any action that would reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Authority.

(e) Promptly following the date hereof, the Executive Employees and Parent shall each negotiate the Employment Agreements in good faith consistent with the terms set forth in Section 7.6(f).

6.8 Intentionally Omitted.

6.9 Rule 14d-10(d) Matters. Prior to the closing of the Warrant Tender Offer, Parent shall take all such steps as may be required to cause each “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act entered into by Parent or a subsidiary of Parent (including Pubco and the Merger Subs) with any officer, director or employee pursuant to which consideration is payable to such officer, director or employee to be approved in accordance with the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

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6.10 Payment of Obligations. Prior to the Closing, each of the Members and their respective Affiliates and each of the officers, directors, employees and Affiliates of the Company and each of its Subsidiaries shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company or any of its Subsidiaries, as applicable, in each case other than as set forth on Schedule 6.10.

6.11 No Solicitation; No Trading.

(a) No Seller Party shall, and the Company shall cause its Subsidiaries not to, and each Seller Party shall cause its Representatives not to, solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including by way of providing any non-public information concerning the Company or its Subsidiaries, their businesses or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license or lease (i) all or a substantial portion of the Company’s or any of its Subsidiaries’ business or assets, or (ii) the Company’s or any of its Subsidiaries’ membership interest or other equity securities, in each case whether by equity purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Seller Competing Transaction”). Each Seller Party shall, and each Seller Party shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Seller Competing Transaction, and shall promptly provide Parent with an oral or a written notice of any expression of interest, proposal or offer relating to a possible Seller Competing Transaction that is received by such Seller Party, any Subsidiaries of the Company or, to the Knowledge of the Company or the knowledge of any Member, any of their respective Representatives from any Person, which notice shall contain the nature of the proposal and the material terms of the proposal. Each Seller Party represents and warrants to the Parent Parties that this Section 6.11(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which any Seller Party, its Affiliates or the Company’s or any of its Subsidiaries’ officers, employees, agents or Affiliates are currently bound.

(b) No Parent Party shall, and each shall cause its Representatives not to, make or initiate any submission of interest, offer, inquiry or proposal (or consider or entertain any of the foregoing) to any Person, initiate or participate in any negotiations or discussions or commence or conduct any due diligence investigation, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to the acquisition, purchase, license or lease by any Parent Party of (i) all or a substantial portion of the business or assets of any Person, or (ii) the membership interests, capital stock or other equity securities of any Person, in each case whether by equity purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise and in each case intended by Parent to be an alternative to the Transactions (any of the foregoing, a “Parent Competing Transaction”). The Parent Parties shall, and shall cause their respective Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with the Seller Parties) relating to a possible Parent Competing Transaction, and shall promptly provide the Members’ Representative with an oral or written notice of any expression of interest, proposal or offer relating to a possible Parent Competing Transaction that is received by a Parent Party or, to the knowledge of Parent, any of their respective Representatives from any Person, which notice shall contain the nature of the proposal and the material terms of the proposal. The Parent Parties each represent and warrant to the Seller Parties that this Section 6.11(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which a Parent Party or any of their respective officers, employees, or agents is currently bound. Notwithstanding anything in this Agreement to the contrary, the foregoing prohibitions shall not apply to (A) any activities taken by or on behalf of The Chart Group, L.P., Cowen Investments LLC or any of their Affiliates that are not on behalf of or with respect to a Parent Party or (B) any activities taken by or on behalf of a Parent Party in connection with any transaction that would be in addition to, and not in lieu of, the Transactions and with respect to which no Parent Party has incurred, or become obligated to incur or reimburse, any cost or expense.

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(c) Each of the Seller Parties acknowledges and agrees that each is aware, and that the Subsidiaries of the Company are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of a Parent Party, will be advised) of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a public company. The Members’ Representative and each of the Seller Parties hereby agrees that, while any of them are in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of Parent, communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.12 Security Clearances. The Seller Parties (i) shall ensure that each of DSS and any other Governmental Authority responsible for the maintenance of the Company’s and its Subsidiaries’ facility security clearances, if any, shall not terminate, suspend, revoke or in any way materially change either the Government Contracts with the Company or any of its Subsidiaries or the Company’s or its Subsidiaries’ facility security clearance with respect to such Government Contracts as a result of this Agreement or the consummation of the Transactions, and (ii) from the date of this Agreement and until the Closing, shall continue to take any and all requisite steps to and otherwise cause each of the Seller Parties (as applicable) to obtain or retain the requisite facility and personnel security clearances to own and operate the Company and its Subsidiaries (and any successor thereto) and its business as currently conducted and as currently contemplated to be conducted without delay or interruption.

6.13 Registration Statement; Proxy Statements; Special Meetings.

(a) As soon as is reasonably practicable after receipt by Parent and Pubco from the Company of all financial and other information relating to the Company as Parent and Pubco may reasonably request, (i) Parent shall prepare with the assistance of the Company and file with the SEC under the Exchange Act the proxy statement/prospectus (as amended, the “Proxy Statement”) for the purpose of soliciting proxies (the “Proxy Solicitation”) from holders of Parent Common Stock for the matters to be acted upon at the Special Meeting and providing such holders an opportunity to have their shares of Parent Common Stock redeemed (the “Redemption Offer”) in conjunction with the stockholder vote on the Required Approval Matters and (ii) Pubco shall prepare with the assistance of the Company and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Pubco Common Stock and Pubco Warrants (and the shares of Pubco Common Stock issuable upon the exercise of such Pubco Warrants) to be issued to the Members and the holders of Parent Common Stock and Parent Warrants pursuant to the Mergers. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote, at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) this Agreement and the Transactions, (ii) an equity incentive plan, in form an substance reasonably acceptable to Parent and the Members’ Representative, for the benefit of the Company’s employees (including its executive officers) and non-employee directors, to become effective upon the Closing and providing for the issuance of up to seven and one-half percent (7.5%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing, giving effect to any stockholder redemptions occurring prior to or concurrently with the Closing and the payment of the Per Company Unit Consideration payable at the Closing pursuant to Article I, (iii) such other matters as the Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, (the approvals described in clauses (i) through (iii) of this Section 6.13(a), collectively the “Required Approval Matters”), and (iv) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Parent (collectively, the “Parent Voting Matters”). Parent and Pubco, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement or Proxy Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to become effective. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to the holders of Parent Common Stock.

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(b) If Parent reasonably believes that the Closing will most likely not occur prior to March 13, 2015, but that the Parties are reasonably capable of causing the Closing to occur after March 13, 2015 but prior to the 180th day after the date of this Agreement, and so long as any of the Selling Parties are not in material breach of this Agreement (which breach has not been cured), (i) Parent shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies (the “Extension Proxy Solicitation”) from the holders of Parent Common Stock to approve, at a special meeting of the holders of Parent Common Stock (the “Extension Special Meeting”), an amendment to Parent’s amended and restated certificate of incorporation to extend the deadline for Parent to consummate its initial business combination (and, if applicable, each amendment set forth therein) (the “Extension”), and providing such holders with a Redemption Offer in connection therewith (the “Extension Proxy Statement”) and (ii) the Warrant Offerors shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase all of the outstanding Parent Warrants (the “Extension Warrant Tender Offer”) for cash at a purchase price of $0.30 per warrant. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Extension Proxy Statement and shall otherwise use reasonable best efforts to cause the Extension Proxy Statement to be approved by the SEC for mailing to the holders of Parent Common Stock as promptly as practicable. The Warrant Offerors, with the assistance of Parent and the Company, shall (x) file with the SEC documents substantially similar in form and substance to the documents they filed in connection with the tender offer they commenced in August 2014 (such documents that are filed hereafter, the “Extension Warrant Tender Offer Documents”) and (y) promptly respond to any SEC comments on the Extension Warrant Tender Offer and shall otherwise use reasonable best efforts to cause the Extension Warrant Tender Offer to be approved by the SEC.

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(c) Parent and Pubco, as applicable, shall also take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Extension, the Registration Statement, the Special Meeting and the Redemption Offer. Parent and the Company shall each promptly correct any information provided by it for use in the Extension Proxy Statement and the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Parent shall amend or supplement the Extension Proxy Statement and the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Parent and Pubco, as applicable, shall provide the Seller Parties with copies of any written comments, and shall inform them of any material oral comments, that any Parent Party or any of their respective Representatives receive from the SEC or its staff with respect to the Extension Proxy Solicitation, the Registration Statement, the Proxy Solicitation or Redemption Offer promptly after the receipt of such comments and shall give the Seller Parties a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following approval by the SEC, Parent shall distribute the Extension Proxy Statement (if applicable), and as soon as practicable following the effectiveness of the Registration Statement, Parent and Pubco shall distribute the Proxy Statement, in each case, to the holders of Parent Common Stock and, pursuant thereto, shall call the applicable Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the approval of the Extension Proxy Statement by the SEC or the effectiveness of the Registration Statement, respectively. Parent, acting through its board of directors, shall include in the Extension Proxy Statement and the Proxy Statement, as the case may be, the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the Extension or the Parent Voting Matters, as the case may be, and shall otherwise use reasonable best efforts to obtain such stockholder approval, including by soliciting proxies from the holders of Parent Common Stock to vote in favor of the Extension or the Parent Voting Matters, as the case may be.

(e) Parent and Pubco, as applicable, shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, their respective organizational documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, the Registration Statement and the Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the applicable Special Meeting and Redemption Offer (and in the consummation of the Extension and the Transaction, as applicable, upon receipt of the requisite stockholder approval).

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6.14 Warrant Tender Offer.

(a) As soon as is reasonably practicable after the date hereof, the Warrant Offerors shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase up to 3,746,150 (reduced by one Public Warrant for every two Public Warrants validly tendered in the Extension Warrant Tender Offer) of the outstanding Parent Warrants (the “Warrant Tender Offer”) for cash at a purchase price of $0.60 subject to the satisfaction of the conditions set forth in Appendix C. The Warrant Offerors initially deposited an aggregate of $2,250,000 with Continental Stock Transfer & Trust Company into a segregated escrow account, which funds (less $2,310 used for a prior tender offer for Parent Warrants in September 2014) shall be used for the purchase of the Parent Warrants validly tendered in the Warrant Tender Offer. The Warrant Offerors shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Tender Offer Statement on Schedule TO (together will all amendments and supplements thereto, the “Schedule TO”), which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the “Warrant Tender Offer Documents”) for the purpose of conducting the Warrant Tender Offer. The Company, its Subsidiaries and the Parent Parties shall furnish to the Warrant Offerors all information concerning the Company, its Subsidiaries and the Parent Parties, including a description of their businesses, management, operations and financial condition, as reasonably requested by the Warrant Offerors and required to be set forth in the Warrant Tender Offer Documents. The Seller Parties, Parent and their respective counsel shall be given an opportunity to review and comment on the Warrant Tender Offer Documents prior to their filing with the SEC. The Warrant Offerors, with the assistance of the Company and Parent, shall promptly respond to any SEC comments on the Warrant Tender Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. The Warrant Offerors shall promptly distribute the completed Warrant Tender Offer Documents to the holders of the Parent Warrants and, subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Parent Warrants validly tendered pursuant to the Warrant Tender Offer. The Warrant Offerors may, to the extent permitted by the applicable tender offer rules promulgated by the SEC (the “Tender Offer Rules”), extend the Warrant Tender Offer from time to time to a date no later than the then anticipated Closing Date.

(b) On the date the Warrant Offerors file the Schedule TO with the SEC or as promptly as reasonably practicable thereafter, Parent shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) and (ii) disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Laws. The Company, the Parent Parties and the Warrant Offerors will correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading, and the Parent Parties will take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Parent Warrants, in each case as and to the extent required by applicable Laws. Parent shall give the Seller Parties, the Warrant Offerors and their respective counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC. In addition, Parent shall provide the Seller Parties, the Warrant Offerors and their respective counsel with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. The Seller Parties, the Warrant Offerors and their counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company, the Warrant Offerors and their respective counsel.

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6.15 Required Disclosures.

(a) The Parties and the Warrant Offerors shall comply in all material respects with the applicable U.S. federal securities Laws, including the Tender Offer Rules, in the preparation, filing and distribution of the Public Disclosure Documents, the conduct of the Proxy Solicitation, the conduct of the Warrant Tender Offer and the purchase of the Parent Warrants under the Warrant Tender Offer. The Parties and the Warrant Offerors shall ensure that the Public Disclosure Documents (i) do not, as of the date that they are first distributed to holders of Parent Common Stock or Parent Warrants, as applicable, and as of the date of the Special Meeting or the closing of the Warrant Tender Offer, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and (ii) contain substantially the same financial and other information about the Parent Parties, the Company and its Subsidiaries as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the Tender Offer Rules.

(b) The Company acknowledges that a substantial portion of the Public Disclosure Documents will include disclosures regarding the Company and its Subsidiaries and their businesses, management, operations and financial condition. Accordingly, the Company agrees to (i) provide, as promptly as practicable, Parent and the Warrant Offerors with such information as shall be reasonably requested by Parent and the Warrant Offerors for inclusion in or attachment to the applicable Public Disclosure Document to be filed and/or mailed as of and following the commencement of the Proxy Solicitation or Warrant Tender Offer and (ii) ensure that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The Company understands that such information shall be included in the Public Disclosure Documents and/or responses to comments from the SEC or its staff in connection therewith. The Company shall, and shall cause each of its Subsidiaries to, make its directors, managers, officers and employees available to Parent, the Warrant Offerors and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.16 Post-Closing Contribution. Promptly after the Effective Time, after satisfying the Permitted Parent Leakage, Parent shall distribute the remaining Trust Fund monies and any other cash held by Parent (less necessary reserves as determined by the Pubco Board) to Pubco, and Pubco shall contribute such monies together with any other cash held by Pubco (less necessary reserves as determined by the Pubco Board) to the Company, and the Expenses of Parent and the other Parties shall be paid in accordance with Section 12.8.

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6.17 Further Assurances. The Parties shall, and the Company shall cause its Subsidiaries to, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by another Party to consummate, and to effect the other purposes of, this Agreement, including, without limitation, the Mergers. From and after the Closing, the Company shall use its commercially reasonable efforts to obtain the release of the guaranties by any Member or any Related Person of such Member of any Contract or Indebtedness of the Company or any of its Subsidiaries, provided, however that no Parent Party shall be required to incur any out-of-pocket costs or other Liabilities in connection with such releases.

6.18 Directors & Officers Indemnification.

(a) For a period of six (6) years after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six year anniversary of the Closing Date), unless otherwise required by applicable Law and subject to Section 1.5, the certificate of formation and limited liability company agreement (or equivalent organizational documents) of the Company and its Subsidiaries with respect to indemnification, exculpation and advancement of expenses shall not be amended or altered. Pubco, the Company and its Subsidiaries shall indemnify, and advance expenses to, each present and former director, manager or officer of the Company and each of its Subsidiaries (collectively, the “D&O Indemnified Parties”), in respect of actions, omissions or events through the Closing Date to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any D&O Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.18(a) after the Closing Date, Pubco, the Company and each of its Subsidiaries shall, to the fullest extent permitted by Law, promptly advance to such D&O Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith).

(b) The obligations under this Section 6.18 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.18 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.18 applies shall be third party beneficiaries of this Section 6.18 and shall be entitled to enforce the covenants contained herein).

6.19 Officers. The Parties shall take all necessary corporate action to appoint the officers of Pubco as set forth on Annex B hereto.

6.20 Interim Covenants of the Parent Parties. From the date of this Agreement until the Closing Date, except to the extent (a) expressly contemplated or permitted by this Agreement or the Extension Documents, (b) required by applicable Law or the regulations or requirements of any stock exchange or Governmental Authority applicable to a Parent Party, as applicable, (c) otherwise consented to by an instrument in writing signed by the Members’ Representative (which consent shall not be unreasonably conditioned, delayed or withheld), or (d) as otherwise set forth in Schedule 6.20, the Parent Parties shall conduct their business in the ordinary course in substantially the same manner heretofore conducted, use their commercially reasonable efforts to preserve substantially intact the Parent Parties and shall not:

(i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, capital stock or other equity securities of a Parent Party, in each case other than to a Parent Party or issuances pursuant to the exercise of Parent Warrants;

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(ii) adopt or propose any amendment to the operating agreement, certificate of formation or other organizational documents of Pubco or the Merger Subs or the Parent Organizational Documents;

(iii) merge or consolidate a Parent Party with any other Person or acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any other Person or purchase a material amount of assets of any other Person or any division or business thereof or effect any business combination, recapitalization or similar transaction;

(iv) deliver, pledge or sell, or propose or authorize the delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity securities of a Parent Party, or make any other agreements with respect to, any of its shares of capital stock or any other securities or adopt or implement any stockholder or member rights plan;

(v) permit any Parent Leakage other than Permitted Parent Leakage;

(vi) split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any membership interest, shares of its capital stock or any other securities;

(vii) enter into any new, or amend any existing, employment agreement or agreement with any independent contractor;

(viii) enter into, amend, terminate or waive any material right or remedy under any material contract or agreement (whether written or oral) including, without limitation, any lease of real property, equipment or machinery, and any contract or agreement that would have been a Parent Contract had it been entered into prior to the date hereof;

(ix) make any loans or advances to, or guarantees for the benefit of, any Person;

(x) create, incur or assume any Indebtedness, issue or sell any debt securities, guarantee any Indebtedness or debt securities of others or subject to any Encumbrance any property or asset;

(xi) in any material respect amend or otherwise modify, or otherwise allow to be amended or otherwise modified, the Trust Agreements or any other agreement relating to the Trust Funds;

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(xii) (A) establish, adopt or enter into any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other service providers of a Parent Party, (B) hire any employee or officer, or (C) make or grant any bonus to, or increase the compensation, severance or benefits, of any of the current or former directors, managers, or officers of a Parent Party;

(xiii) fail to timely file or furnish to or with the SEC and any applicable stock exchange (including, if such Parent Party is listed thereon, Nasdaq) all reports, schedules, forms, statements and other documents required to be filed or furnished; or

(xiv) agree or commit to do any of the foregoing.

Nothing in this Agreement shall give the Seller Parties, directly or indirectly, rights to control or direct a Parent Parties’ operations prior to the Closing. Prior to the Closing, the Parent Parties shall exercise, consistent with the terms of this Agreement, complete control and supervision of their and their Subsidiaries’ operations.

6.21 Documents and Information. After the Closing Date, Pubco and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the Members during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Pubco or the Company (or its Subsidiaries) without first advising the Members’ Representative in writing and giving the Members a reasonable opportunity to obtain possession thereof. Notwithstanding the foregoing in this Section 6.21, no Parent Party shall be liable to the Members for the Destruction of any such books, records or other documents destroyed at the direction of any Member.

6.22 Transaction Litigation. The Parent Parties shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against a Parent Party and/or its directors or executive officers relating to the Transactions. Each Parent Party agrees that it shall not, without the Company’s prior written consent, settle or offer to settle any litigation commenced prior to or after the date of this Agreement against such Parent Party or its directors, executive officers or similar persons by any stockholder of Parent relating to this Agreement, the Transactions, or any other transaction contemplated hereby unless such settlement will not result in: (i) the termination of this Agreement, (ii) the Parties not being able to operate in substantially the same manner after the Closing Date as it is anticipated that they will operate under the terms of this Agreement, (iii) a Material Adverse Effect with respect to the Company or (iv) a payment of any amount in excess of $1 million, exclusive of any insurance proceeds.

6.23 Nasdaq Listing. Pubco shall use its reasonable efforts to (i) cause the shares of Pubco Common Stock to be issued to the Members as provided in Article I, including the shares to be issued to the Members following the Closing pursuant to Section 1.15 and any Earnout Shares, to be approved for listing on Nasdaq upon issuance, and (ii) make all necessary and appropriate filings with Nasdaq and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

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6.24 Founders Registration Rights Agreement. The Parties hereby acknowledge and agree that, effective as of the Effective Time, automatically and without any further action by any of the Parties, all rights and obligations of Parent under the Registration Rights Agreement, dated as of December 13, 2012 (as amended, the “Founders Registration Rights Agreement”), by and among each of Parent, Chart Acquisition Group LLC, Cowen Investments LLC (as assignee of the Parent Common Stock of Cowen Overseas Investment LP) and the other Holders thereunder shall be assigned and delegated in full to Pubco, and any reference in the Founders Registration Rights Agreement to “Registrable Securities”, “Common Stock” or other securities of Parent shall include Pubco Common Stock, Pubco Warrants and any other applicable securities of Pubco.

Article VII
CONDITIONS TO THE PARENT PARTIES’ OBLIGATIONS

All obligations of the Parent Parties under this Agreement to consummate the Closing and the Transactions are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, to the extent permitted by Law, by Parent in writing.

7.1 Representations and Warranties. (A) The representations and warranties of the Seller Parties in Sections 3.1(a) (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.4 (Capitalization), 3.26 (Brokers), 4.1 (Authority for Agreement), 4.3 (Ownership), and 4.6 (Brokers) shall have been true and correct in all respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except for those representations and warranties that refer to facts existing at a specific date, in which case as of that date; and (B) all other representations and warranties of the Seller Parties in this Agreement shall have been true and correct (without giving effect to any limitation or exception as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct is not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

7.2 Performance. All of the covenants and agreements of this Agreement to be complied with, performed or satisfied by any Seller Party on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date.

7.3 No Injunction or Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Transactions or materially limiting or materially restricting the conduct or operation of the Company or any of its Subsidiaries following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending. There shall be no Proceeding of any nature, pending or threatened, against any Seller Party or any Subsidiary of the Company, their respective properties or any of their respective officers or directors that is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

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7.4 No Material Adverse Effect. There shall have been no effect, event or change that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

7.5 Governmental, Regulatory and Other Consents and Approvals. All confirmations, consents, assurances, approvals, assignments and actions of, filings with and notices to any Governmental Authority or other Person required to consummate the Transactions shall have been obtained.

7.6 Closing Deliveries of the Members and the Company. At the Closing, the Company and the Members, as appropriate, shall have performed and delivered the following, subject to waiver, in part or in full, by Parent:

(a) the Company shall have executed and delivered to Parent a certificate of its secretary, setting forth its certified operating agreement and resolutions of its managers (or other evidence reasonably satisfactory to Parent) authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, and certifying that (i) such operating agreement and resolutions have not been amended or rescinded and are in full force and effect, (ii) its officers executing this Agreement and the other Transaction Documents are incumbent officers and the specimen signatures on the certificate are their genuine signatures and (iii) the conditions specified in Sections 7.1, 7.2 and 7.4 have been satisfied;

(b) the Company shall have delivered to Parent a good standing certificate from the jurisdiction of its and each of its Subsidiaries’ organization and from each state in which it and each of its Subsidiaries is qualified to do business, each dated as of a date reasonably close to the date hereof;

(c) each of John G. Gulbin III and Tempus Intermediate Holdings, LLC shall have executed and delivered to Parent a Non-Competition Agreement in favor of Pubco and the Company in the form attached as Exhibit C hereto (the “Non-Competition Agreement”);

(d) the Company shall have delivered to Parent as of a date reasonably close to the date hereof Certificates of Insurance issued by the insurers under the then-current insurance policies of the Company and its Subsidiaries applicable to Pubco, certifying that (i) each such insurance policy is in full force and effect and (ii) Pubco has been added as an additional insured;

(e) each Member or (in the case of a Member that is an entity disregarded as separate from its owner for federal Tax purposes pursuant to Treasury Regulations Section 301.7701-3 or Section 1361(b)(3) of the Code (or similar provisions of other Tax law, the owner of such entity) shall have delivered a Certification under the Foreign Investment in Real Property Tax Act of 1980, as amended, which (i) states that such Person is not a foreign person, (ii) sets forth such Person’s name, identifying number and home address (in the case of an individual) or office address (in the case of an entity), and (iii) is signed by such Person under penalties of perjury, meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2);

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(f) each of the Executive Employees shall have executed and delivered an employment agreement, in a form to be mutually agreed by the Executive Employees and Parent and providing for, among other things, (i) a customary non-competition covenant lasting until the later of the third anniversary of the Closing or the one-year anniversary of the applicable Executive Employee ceasing to be an employee, officer or director of the Company or any of its Subsidiaries and (ii) severance including one year of the applicable Executive Employee’s final salary in the event of termination by the Company without cause or by the applicable Executive for good reason (the “Employment Agreements”);

(g) each of the Members that is a married individual shall have delivered a consent executed by his or her spouse, approving and consenting to the Mergers and the other Transactions; and

(h) each Seller Party shall have delivered to Parent duly executed copies of each other Transaction Document to which such Seller Party is a party.

7.7 Required Parent Stockholder Approval. The Warrant Tender Offer shall have been completed, the Required Parent Stockholder Approval shall have been obtained and the Registration Statement shall have become effective.

7.8 Redemption Limitation. Upon the Closing, the Redemption Limitation shall not have been exceeded (the “Redemption Limitation Condition”).

7.9 Appointment to Board. The members of the board of directors of Pubco as set forth on Annex B shall have been elected or appointed to the board of directors of Pubco immediately following Closing in accordance with Annex B.

7.10 Minimum Asset Test. Immediately prior to the Closing, but after giving effect thereto, including any redemptions pursuant to the Redemption Offer, Parent and its Subsidiaries, together with the Company and its Subsidiaries, shall have, on a combined basis, net tangible assets of at least $5,000,000, plus an additional amount of unrestricted cash and cash equivalents sufficient to pay any accrued expenses of Parent, the Company and their respective Subsidiaries through the Closing and to provide Pubco and its Subsidiaries (including the Company) with sufficient working capital as of the Closing to enable them to pay for expenses required under contracts entered into by Parent, the Company or their respective Subsidiaries at or prior to the Closing, as they come due.

7.11 Contract Test. Prior to the Closing, the Company shall have entered into one or more fully executed and binding written Contracts which provide in the aggregate for no less than $100 million of revenues to be payable to the Company within twelve (12) months after the Closing Date, as calculated by reference to one or more of the following: (i) firm commitments to purchase goods or services from the Company as set forth in such Contracts, (ii) milestone payments to be paid to the Company as set forth in such Contracts, and (iii) the value of anticipated work amounts set forth in irrevocable work orders delivered to the Company under such Contracts.

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Article VIII
CONDITIONS TO THE COMPANY’S AND THE MEMBERS’ OBLIGATIONS

All obligations of the Company and each of the Members under this Agreement to consummate the Closing and the Transactions are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, to the extent permitted by Law, by the Members’ Representative in writing.

8.1 Representations and Warranties. (A) The representations and warranties of the Parent Parties in Sections 5.1 (Organization), 5.2 (Authority for Agreement), 5.5 (Capitalization), 5.6 (Listing), 5.7 (Trust Fund), and 5.9 (Brokers) shall have been true and correct in all respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except for those representations and warranties that refer to facts existing at a specific date, in which case as of that date; and (B) all other representations and warranties of the Parent Parties in this Agreement shall have been true and correct (without giving effect to any limitation or exception as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct is not reasonably expected to have either a Parent MAE or a Material Adverse Effect on the Company and its Subsidiaries and the Parent Parties (taken as a whole).

8.2 Performance. All of the covenants and agreements of this Agreement to be complied with or performed by a Parent Party on or before the Closing Date shall have been duly complied with or performed in all material respects on or before such date.

8.3 No Injunction or Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Transactions or materially limiting or materially restricting the conduct or operation of a Parent Party following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending. There shall be no Proceeding of any nature, pending or threatened, against a Parent Party, their respective properties or any of their respective officers or directors that is reasonably expected to have either a Parent MAE or a Material Adverse Effect on the Company and its Subsidiaries and the Parent Parties (taken as a whole).

8.4 No Material Adverse Effect. There shall have been no effect, event or change that, individually or in the aggregate, has had or is reasonably expected to have either a Parent MAE or a Material Adverse Effect on the Company and its Subsidiaries and the Parent Parties (taken as a whole).

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8.5 Governmental, Regulatory Consents and Approvals. All confirmations, consents, assurances, approvals, assignments and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been obtained.

8.6 Amended Pubco Charter. Pubco shall have filed with the Secretary of State of the State of Delaware an amendment and restatement of Pubco's certificate of incorporation in the form attached hereto as Exhibit B (the “Amended Pubco Charter”).

8.7 Closing Deliveries of the Parent Parties. At the Closing, the Parent Parties shall have performed and delivered the following, subject to waiver, in part or in full, by the Members’ Representative:

(a) Parent shall have executed and delivered to the Members’ Representative a certificate of its secretary, setting forth its and the other Parent Parties’ certified organizational documents and resolutions of its managers or directors and shareholders, as applicable, (or other evidence reasonably satisfactory to the Members’ Representative) authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, and certifying that (i) such organizational documents and resolutions have not been amended or rescinded and are in full force and effect, (ii) its and the other Parent Parties’ officers executing this Agreement and the other Transaction Documents are incumbent officers and the specimen signatures on the certificate are their genuine signatures and (iii) the conditions specified in this Sections 8.1, 8.2 and 8.4 have been satisfied;

(b) Parent shall have delivered a good standing certificate from the jurisdiction of its and each of its Subsidiaries’ organization and from each state in which it and each of its Subsidiaries is qualified to do business, each dated as of a date reasonably close to the date hereof;

(c) Officers and members of the board of directors of Pubco that are not set forth on Annex B shall have executed a written resignation effective immediately following the Closing; and

(d) Each Parent Party shall have delivered to the Seller Parties duly executed copies of each other Transaction Document to which such Parent Party is a party.

8.8 Required Parent Stockholder Approval. The Warrant Tender Offer shall have been completed, the Required Parent Stockholder Approval shall have been obtained and the Registration Statement shall have become effective.

8.9 Redemption Limitation. Upon the Closing, the Redemption Limitation shall not have been exceeded.

8.10 Appointment to Board. The members of the board of directors of Pubco as set forth on Annex B shall have been elected or appointed to the board of directors of Pubco effective immediately following Closing in accordance with Annex B.

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Article IX
INDEMNITY

9.1 Indemnification.

(a) From and after the Closing, Pubco covenants and agrees to indemnify, defend, protect and hold harmless the Members and their respective officers, directors, employees, members, assigns, successors and Affiliates (the “Seller Indemnified Parties”) from, against and in respect of all Damages suffered or incurred by such Person in connection with, resulting from or arising out of (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by a Parent Party set forth in this Agreement or in any certificate delivered to any Seller Party pursuant to this Agreement; and (ii) the breach of any covenant or agreement on the part of a Parent Party set forth in this Agreement or in any certificate executed and delivered by a Parent Party to any Seller Party pursuant to this Agreement.

(b) From and after the Closing, each of the Specified Members covenants and agrees to indemnify, defend, protect and hold harmless Pubco and its officers, directors, employees, members, assigns, successors and Affiliates (the “Parent Indemnified Parties”) from, against and in respect of all Damages suffered or incurred by such Person in connection with, resulting from or arising out of (whether or not, subject to the last sentence of this Section 9.1(b), involving a Third Party Claim): (i) the breach of any representation or warranty made by any Seller Party set forth in this Agreement or in any certificate delivered to a Parent Party pursuant to this Agreement; (ii) the breach of any covenant or agreement on the part of any Member and, with respect to any covenant or agreement requiring performance by the Company prior to the Closing, the Company set forth in this Agreement or in any certificate executed and delivered to a Parent Party by any Seller Party pursuant to this Agreement; (iii) any and all Liabilities for Taxes (x) in connection with or arising out of the Company’s or its Subsidiaries’ activities or business on or before the Closing Date (determined, with respect to taxable periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Section 6.5(b)), (y) owing by any Person (other than the Company and its Subsidiaries) for which the Company or any of its Subsidiaries is liable where the Liability of the Company or any of its Subsidiaries for such Taxes is attributable to an event or transaction occurring on or before the Closing Date, including (A) in respect of Taxes payable by any Member, (B) under Treasury Regulation Sections 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law ), (C) as a transferee or successor or (D) by Contract, or (z) resulting from a breach by any Seller Party of any provision of Section 6.5, except, in each case with respect to this clause (iii), to the extent that the amount of such Tax was reserved for on the Balance Sheet or is attributable to transactions undertaken in the ordinary course of business after the Balance Sheet Date for which there are reserves or accruals for Taxes on the Balance Sheet related to similar transactions; (iv) enforcing the indemnification rights of the Indemnified Parties hereunder; and (v) any Liabilities of the Company or any of its Subsidiaries arising from the conduct of any Tempus Jets Entity (other than Liabilities, if any, arising pursuant to or in connection with any Contract or transaction set forth on Schedule 6.10 or other Contracts between the Company or any of its Subsidiaries and a Tempus Jets Entity that (1) are on terms and conditions no less favorable to the Company or such Subsidiary than could have been obtained from an unrelated third party negotiated on an arm’s-length basis, (2) have been approved by the Chart Representative and the Parent Board or, after the Closing, the board of directors of Pubco or (3) were entered into at any time that no Member having a direct or indirect interest in such Tempus Jets Entity is an officer of the Company or any of its Subsidiaries, or after the Closing, Pubco or any of its Subsidiaries). Notwithstanding the foregoing and any other provision of this Agreement, the Parties agree that for purposes of the indemnification obligations of the Specified Members set forth in this Article IX, a breach of the covenant of the Company set forth in Section 6.15(b) hereof shall be indemnifiable only to the extent of Damages arising out of Third Party Claims. Each Member other than the Specified Members hereby agrees to indemnify each Specified Member for any amounts paid by such Specified Member under this Article IX with respect to Damages arising from a breach by such Member of a representation or warranty in Article IV. Notwithstanding anything in this Article IX to the contrary, the Parties agree that with respect to any obligation of the Specified Members to indemnify pursuant to clause (v) of the first sentence of this Section 9.1(b), Pubco shall proceed against each Specified Member in proportion to their respective direct or indirect ownership (including through trusts or other entities controlled by such Specified Member) in the applicable Tempus Jets Entity.

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9.2 Indemnification Procedures.

(a) In the event of the assertion or commencement by any Person of any Proceeding (whether against an Indemnified Party or against any other Person) with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Article IX, the Indemnifying Party shall have the right, at its election, to proceed with the defense of such Proceeding on its own (subject to the exceptions set forth in this Section 9.2(a)). The election by the Indemnifying Party to assume the defense of a Third Party Claim shall constitute a waiver by the Indemnifying Party, as between it and the Indemnified Party, of the right to dispute the obligation to indemnify the Indemnified Party in connection therewith, subject to the limitations set forth herein. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim the defense of which has been assumed by the Indemnifying Party and to employ counsel separate from the counsel employed by the Indemnifying Party, it being agreed, subject to the following sentence, that the Indemnifying Party shall control such defense and shall not be liable to the Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding anything to the contrary in this Agreement, if (i) the Indemnifying Party does not elect to assume the defense of such Third Party Claim, (ii) the named parties (including any impleaded parties) to a Proceeding in connection therewith include both the Indemnified Party (or any of its Related Persons) and the Indemnifying Party (or any of its Related Persons) and the Indemnified Party reasonably concludes, in consultation with counsel, that there is a conflict of interest between it and the Indemnifying Party (or any of its Related Persons), (iii) such Third Party Claim involves a charge of criminal liability, (iv) the Indemnified Party determines in good faith that the Damages which are reasonably likely to be incurred as a result of such Third Party Claim would exceed the remaining amount available under the limitation set forth in Section 9.4(b), (v) the Third Party Claim seeks, in addition to or in lieu of monetary damages, specific performance or any injunctive or other equitable relief, (vi) the Third Party Claim directly involves a material customer or supplier of the Company or any of its Subsidiaries or any Governmental Authority, (vii) an insurance carrier requires, as a condition to an Indemnified Party’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such carrier control the defense of such Third Party Claim (and such defense is controlled by such carrier), (viii) the Indemnifying Party is not reasonably, diligently and in good faith conducting a defense of the Third Party Claim or (ix) if the Indemnified Parties include a Parent Indemnified Party, the Third Party Claim involves a Proceeding contemplated by Section 6.5(e) to be controlled by a Parent Party; then, in any such case, following written notice to the Indemnifying Party, the Indemnified Party shall have the right to assume the defense thereof and the Indemnifying Party shall be liable for the fees and expenses of one separate counsel (together with one local counsel) selected by the Indemnified Party to represent the Indemnified Party in connection therewith.

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(b) The Indemnifying Party shall not effect, without the prior written consent of the Indemnified Party, any settlement, compromise or discharge of a Third Party Claim unless the same (x) involves an unconditional release of all claims against the Indemnified Party in form and substance satisfactory to the Indemnified Party, (y) is limited to the payment of monetary damages by the Indemnifying Party and (z) does not include any statement or admission as to fault, culpability, or failure to act by or on behalf of any Indemnified Party. If the Indemnified Party effects any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the Indemnifying Party, the amount of such settlement or compromise shall not be determinative of any Damages payable by the Indemnifying Party hereunder.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, then the Indemnified Party will cooperate with the Indemnifying Party and its counsel in the review, investigation and defense of any such claim, and shall, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with normal business operations, make available its personnel, and provide such access to its books and records as is reasonably requested by the Indemnifying Party or the Indemnified Party, as applicable, in connection therewith.

(d) In the event that any Indemnified Party desires to seek indemnification under this Article IX, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, which shall state the basis for such indemnification claim and, to the extent known or reasonably calculable, an estimate and calculation of the amount of Damages resulting therefrom; provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of any of the Indemnifying Party or any of the rights of any Indemnified Party, under this Article IX (except to the extent, and only to the extent, that such failure adversely prejudices the Indemnifying Party). If the Indemnifying Party disputes a claim for indemnification or any portion thereof, the Indemnifying Party shall notify the Indemnified Party in writing (which writing shall set forth the grounds for such objection) within ten (10) Business Days after its receipt of notice of such claim for indemnification, whereupon the Indemnified Party and Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the Indemnifying Party’s notice of such dispute, either the Indemnifying Party or the Indemnified Party may proceed with pursuing the remedies provided herein to resolve such dispute. In the event that no written notice disputing or objecting to such claim or any portion of such claim for indemnification is delivered by the Indemnifying Party prior to the expiration of the ten (10) Business Days in which the Indemnifying Party may dispute such claim for indemnification, the claim(s) stated by the Indemnified Party shall be conclusively deemed to be approved by the Indemnifying Party.

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(e) All Damages indemnifiable hereunder shall be payable by the Indemnifying Party to Pubco in cash; provided, that, (A) if the Specified Members are the Indemnifying Party, then at the election of the Indemnifying Party by written notice to the Indemnified Party, the amount of any Damages indemnifiable under Sections 9.1(b)(i), 9.1(b)(iii), 9.1(b)(iv) and 9.1(b)(v), as applicable (excluding any Damages resulting from a Willful Breach) may be satisfied by the cancellation of the number of shares of Pubco Common Stock held by the Specified Members, and (B) if Pubco is the Indemnifying Party, then in all cases the amount of any Damages indemnifiable under Section 9.1(a), shall be satisfied by the issuance of the number of shares of Pubco Common Stock to the Specified Members, in each case representing the number of shares of Pubco Common Stock that, when valued at the VWAP, has a value equal to the amount of such indemnifiable Damages.

(f) Except as otherwise set forth in this Agreement, no exercise of, nor failure to exercise, the rights set forth in this Section 9.2 shall constitute an election of remedies or limit such Indemnified Party’s other rights hereunder or otherwise. Notwithstanding anything to the contrary in this Agreement, (i) the aggregate liability of a Specified Member under, or related to, this Agreement shall in no event exceed such Specified Member’s Pro Rata Percentage of the Base Company Value, (ii) except with respect to a breach or inaccuracy of any representation or warranty made by a Specified Member in Article IV or a failure of such Specified Member to perform a covenant or agreement applicable to such Specified Member, no Specified Member shall have any liability in excess of his, her or its Pro Rata Percentage of any Damages recoverable under Section 9.1(b), and (iii) no Specified Member shall have any liability for any breach or inaccuracy of any representation or warranty made by any other Specified Member in Article IV or a failure of any other Specified Member to perform a covenant or agreement applicable to such other Specified Member. The term “Pro Rata Percentage” means with respect to each Specified Member, the proportion of the number of issued and outstanding Company Units held by such Specified Member immediately prior to the Closing as compared to the total number of Company Units held by all Specified Members immediately prior to the Closing. Nothing in this Section 9.2(f) shall prevent or prohibit a Party from seeking and/or obtaining specific performance or any other equitable remedy in accordance with Section 12.3. Any cash payment required under this Section shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by the payee.

(g) Notwithstanding anything to the contrary contained herein, (i) the Chart Representative shall have the sole right to act on behalf of Pubco and the other Parent Indemnified Parties (and their respective successors and assigns) with respect to any indemnification claims made pursuant to this Article IX, including bringing and settling any claims hereunder and receiving any notices on behalf of Pubco and the other Parent Indemnified Parties, and (ii) the Members’ Representative shall have the sole right to act on behalf of the Specified Members and the other Seller Indemnified Parties (and their respective successors and assigns) with respect to any indemnification claims made pursuant to this Article IX, including bringing and settling any claims hereunder and receiving any notices on behalf of the Specified Members and the other Seller Indemnified Parties.

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9.3 Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date, and shall thereafter expire. The limitations on survival set forth in this Section 9.3 shall not apply to (a) the representations and warranties set forth in Sections 3.1(a) (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.3 (No Violation to Result), 3.4 (Capitalization), 3.10 (Taxes), 3.26 (Brokers), 4.1 (Authority for Agreement), 4.2 (No Violation to Result), 4.3 (Ownership), 4.6 (Brokers), 5.1 (Organization), and 5.2 (Authority for Agreement), 5.3 (No Violation to Result), 5.5 (Capitalization), and 5.13 (Taxes), all of which shall survive until sixty (60) days after expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 3.16 (Anti-Corruption Laws; Certain Regulatory Matters), which shall survive until the date six (6) years from the Closing Date, (c) the representations and warranties set forth in Section 3.8 (Employee Benefit Plans), Section 3.14 (Government Contracts and Bids) and Section 3.18 (Environmental and Safety Matters), which shall survive until the date three (3) years from the Closing Date or (d) claims based on criminal matters, fraud or Willful Breach, which shall survive without limitation. No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided that, any representation, warranty or covenant with respect to which a claim has been made for a breach thereon prior to any of the foregoing dates shall, only with respect to such claim, survive until such claim is resolved.

9.4 Limitations on Indemnification.

(a) An Indemnifying Party shall have no liability to indemnify for Damages pursuant to Section 9.1(a)(i) or 9.1(b)(i), as applicable, unless and until the aggregate amount of all Damages for all claims asserted by the Seller Indemnified Parties, collectively, or the Parent Indemnified Parties, collectively, as applicable, exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”); provided, however, that after the amount of such Damages exceeds the Deductible, all such Damages in excess of the Deductible shall, subject to the other limitations set forth in this Article IX, be recoverable by the applicable Indemnified Parties; provided, further, that the foregoing limitations shall not apply to (i) the representations and warranties set forth in Sections 3.1(a) (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.3 (No Violation to Result), 3.4 (Capitalization), 3.10 (Taxes), 4.1 (Authority for Agreement), 4.2 (No Violation to Result), 4.3 (Ownership), 5.1 (Organization), 5.2 (Authority for Agreement), 5.3 (No Violation to Result), 5.5 (Capitalization), 5.6 (Listing), 5.7 (Trust Fund) and 5.13 (Taxes) or (ii) claims based on fraud or Willful Breach, with respect to which, in each case, all Damages in connection therewith shall be recoverable from the first dollar and shall be counted in determining whether the thresholds in this Section 9.4(a) have been exceeded. For purposes of determining the amount of any Damages with respect to (but not for purposes of determining the existence of) any breach of any representation, warranty or covenant for purposes of indemnification under this Article IX, any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” “materiality” or words of similar effect, shall be disregarded.

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(b) The indemnification obligations of the Indemnifying Party pursuant to Section 9.1(a)(i) or 9.1(b)(i), as applicable, shall be limited to an amount equal to 15% of the Base Company Value (the “Cap”); provided (i) that to the extent that any Damages indemnifiable under Section 9.1(b)(i) with respect to the breach of Section 3.14 (Government Contracts and Bids) are otherwise precluded by the Cap, such Damages, up to an aggregate amount equal to 50% of the Base Company Value (which for avoidance of doubt shall include and not be in addition to the amount of the Cap that would otherwise be applicable), shall not be so limited by this sentence, and (ii) that the foregoing limitation shall not apply to the representations and warranties set forth in Sections 3.1(a) (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.3 (No Violation to Result), 3.4 (Capitalization), 3.10 (Taxes), 4.1 (Authority for Agreement), 4.2 (No Violation to Result), 4.3 (Ownership), 5.1 (Organization), 5.2 (Authority for Agreement), 5.3 (No Violation to Result), 5.5 (Capitalization), 5.6 (Listing), 5.7 (Trust Fund) and 5.13 (Taxes), which shall be limited to an amount equal to the Base Company Value, or (iii) claims based on fraud or Willful Breach, which shall not be limited in amount.

(c) Except with respect to claims based on fraud or willful misconduct or actions seeking specific performance, the indemnification obligations of the Parties pursuant to this Article IX shall be the Parties’, any other Seller Indemnified Parties’ and any other Parent Indemnified Parties’ sole and exclusive remedy with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, and the transactions contemplated by this Agreement.

9.5 Mitigation, etc.

(a) The Indemnified Party shall, and is obligated to, take all commercially reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages hereunder, and the Indemnified Party shall use reasonable efforts to seek recovery under all available insurance policies covering any Damages for which such Indemnified Party is seeking indemnification; provided, however, that that exhaustion of all such efforts by the Indemnified Party shall not be a precondition to recovery of Damages by such Indemnified Party in accordance with this Article IX; provided, further, that if the Indemnified Party is a Parent Indemnified Party, then such Parent Indemnified Party shall not be liable for any failure to comply with its obligations under this sentence to the extent that the Members (A) act to prevent or materially impede Pubco or its Subsidiaries from complying, or (B) who are officers of Pubco or its Subsidiary, fail to take the steps reasonably required hereunder to mitigate such damages unless otherwise instructed by both the board of directors of Pubco and the Chart Representative or such steps are not within their scope of authority. Notwithstanding anything in this Article IX to the contrary, in no event shall Pubco, the Company or any of its Subsidiaries or any other Parent Indemnified Party be obligated to seek indemnification or otherwise recover any amounts from (nor shall the Members be subrogated to the rights of Pubco, the Company or any of its Subsidiaries or any other Parent Indemnified Party) a material customer or supplier of the Company or any of its Subsidiaries. No Indemnified Party shall be obligated to commence or threaten to commence a Proceeding pursuant to this Section 9.5 unless the Indemnifying Party (i) shall have reasonably requested in writing that the Indemnified Party commence such Proceeding, (ii) acknowledges in writing that it is liable for all costs and expenses of such Proceeding and (iii) pays all such costs and expenses as and when incurred in connection with pursuing such Proceeding; it being acknowledged and agreed that, if the Indemnifying Party fails to pay all such costs and expenses as and when incurred, the Indemnified Party shall not be obligated to continue to pursue such Proceeding.

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(b) The amount of any Damages indemnifiable under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, third party indemnities or other collateral sources with respect to such Damages. In the event any amounts recovered from such sources are not received before a claim for indemnification is paid pursuant to this Article IX then the amount of such recovery shall be applied first, to reimburse the Indemnified Party and the Indemnifying Party, on a pro rata basis, for any out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by them in pursuing such recovery or defending any claims arising therefrom, second, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment (taking into account the first sentence of this Section 9.5(b)) and, third, any excess to the Indemnified Party.

(c) The amount of Damages with respect to which an Indemnified Party is to be indemnified pursuant to this Agreement shall initially be determined without regard to any Tax benefit or Tax detriment, and the indemnification payment shall be made on such basis. To the extent, however, that the Indemnified Party recognizes a Tax benefit or Tax detriment with respect to any Damages for which payment is made hereunder, after taking into account the Tax effect, if any, of such indemnification (the “Net Tax Effect”), the Indemnified Party (in the case of a Tax benefit) or the Indemnifying Party (in the case of a Tax detriment) shall pay to the Indemnifying Party (in the case of a Tax benefit) or the Indemnified Party (in the case of a Tax detriment) the amount of such Net Tax Effect at such time or times as and to the extent such Indemnified Party or Indemnifying Party, as applicable, or any of their Affiliates realizes such Net Tax Effect through a refund, reduction or increase in Tax otherwise payable, calculated by computing the amount of Tax with and without taking into account any Tax items attributable to such Damages and the indemnification payment with respect to such Damages.

(d) The Indemnifying Party shall have no right of subrogation, reimbursement or similar right against any Person with respect to such Indemnifying Party’s obligations under this Agreement. Each Party hereby irrevocably waives all such rights, and agrees not to institute any Proceedings against any other Person with respect to the same.

9.6 Waiver, Release and Discharge. Effective as of the Closing, except for any rights, obligations or claims arising under any Transaction Document, each of the Members, in each case for itself and its Affiliates, hereby irrevocably waives, releases and discharges (i) the Parent Parties and their respective Affiliates, directors, officers and employees (determined in each case prior to the consummation of the Transaction) and (ii) the Company, its Subsidiaries and their employees (other than the Members) from any and all Liabilities and obligations to such Member of any kind or nature whatsoever, whether as a member, option holder, officer, director or Company Employee or otherwise (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown at law or equity, or otherwise and which are based on acts, events or omissions occurring up to and including the Closing; provided, however, that the Parties acknowledge and agree that this Section 9.6 does not apply to, and shall not constitute a waiver, release or discharge of, (i) to the extent that such releasing party is an employee of the Company or any of its Subsidiaries, such releasing party’s right to any salary or wages, and entitlements to employee expense reimbursements and contributions to Benefit Plans, in each case to the extent accrued, earned or otherwise due to such releasing Party prior to the Closing and (ii) the releasing party’s or its Affiliates’ rights in connection with any matter listed on Schedule 6.10 or against Persons other than the Parent Parties and the Company and its Subsidiaries with respect to the Tempus Jets Entities.

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9.7 Members’ Representative.

(a) Each of the Members designates Benjamin Scott Terry and John G. Gulbin III as such Member’s representative (acting together, or either of them acting individually, the “Members’ Representative”) for purposes of this Agreement, and Benjamin Scott Terry and John G. Gulbin III each agrees to act as the Members’ Representative as set forth herein. Each of the Members and each of their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Members’ Representative on their behalf under or otherwise relating to this Agreement and the Transactions as if such actions were expressly ratified and confirmed by each of them. In the event that the Members’ Representative is unable or unwilling to serve or shall resign, a successor Members’ Representative shall be selected by the holders of a majority of the Company Units outstanding immediately prior to the Closing. A Members’ Representative may not resign, except upon thirty (30) days’ prior written notice to the Parent Parties. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Members’ Representative, a successor, if needed, shall be appointed effective immediately thereafter, and the Parent Parties shall be notified promptly of such appointment by such successor Members’ Representative. No resignation, nor any other replacement, of any Members’ Representative is effective against the Parent Parties until selection of a successor and prior written notice to the Parent Parties of such selection. Each successor Members’ Representative shall have all of the power, rights, authority and privileges hereby conferred upon the original Members’ Representative.

(b) The Parent Parties shall be entitled to rely upon any communication or writing given or executed by the Members’ Representative on behalf of the Members. All communications or writings to be sent to the Members pursuant to this Agreement may be addressed to the Members’ Representative and any communication or writing so sent shall be deemed notice to all of the Members hereunder. Each Member hereby consents and agrees that the Members’ Representative is authorized to accept deliveries, including any notice, on behalf of each Member pursuant hereto.

(c) The Members’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Member with full power of substitution in such Member’s name and on such Member’s behalf to act according to the terms of the Transaction Documents in the absolute discretion of the Members’ Representative; and in general to do all things and to perform all acts including executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement, including this Article IX and the other Transaction Documents. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Members hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Member, by operation of Law, by such Member’s death or disability, or by any other event.

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(d) The Members’ Representative shall not have any liability to any of the Members for any act done or omitted hereunder or otherwise in connection with the performance of its duties under this Section 9.7 as the Members’ Representative while acting in good faith and in the exercise of reasonable judgment. The Members’ Representative shall be indemnified by the Members for and shall be held harmless against any loss, liability or expense (including any out-of-pocket costs, legal fees and other legal costs) incurred by the Members’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Members’ Representative’s conduct as Members’ Representative, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Members’ Representative’s fraud in connection with its performance under this Section 9.7. This indemnification shall survive the termination of this Agreement. The Members’ Representative may, in all questions arising under this Agreement or the other Transaction Documents, rely on the advice of counsel, public accountants or other independent experts it reasonably determines to be experienced in the matter at issue, and will not be liable to any of the Parties or to the Members for anything done, omitted or suffered in good faith by the Members’ Representative in accordance with such advice. In no event shall the Members’ Representative be liable hereunder or under any other Transaction Document for any indirect, punitive, special or consequential damages.

9.8 Chart Representative.

(a) Each of the Parent Parties, on behalf of themselves and their Subsidiaries and their respective successors and assigns, by execution and delivery of this Agreement, hereby appoints Chart Acquisition Group, LLC, in its capacity as the Chart Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person in connection with: (i) bringing, managing, controlling, defending and settling on behalf of a Parent Indemnified Party any indemnification claims by or against a Parent Indemnified Party under Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.2, (ii) making on behalf of any such Person any determinations and taking all actions on their behalf relating to the Adjustment Amount under Section 1.15 or the Earnout Payments under Section 1.16 and any disputes with respect thereto, and (iii) otherwise enforcing the rights and obligations of any such Persons, under this Agreement and the other Transaction Documents; provided, that the Parties acknowledge that the Chart Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Parent’s equity securities (other than the Members and their successors and assigns). All decisions and actions by the Chart Representative, including any agreement between the Chart Representative and a Specified Member or other Seller Indemnified Party relating to the defense or settlement of any claims for which a Specified Member may be required to indemnify a Parent Indemnified Party pursuant to Article IX or for which Pubco may be required to indemnify a Seller Indemnified Party pursuant to Article IX, shall be binding upon all of the Parent Parties, and no Parent Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.8 are irrevocable and coupled with an interest.

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(b) The Chart Representative shall not be liable for any act done or omitted under any Transaction Document as the Chart Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Parent Parties shall jointly and severally indemnify the Chart Representative and hold the Chart Representative harmless against any damages, Liability, Damage or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Chart Representative and arising out of or in connection with the acceptance or administration of the Chart Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the Chart Representative. In no event shall the Chart Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Chart Representative shall be fully protected against the Parent Parties in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. No Person shall have any Liability for relying on the Chart Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Chart Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Parent Parties, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Chart Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the Chart Representative under this Section 9.8 shall survive the Closing.

(c) The Person serving as the Chart Representative may resign upon ten (10) days’ prior written notice to the Parties, provided, that the Chart Representative appoints a replacement Chart Representative. Each successor Chart Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Chart Representative, and the term “Chart Representative” as used herein shall be deemed to include any such successor Chart Representatives.

Article X
TERMINATION

10.1 Termination.

(a) This Agreement may, by notice given on or prior to the Closing, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing, as follows:

(i) by the Members’ Representative if there has been a misrepresentation, default or breach by a Parent Party with respect any or their respective representations, warranties, covenants or agreements in this Agreement or in any Transaction Document which would result in any of the conditions to the Company’s and the Members’ obligations in Section 8.1 or Section 8.2 not being satisfied and such misrepresentation, default or breach either (i) is the result of a Willful Breach or (ii) shall not have been cured within thirty (30) days after receipt by Parent of written notice specifying particularly such misrepresentation, default or breach;

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(ii) by Parent if there has been a misrepresentation, default or breach by any Seller Party with respect to any of their respective representations, warranties, covenants or agreements in this Agreement or in any Transaction Document which would result in any of the conditions to the Parent Parties’ obligations in Section 7.1 or 7.2 not being satisfied and such misrepresentation, default or breach either (i) is the result of a Willful Breach or (ii) shall not have been cured within thirty (30) days after receipt by the Members’ Representative of written notice specifying particularly such misrepresentation, default or breach;

(iii) by mutual written agreement of the Members’ Representative and Parent;

(iv) by either the Members’ Representative or Parent if the Closing shall not have occurred on or before March 13, 2015 (the “Outside Date”) (unless Parent receives the approval of its shareholders for the Extension, in which case the Outside Date shall be extended to the earlier of (x) such extended date before which Parent must complete its initial business combination or (y) the one hundred eightieth (180th) day after the date hereof); provided, however, that the party seeking to terminate this Agreement shall not because of its (and in the case of the Members’ Representative, the Company’s or any Member’s, and in the case of the Parent’s, any Parent Party’s) breach or violation of any representation, warranty or covenant contained herein have caused the Closing not to have occurred;

(v) by either the Members’ Representative or Parent if the Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Required Parent Stockholder Approval shall not have been obtained;

(vi) by Parent on or after the fifth (5th) Business Day following written notice from Parent to the Members’ Representative if there shall have occurred an effect, event or change that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole) and such effect, event or change is continuing at the time of such termination;

(vii) by the Members’ Representative, on the one hand, or by Parent, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the Transactions; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make the consummation of the transactions illegal; or

(viii) by either the Members’ Representative or Parent if the Extension Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Extension shall not have been approved.

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(b) In the event of the termination of this Agreement pursuant to Section 10.1(a), (i) the Transactions shall be abandoned; (ii) the provisions of Sections 6.3(b) and (c), Section 9.7, this Article X and Article XI and Article XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) no Party shall have any other liability for its obligations under this Agreement after its termination in the absence of fraud or Willful Breach of this Agreement by such Party.

Article XI
TRUST FUND WAIVER

11.1 Trust Fund Waiver. Reference is made to the final prospectus of Parent dated December 13, 2012 (File No. 333-177280) (the “Prospectus”). Each of the Seller Parties warrants and represents, jointly and severally, that such Seller Party has read the Prospectus and understands that Parent has established the Trust Fund containing the proceeds of the IPO initially in the amount of at least Seventy-Five Million Dollars ($75,000,000) for the benefit of Parent’s public stockholders and certain other parties (including the underwriters of the IPO) and that Parent may disburse monies from the Trust Fund, including any proceeds therefrom, only as provided in the Prospectus. For and in consideration of Parent agreeing to enter into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Seller Parties agrees (for itself and on behalf of its Affiliates and direct and indirect subsidiaries and members, and its and their respective successors and assigns, and any Person claiming by or through such Seller Party) that, notwithstanding any provisions contained in this Agreement, such Seller Party does not now have, and shall not at any time prior to the Closing have, any right, title, interest or claim of any kind in or to, or make any claim against, the Trust Fund or any asset contained therein (or any distribution therefrom occurring prior to the Closing in accordance with the terms of the Trust Agreements), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Company or any of its Subsidiaries, on the one hand, and Parent, on the other hand, this Agreement or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Seller Parties (for itself and on behalf of its Affiliates and direct and indirect subsidiaries and members, and its and their respective successors and assigns, and any Person claiming by or through such Seller Party) hereby irrevocably waives any and all rights, titles, interests and claims of any kind that such Seller Party may have, now or in the future (in each case, however, prior to the consummation of a business combination), and shall not take any action or suit, make any claim or demand or seek recovery of any Liability or recourse against, the Trust Fund (or any distribution therefrom occurring prior to the Closing in accordance with the terms of the Trust Agreements) for any reason whatsoever in respect thereof. Each of the Seller Parties agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce them to enter into this Agreement. Each of the Seller Parties further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent that any of the Seller Parties or the Members’ Representative commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which Proceeding seeks, in whole or in part, monetary relief against Parent, each of the Seller Parties hereby acknowledges and agrees such Seller Party’s sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit such Seller Party (or any party claiming on such Seller Party’s behalf or in lieu of such Seller Party) to have any claim against the Trust Fund or any amounts contained therein (or any distribution therefrom occurring prior to the Closing in accordance with the terms of the Trust Agreements). In the event that any Seller Party or the Members’ Representative commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which Proceeding seeks, in whole or in part, relief against the Trust Fund (or any distribution therefrom occurring prior to the Closing in accordance with the terms of the Trust Agreements) or Parent’s public stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from such Seller Party or the Members’ Representative, as applicable, the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or Proceeding.

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Article XII
MISCELLANEOUS

12.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that no Party may make any assignment of this Agreement or any interest herein without the prior written consent of Parent, the Chart Representative and the Members’ Representative. Any such purported assignment without such prior written consent shall be void and of no force or effect.

12.2 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall in all respects be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to its conflicts of laws principles.

12.3 Specific Performance; Remedies.

(a) Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at Law for any violation or breach, or threatened breach, by any of them of any of the covenants or agreements contained in this Agreement, and that any breach or threatened breach of this Agreement by a Party hereto, including such Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the Transactions, would not be adequately compensated by monetary damages alone. It is accordingly agreed, notwithstanding anything to the contrary set forth in this Agreement, that, subject to Section 12.3(b), in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including monetary Damages), each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. Each Party hereby agrees (i) to waive the defense in any such suit that the other Parties have an adequate remedy at law, (ii) not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement, and (iii) to waive any requirement to post any bond, in each case, in connection with obtaining such relief. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

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(b) Notwithstanding anything in this Agreement to the contrary (including Section 12.3(a)), the Parties explicitly agree that no Seller Party, on the one hand, and no Parent Party, on the other hand, shall be entitled to seek an injunction or other form of specific performance or equitable relief described in Section 12.3(a), to cause (x) the Closing to be consummated or (y) the Per Company Unit Consideration to be issued, unless each of the following conditions has been satisfied:

(i) all of the conditions set forth in Article VII and Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied); and

(ii) The Parent Parties or the Seller Parties, as applicable, are required to complete the Closing pursuant to the terms of this Agreement and fail to complete the Closing in accordance with the terms hereof.

(c) Without limiting any other remedy available under this Agreement or the other Transaction Documents or applicable Law, in the event that any Member is required by this Agreement to transfer any shares of Pubco Common Stock to Pubco or its Affiliates (including any shares for the Adjustment Amount pursuant to Section 1.15(e) or Earnout Shares pursuant to Section 1.16(f)) and fails to do so promptly after request by Pubco or its Representatives in accordance with this Agreement, then Pubco shall be and hereby is authorized as the attorney-in-fact for such Member to transfer such shares to Pubco, and may transfer such shares and cancel the stock certificates for such shares on its books and records and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which shares of Pubco Common Stock are listed or traded to do the same.

12.4 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that the Parties will attempt in good faith to agree to replace such unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other potential purposes of such unlawful provision.

12.5 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Chart Representative and the Members’ Representative.

12.6 Waiver. The Chart Representative on behalf of any Parent Party, on the one hand, or any Seller Party or the Members’ Representative, on the other hand, may to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Seller Parties, the Members’ Representative or the Parent Parties, as applicable, (b) waive any inaccuracies in the representations and warranties of the Seller Parties, the Members’ Representative or the Parent Parties, as applicable, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the Seller Parties, the Members’ Representative or the Parent Parties, as applicable, contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

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12.7 Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery, or (d) if sent by facsimile or electronic mail, upon confirmation of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)	If to any Parent Party or, after the Closing, the Company:

c/o Chart Acquisition Corp.
75 Rockefeller Plaza, 14th Floor
New York, NY 10019

Attention:	Joseph Wright
Telephone:	(212) 350-8205
Facsimile:	(212) 350-8299
E-mail:	jwright@chartgroup.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105

Attention:	Douglas S. Ellenoff, Esq.
Richard Baumann, Esq.
Telephone:	(212) 370-1300
Facsimile:	(212) 370-7889
E-mail:	ellenoff@egsllp.com
rbaumann@egsllp.com

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(b)	If to the Company prior to the Closing, any Member or the Members’ Representative:

c/o Tempus Applied Solutions, LLC
133 Waller Mill Road Williamsburg, VA 23185

Attention:	Scott Terry and Jack Gulbin
Telephone:	(757) 243-8164
Facsimile:	(757) 969-6168
E-mail:	sterry@tempusjets.com
jgulbin@tempusjets.com

with a copy to:

Alston & Bird LLP
101 S. Tryon St., Suite 4000
Charlotte, NC 28280-4000

Attention:	Gary C. Ivey, Esq.
T. Scott Kummer, Esq.
Telephone:	704-444-1090
Facsimile:	704-444-1690
E-mail:	gary.ivey@alston.com
scott.kummer@alston.com

or at such other address or addresses as the Party or the Members’ Representative addressed may from time to time designate in writing pursuant to notice given in accordance with this Section 12.7.

12.8 Expenses. Without limiting the effect of Article IX, all Expenses of the Parties shall be borne by the Person incurring such Expense, except that if the Transactions are consummated, the Company shall pay all Expenses of the Company and its Subsidiaries, the Parent Parties, the Chart Representative, the Members and the Members’ Representative, including any broker fees and expenses.

12.9 Jurisdiction; Waiver of Jury Trial; Service of Process. Subject to Sections 1.15 and 1.16(c) the Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, prior to the Closing, shall be brought in any Chancery Court of the State of Delaware, provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware (and in each case, in any court in which appeal from such courts may be taken). Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of the state and federal courts sitting in Delaware (and in any court in which appeal from such courts may be taken); (b) waives, and agrees not to assert, any claim that it is not subject to the jurisdiction of, or any objection to the laying of venue in, any such courts or that such action has been commenced in an improper or inconvenient forum; and (c) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address as provided herein shall be effective with respect to any matter for which it has submitted to jurisdiction hereby. The foregoing shall not constitute a general consent to service of process and shall have no effect for any purpose except as set forth in this Section 12.9. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each Party (x) certifies that no Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (y) acknowledges that it and the other Party has been induced to enter into the agreements contemplated hereby by, among other things, the mutual waivers, agreements and certifications in this Section 12.9.

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12.10 Arbitration.

(a) Except as set forth in Sections 1.15, 1.16(c), 12.3, 12.9 and 12.10(d) hereof, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof after the Closing shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the Chart Representative and the Members’ Representative in accordance with said Rules. In the event the Chart Representative and the Members’ Representative fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules. In the event the Chart Representative and the Members’ Representative shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules. If at the time of the arbitration the Chart Representative and the Members’ Representative agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of the Chart Representative and the Members’ Representative in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules. All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

(b) The arbitrators shall apply the Laws of the State of Delaware, shall not have the authority to add to, detract from, or modify any provision hereof and shall not award punitive damages to any injured Party or to the Members’ Representative. A decision by a majority of the arbitrators shall be final, conclusive and binding. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties to the dispute, difference, controversy or claim, who shall promptly act in accordance therewith. Any arbitration Proceeding shall be held in the State of Delaware.

(c) The arbitration Proceedings conducted pursuant hereto shall be confidential. No Party shall disclose any information about the arbitration Proceedings or the evidence adduced by the other Parties in any arbitration Proceeding or about documents provided by the other Parties in connection with the Proceeding except in the course of a judicial, regulatory or arbitration Proceeding or as may be requested by a Governmental Authority or as required or advisable under Law or exchange rules. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Parties reasonable written notice of the intended disclosure. The Parties shall sign, and the arbitrator, expert witnesses and stenographic reporters shall be asked to sign, appropriate non-disclosure agreements or orders in order to effectuate this Agreement of the Parties as to confidentiality.

(d) The Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 12.10 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 12.10 shall prevent any Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

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12.11 Complete Agreement. This Agreement, the Transaction Documents and the other documents expressly referred to herein, including all appendices, exhibits and schedules hereto, and the other documents of even date herewith, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof. Notwithstanding the right of a Party to investigate the assets, properties, books, records and financial condition of the other Party, and notwithstanding any knowledge obtained or obtainable by such Party as a result of such investigation, such Party has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the other Party in this Agreement or pursuant hereto. No information or knowledge obtained or capable of being obtained in any investigation by a Party (or in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to or made pursuant hereto) shall affect or be deemed to modify any representation or warranty of the other Parties contained herein or the conditions to the obligations of the Parties to consummate the Transactions. No claim by a Party in connection with this Agreement shall be adversely affected by any investigation by or opportunity to investigate afforded to such Party, nor shall such a claim be adversely affected by such Party’s knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

12.12 Absence of Third Party Beneficiary Rights. Except for Article IX (which shall be for the benefit of the Indemnified Parties) and Section 6.18, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, member, option holder, employee or partner of any Party or any other Person.

12.13 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party, but according to the application of the rules of interpretation of contracts.

12.14 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the Transactions and is not relying on any representations or statements made by any other Party as to such Tax and securities consequences.

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12.15 Interpretation. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings. The words “including,” “include” or “includes” shall mean including without limitation. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. When reference is made in this Agreement to an Exhibit, Appendix, Article, Section or subsection, such reference shall be to an Exhibit, Appendix, Article, Section or subsection to or of this Agreement unless otherwise indicated. Any document posted to the data site maintained by the Company on or prior to the date hereof shall be deemed to have been delivered to the Parent Parties for purposes of this Agreement.

12.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by electronic or facsimile signature, which shall be considered legally binding for all purposes.

12.17 Disclosure Schedules. Certain information set forth in the Company Schedules and the Parent Schedules (collectively, the “Disclosure Schedules”) is provided solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Disclosure Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed an admission of any liability of, or concession as to any defense available to, any Party. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered a party pursuant to Sections pursuant to Section 7.1, Section 7.2, Section 8.1 or Section 8.2, as the case may be) or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

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12.18 Waiver of Conflicts. Recognizing that Alston & Bird LLP has acted as legal counsel to the Members, their Affiliates and the Company and its Subsidiaries prior to the Closing, and that Alston & Bird LLP intends to act as legal counsel to the Members and their Affiliates after the Closing, each of the Parent Parties and the Company and each of its Subsidiaries waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Alston & Bird LLP representing the Members and/or their Affiliates after the Closing as such representation may relate to the Parent Parties, the Company or any of its Subsidiaries or the transactions contemplated herein(the “Engagement”). In addition, all communications involving attorney-client confidences between the Members, their Affiliates or the Company or any of its Subsidiaries and Alston & Bird LLP in the course of the negotiation, documentation and consummation of the Transactions (the “Scope”) shall, subject to the last sentence of this paragraph, be deemed to be attorney-client confidences that belong solely to the Members. Accordingly, subject to the last sentence of this paragraph, neither the Company nor any of its Subsidiaries shall have access to any such communications, or to the files of Alston & Bird LLP within the Scope, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, subject to the last sentence of this paragraph, upon and after the Closing, (i) the Members and their Affiliates shall be the sole holders of the attorney-client privilege with respect to such communications and files within the Scope, and neither Company nor any of its Subsidiaries shall be a holder thereof, (ii) to the extent that files of Alston & Bird LLP within the Scope constitute property of the client, only the Members and their Affiliates shall hold such property rights and (iii) Alston & Bird LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company or any of its Subsidiaries by reason of any attorney-client relationship between Alston & Bird LLP and any of the Company or any of its Subsidiaries or otherwise relating to the Engagement. Notwithstanding the foregoing, the Company and its Subsidiaries shall be afforded access to the communications and files within the Scope in connection with defending any Third Party Claims in which there is not a conflict of interest between the Members and the Parent Parties to the extent that such access would not jeopardize any attorney-client or other legal privilege, including the attorney-client privilege or the attorney work product privilege.

[Signatures appear on following page(s).]

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IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Agreement and Plan of Merger as of the date first above written.

PARENT:

CHART ACQUISITION CORP.

By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: President

PUBCO:

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.

By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: President

MERGER SUBS:

CHART MERGER SUB INC.

By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: President

TAS MERGER SUB LLC

By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Agreement and Plan of Merger]

CHART REPRESENTATIVE:

CHART ACQUISITION GROUP LLC

By:	The Chart Group L.P.

	By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: Manager

WARRANT OFFERORS:

CHART ACQUISITION GROUP LLC

By:	The Chart Group L.P.

	By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: Manager

/s/ Joseph Wright
Joseph Wright

COWEN INVESTMENTS LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Agreement and Plan of Merger]

COMPANY:

TEMPUS APPLIED SOLUTIONS, LLC

By:	/s/ Benjamin Scott Terry
Name: Benjamin Scott Terry
Title: Manager

MEMBERS’ REPRESENTATIVE:

/s/ Benjamin Scott Terry
Benjamin Scott Terry

/s/ John G Gulbin III
John G. Gulbin III

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Agreement and Plan of Merger]

MEMBERS:

/s/ Benjamin Scott Terry
Benjamin Scott Terry

/s/ John G. Gulbin III
John G. Gulbin III

/s/ Joshua Paul Allen
Joshua Paul Allen

EARLY VENTURES, LLC

By:	/s/ Sheldon Early
Name:	Sheldon Early
Title:	President

/s/ Robert Lee Priest Jr.
Robert Lee Priest, Jr.

[Signature Page to Agreement and Plan of Merger]

ANNEX A

MEMBERS

●	Benjamin Scott Terry, an individual residing in the state of Virginia

●	John G. Gulbin, III, an individual residing in the state of Connecticut

●	Early Ventures, LLC, a South Carolina limited liability company

●	Joshua Paul Allen, an individual residing in the state of Arizona

●	Robert Lee Priest, Jr., an individual residing in the state of Virginia

ANNEX B

OFFICERS AND DIRECTORS OF PUBCO

Officers

Benjamin Scott Terry – Chief Executive Officer

R. Lee Priest, Jr. – Chief Financial Officer & Secretary

Directors

Class I Directors:

●	Kenneth J. Krieg

●	Peter A. Cohen

Class II Directors:

●	Christopher D. Brady

●	Niall Olver

Class III Directors:

●	Benjamin Scott Terry

●	John G. Gulbin III

●	Joseph R. Wright

APPENDIX A

DEFINED TERMS

(1) “AAA” has the meaning given to such term in Section 12.10(a).

(2) “Accounting Firm” means an accounting firm mutually satisfactory to the Chart Representative on behalf of Pubco and the Members’ Representative; provided, that if they cannot agree on the Accounting Firm within five (5) days after the thirty (30) day period described in the first sentence of Section 1.15(d), either the Chart Representative or the Members’ Representative may require that the Accounting Firm be selected by the AAA in accordance with AAA’s procedures, such Accounting Firm chosen to be independent with respect to the parties (excluding acting in a manner to resolve disputes similar to those set forth in Section 1.15(d)).

(3) “Adjusted TTM EBITDA” has the meaning given to such term in Section 1.16(a).

(4) “Adjustment Amount” means the amount (positive or negative), if any, equal to the sum of (i) (A) the Net Debt minus (B) the Target Net Debt plus, (ii) (A) the Target Net Working Capital minus (B) the Net Working Capital.

(5) “Affiliate” means as to any Party, any Person that directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (a) vote ten percent (10%) or more of the securities (including convertible securities) of such entity having ordinary voting power or (b) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s Family members. For the avoidance of doubt, from and after the Closing, Pubco’s Affiliates shall include the Company and its Subsidiaries.

(6) “Agreement” has the meaning given to such term in the Preamble.

(7) “Aircraft” has the meaning given to such term in Section 3.11(j).

(8) “Aircraft Documents” means the documents, data and records (i) obtained upon purchase of the associated Aircraft, (ii) as required under each Company or Subsidiary contract associated with the Aircraft, and (iii) any other documents and records to be maintained pursuant to the requirements of any Governmental Authority, and all additions, renewals, revisions and replacements made to any of the foregoing.

(9) “Amended Pubco Charter” has the meaning given to such term in Section 8.6.

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(10) “Anti-Corruption Laws” means all Laws issued by a Governmental Authority that are designed or intended to address bribery or corruption (governmental or commercial), including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, including, the FCPA, the UK Bribery Act 2010, and all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(11) “Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date, together with the notes thereto and the report thereon, prepared in all material respects in compliance with the requirements of Regulation S-X.

(12) “Balance Sheet Date” means December 17, 2014.

(13) “Bankruptcy and Equity Exceptions” has the meaning given to such term in Section 3.2.

(14) “Base Company Value” means an amount equal to Fifty-Two Million Five Hundred Thousand U.S. Dollars ($52,500,000).

(15) “Benefit Plan” means each pension, profit-sharing, savings, retirement, employment, compensation, deferred compensation, bonus, equity purchase, stock option, phantom securities or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Section 125 of the Code “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, and other such employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of the Company, any of its Subsidiaries has any present or future right to benefits or (ii) that is maintained, sponsored or contributed to (or to which there is an obligation to contribute) by the Company, any of its Subsidiaries or any ERISA Affiliate.

(16) “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the Commonwealth of Virginia are closed.

(17) “Cap” has the meaning given to such term in Section 9.4(b).

(18) “Cash” means, with respect to any Person, all cash and cash equivalents (determined in accordance with GAAP) of such Person but excluding any restricted Cash or Cash held by or for the benefit of third parties to secure a Liability of such Person.

(19) “Chart Representative” has the meaning given to such term in the Preamble.

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(20) “Closing” means the closing of the Transactions.

(21) “Closing Date” means the date on which the Closing occurs.

(22) “Closing Filing” means an amendment to Schedule TO and/or Form 8-K announcing the closing of the Transactions and the completion of the Warrant Tender Offer, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC.

(23) “Closing Press Release” means a press release, mutually agreed upon by the Chart Representative and the Members’ Representative, announcing the Closing and the results of the Warrant Tender Offer.

(24) “Closing Statement” has the meaning given to such term in Section 1.15(a).

(25) “Code” means the Internal Revenue Code of 1986, as amended.

(26) “Company” has the meaning given to such term in the Preamble.

(27) “Company Certificate of Merger” has the meaning given to such term in Section 1.3.

(28) “Company Certificates” has the meaning given to such term in Section 1.10(a).

(29) “Company Contractors” has the meaning given to such term in Section 3.9(a).

(30) “Company Employees” has the meaning given to such term in Section 3.9(a).

(31) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(32) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party.

(33) “Company Merger” has the meaning given to such term in the Recitals.

(34) “Company Merger Sub” has the meaning given to such term in the Preamble.

(35) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part.

(36) “Company Registered Intellectual Property” means United States and foreign Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

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(37) “Company Schedules” has the meaning given to such term in Article IV.

(38) “Company Surviving Subsidiary” has the meaning given to such term in Section 1.2.

(39) “Company Unit” means a unit representing a fractional part of the membership interests of the Company.

(40) “Company Unit Number” means the number of Company Units issued and outstanding immediately prior to the Closing.

(41) “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or property are bound, including any and all amendments, waivers or other changes thereto.

(42) “Current Government Contracts” has the meaning given to such term in Section 3.14(a).

(43) “D&O Indemnified Parties” has the meaning given to such term in Section 6.18(a).

(44) “Damages” means all Liabilities, losses, claims, damages, punitive damages to the extent awarded in connection with third party claims, causes of actions, lawsuits, administrative proceedings (including informal proceedings), assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description).

(45) “DCAA” has the meaning given to such term in Section 3.14(j).

(46) “Deductible” has the meaning given to such term in Section 9.4(a).

(47) “Department of Transportation” means the United States Department of Transportation or any successor agency thereto.

(48) “Designated Contact” means each of Scott Terry, Lee Priest and such other Persons as the Company may designate in writing from time to time.

(49) “DGCL” has the meaning given to such term in Section 1.1.

(50) “Direct Costs” has the meaning given to such term in 48 C.F.R. § 2.101.

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(51) “Disclosure Schedules” has the meaning given to such term in Section 12.17.

(52) “Dissenting Shares” has the meaning given to such term in Section 1.12(a).

(53) “Dissenting Stockholders” has the meaning given to such term in Section 1.12(a).

(54) “DSS” means Defense Security Service of the United States Department of Defense.

(55) “Earnout Consideration” has the meaning given to such term in Section1.7.

(56) “Earnout Payment” has the meaning given to such term in Section 1.16(b).

(57) “Earnout Period” has the meaning given to such term in Section 1.16(a).

(58) “Earnout Shares” has the meaning given to such term in Section 1.16(b).

(59) “Earnout Statement” has the meaning given to such term in Section 1.16(c)(i).

(60) “EDGAR” has the meaning given to such term in Section 5.15.

(61) “Effective Time” has the meaning given to such term in Section 1.3.

(62) “Employment Agreements” has the meaning given to such term in 7.6(f).

(63) “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other restriction (including with respect to any Company Unit, any preemptive right, right of first refusal, put, call or other restriction on transfer).

(64) “Engagement” has the meaning given to such term in Section 12.18.

(65) “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures.

(66) “Environmental Laws” means all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health safety as it relates to exposure to Hazardous Substances, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

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(67) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(68) “ERISA Affiliate” means each Person that is or was required to be treated as a single employer with the Company or their current or former subsidiaries under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

(69) “Estimated Adjustment Amount” has the meaning given to such term in Section 1.14.

(70) “Estimated Company Value” means (i) the Base Company Value, minus (ii) the Estimated Adjustment Amount (for the avoidance of doubt, if the Estimated Adjustment Amount is a negative number, the absolute value of the Estimated Adjustment Amount shall be added to the Base Company Value to determine the Estimated Company Value).

(71) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(72) “Executive Employees” means the following persons: Scott Terry and Robert Lee Priest.

(73) “Expenses” means, with respect to any Person, all third party fees and expenses incurred by or on behalf of such Person in connection with the preparation, negotiation, and execution of the Transaction Documents, including the fees and disbursements of investment bankers, accountants, legal counsel and other consultants and advisors.

(74) “Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

(75) “Export Control Laws” means (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable Applicable Laws outside the United States.

(76) “Extension” has the meaning given to such term in Section 6.13(b).

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(77) “Extension Documents” means the Third Amended and Restated Certificate of Incorporation of Parent, the Second Amended and Restated Investment Management Trust Agreement, the Second Amended and Restated Warrant Agreement, the Second Amended and Restated Escrow Agreement and the Second Amended and Restated Letter Agreement with underwriters, in each case substantially in the form previously provided to the Company and as such documents are set forth in or described in the Extension Proxy Statement, together with any schedules and attachments or side letters thereto and other agreements, certificates and instruments, in any such case, as are required to be delivered to any party thereto pursuant to the terms thereof.

(78) “Extension Proxy Solicitation” has the meaning given to such term in Section 6.13(b).

(79) “Extension Proxy Statement” has the meaning given to such term in Section 6.13(b).

(80) “Extension Special Meeting” has the meaning given to such term in Section 6.13(b).

(81) “Extension Warrant Tender Offer” has the meaning given to such term in Section 6.13(b).

(82) “Extension Warrant Tender Offer Documents” has the meaning given to such term in Section 6.13(b).

(83) “FAA” means the United States Federal Aviation Administration or any successor agency thereto.

(84) “Facilities” has the meaning given to such term in Section 3.11(h).

(85) “Family” means, with respect to any Person, such Person, such Person’s spouse and each of their parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that resides with such Person.

(86) “FAR” has the meaning given to such term in Section 3.14(b).

(87) “FAR Ethics Rules” has the meaning given to such term in Section 3.14(z).

(88) “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

(89) “FCPA Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any FCPA Governmental Authority, (ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).

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(90) “FCPA Governmental Authority” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a governmental nature, (ii) any public international organization (such as the World Bank, the European Union, the United Nations Educational, Scientific, and Cultural Organization, or the World Intellectual Property Organization), (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii) or (v) any political party.

(91) “Federal Aviation Act” means the Federal Aviation Act of 1958, as amended, and as recodified in Title 49 U.S.C. pursuant to Public Law 103-272, or any similar legislation of the United States enacted in substitution or replacement thereof.

(92) “Federal Aviation Regulations” means the Federal Aviation Regulations set forth in Title 14 of the United States Code of Federal Regulations, as amended.

(93) “Financial Statements” means the Balance Sheet and the audited consolidated statements of income, cash flows and changes in members’ equity of the Company and its Subsidiaries for the fiscal period ended December 17, 2014, together with the notes thereto and the report thereon, prepared in all material respects in compliance with the requirements of Regulation S-X.

(94) “First Extension” means the amendment and restatement to Parent’s amended and restated certificate of incorporation that was filed with the Secretary of State of the State of Delaware in September 2014 to extend the deadline for Parent to consummate its initial business combination.

(95) “First Extension Documents” means the Amended and Restated Certificate of Incorporation of Parent, the Amended and Restated Investment Management Trust Agreement, the Amended and Restated Warrant Agreement, the Amended and Restated Escrow Agreement and the Amended and Restated Letter Agreement with underwriters, together with any schedules and attachments or side letters thereto and other agreements, certificates and instruments, in any such case, that were delivered to any party thereto pursuant to the terms thereof.

(96) “Founder” means any Person who, prior to the initial public offering of Parent, were record owners of shares of Parent Common Stock and/or other equity securities of Parent.

(97) “Founder Registration Rights Agreement” has the meaning given to such term in Section 6.24.

(98) “GAAP” means United States generally accepted accounting principles, consistently applied.

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(99) “Government Contract” means any Contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between the Company or any of its Subsidiaries and the U.S. Government or any other Governmental Authority, as well as any subcontract or other arrangement by which (a) the Company or any of its Subsidiaries has agreed to provide goods or services to a prime contractor, to a Governmental Authority or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to the Company or any of its Subsidiaries, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired.

(100) “Government Contract Bids” has the meaning given to such term in Section 3.14(a).

(101) “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

(102) “Hazardous Substance” means any waste, pollutant, substance, chemical, material, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos, and polychlorinated biphenyls (PCBs).

(103) “Indebtedness” means, with respect to any Person, without duplication, the unpaid principal amount of, and accrued interest on, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale, repurchase or other title retention agreements, (d) all obligations in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business that are more than one hundred twenty (120) days past due), (e) all obligations, contingent or otherwise, of such Person to purchase, redeem, retire or otherwise acquire any capital stock or other equity interests of such Person, (f) all obligations secured by an Encumbrance on such Person’s consolidated assets, (g) all capital lease obligations, synthetic lease obligations or obligations arising out of financial hedging arrangements, (h) all obligations in respect of letters of credit, letters of guaranty, bankers’ acceptances or similar instruments, in each case to the extent a claim has been made against any such instrument; (i) any item of Indebtedness of another Person that is directly or indirectly guaranteed by such Person, secured by an Encumbrance on such Person’s assets or in respect of which such Person has otherwise assured a creditor against loss, and (j) all other obligations required to be capitalized in accordance with GAAP; provided, that Indebtedness shall not include any (x) Expenses, (y) Liabilities arising pursuant to, or as a consequence of, the consummation of the Transactions or (z) undrawn amounts under lines of credit or similar instruments.

(104) “Indemnified Party” means the Parent Indemnified Parties and the Seller Indemnified Parties.

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(105) “Indemnifying Party” means Pubco or the Specified Members, as applicable.

(106) “Indirect Costs” has the meaning given to such term in 48 C.F.R. § 2.101.

(107) “Initial Expiration Date” means the initial scheduled expiration date of the Warrant Tender Offer, including the satisfaction of the conditions set forth in Appendix C, which shall be no earlier than twenty (20) Business Days following the commencement of the Warrant Tender Offer.

(108) “Intellectual Property” means the following subsisting throughout the world: (a) Patent Rights; (b) Trademarks and all goodwill in the Trademarks; (c) copyrights, works of authorship, copyrightable works (including, but not limited to, Software), designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (e) other intellectual property and proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions), including, but not limited to, rights to recover for past, present and future violations thereof.

(109) “Internal Systems” means the Software and documentation and the computer, communications and network systems (both desktop and enterprise-wide), servers, hardware, equipment, materials and apparatus used by the Company or any of its Subsidiaries in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the products manufactured, distributed, licensed or sold by the Company or any of its Subsidiaries, whether located on the premises of the Company or any of its Subsidiaries or hosted at a third party site.

(110) “IPO” means Parent’s initial public offering that closed on December 19, 2012.

(111) “IRS” means the Internal Revenue Service or any successor agency thereto.

(112) “Knowledge of the Company” means the actual knowledge of John G. Gulbin, III, Benjamin Scott Terry, David Sella Villa and Robert Lee Priest, Jr., and such other knowledge, if any, as would be discovered by any of the foregoing Persons in the ordinary course of performing their respective responsibilities.

(113) “Laws” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

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(114) “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(115) “LLC Act” has the meaning given to such term in the Section 1.2.

(116) “Lock-Up Period” has the meaning given to such term in Section 1.16(e).

(117) “Material Adverse Effect” means, with respect to any Person, any effect, event, change, circumstance, development or other matter that individually or in the aggregate, had, or is reasonably expected to have, a material adverse effect on (a) the assets, business, financial condition or operating results of such Person, together with its Subsidiaries (taken as a whole), or (b) the right or ability of such Person to consummate the Transactions; provided, that the foregoing clause (a) shall not include any change, effect, event, circumstance, development, condition or other matter to the extent that the same results from or is attributable to (i) the announcement of this Agreement and the Transactions, (ii) actions or omissions by or on behalf of the Members, the Company or any of its Subsidiaries as required under the Transaction Documents or at the written request of Parent, (iii) changes in Law or GAAP, (iv) changes which generally affect the industry as a whole in which the Company competes, (v) changes in general economic conditions, currency exchange rates or U.S. or international debt or equity markets and (vi) calamities, natural disasters, national or international political or social conditions or hostilities, acts of terror or acts of war; provided, however, that the exclusions in clauses (iii)-(vi) above shall be inapplicable to the extent that any such change, effect, event or condition is reasonably expected to impact the Company and its Subsidiaries (taken as a whole) in a disproportionate manner relative to other Persons engaged in similar industries and geographic areas as the Company and any of its Subsidiaries impacted by such change, effect, event or condition.

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(118) “Material Contract” means each executory Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party: (a) with a dealer, broker or sales agency; (b) that is reasonably expected to require aggregate payments by or to the Company or any of its Subsidiaries, or involve an unperformed commitment or services having a value, in excess of Fifty Thousand Dollars ($50,000), in each case, within a twelve month period occurring after the Closing; (c) pursuant to which the Company or any of its Subsidiaries has made or will make loans or advances, or has incurred or will incur debts, or has become a guarantor or surety or pledged its credit (excluding advancements, or obligations to reimburse employees, trade credit and similar items incurred in each case in the ordinary course of business and intercompany obligations solely between Company and its Subsidiaries or among the Company’s Subsidiaries); (d) that is an indenture, credit agreement, loan agreement, note, mortgage, security agreement or agreement for financing (excluding advancements, or obligations to reimburse employees, trade credit and similar items incurred in each case in the ordinary course of business and intercompany obligations solely between Company and its Subsidiaries or among the Company’s Subsidiaries); (e) involving a partnership, joint venture or teaming arrangement (other than the Company’s or its Subsidiaries’ own operating or organizational or governing documents); (f) imposing restrictions against the Company or any of its Subsidiaries or their respective businesses with respect to the geographical area of business operations or scope or type of business of the Company and its Subsidiaries; (g) that is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company and its Subsidiaries or any Seller Party; (h) that provides for the acquisition, directly or indirectly, of the material portion of the business or a line of business or capital stock or other equity interests of another Person by the Company or any of its Subsidiaries (whether by stock purchase, asset purchase, merger or otherwise); (i) that is an employment, consulting or professional advisor agreement that involves annual base payments in excess of One Hundred Thousand ($100,000) per year by the Company or its Subsidiaries; (j) that requires the sale, issuance or repurchase of any membership interests or other equity securities of the Company or any of its Subsidiaries or of any other Person (other than the Company’s or its Subsidiaries’ operating or organizational or governing documents); (k) that is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement; (l) containing a most favored nation price related provision in favor of any customer or other counterparty; (m) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; (n) involving a lease of any aircraft; (o) involving the right to operate a dealership with respect to the sales of any aircraft; (p) that is a Material License; (q) obligating the Company or any of its Subsidiaries to pay any amounts to any Person that is or was an employee, director or consultant of the Company or any of its Subsidiaries on or prior to the Closing Date by the Company or any of its Subsidiaries which would be triggered in whole or in part by, or in connection with, the consummation of the Transactions; (r) that is a Current Government Contract; or (s) that is a lease listed on Schedule 3.11(h) or Schedule 3.11(i).

(119) “Material Interest” means beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least 15% of the voting power or equity interests in a Person.

(120) “Material License” means (a) each license or agreement pursuant to which the Company or any of its Subsidiaries Exploits Company Licensed Intellectual Property (excluding commercial off-the-shelf software licenses that are part of the Internal Systems with per-user license fees of One Thousand Dollars ($1,000) or less); (b) each Contract, assignment or other instrument pursuant to which the Company or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property; (c) all such licenses, sublicenses and other Contracts that require the Company or any of its Subsidiaries to license, assign or otherwise grant rights to additions, modifications or improvements to Company Licensed Intellectual Property made by or for the Company or any of its Subsidiaries to any third party; and (d) each license, sublicense, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property.

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(121) “Members” has the meaning given to such term in the Preamble.

(122) “Members’ Representative” has the meaning given to such term in Section 9.7(a).

(123) “Merger Subs” has the meaning given to such term in the Preamble.

(124) “Mergers” has the meaning given to such term in the Recitals.

(125) “Nasdaq” has the meaning given to such term in Section 5.6.

(126) “Net Debt” means the amount, which may be positive or negative, determined as of 11:59 p.m., Eastern Time, on the Closing Date, equal to (i) the Indebtedness of the Company and its Subsidiaries, minus (ii) the Cash of the Company and its Subsidiaries, in each case determined in accordance with GAAP on a consolidated basis.

(127) “Net Tax Effect” has the meaning given to such term in Section 9.5(c).

(128) “Net Working Capital” means the amount, which may be positive or negative, determined as of 11:59 p.m., Eastern Time, on the Closing Date, equal to (i) the current assets of the Company and its Subsidiaries, minus (ii) the current liabilities of the Company and its Subsidiaries, in each case determined in accordance with GAAP on a consolidated basis; provided, however, that, for purposes of this definition of “Net Working Capital,” whether or not the following is consistent with GAAP, in each case without duplication: (i) “current assets” will exclude any Cash; (ii) “current liabilities” will exclude any Indebtedness; and (iii) “current liabilities” will include (A) all liabilities for accrued or deferred Taxes and (B) balance sheet reserves required under GAAP, including reserves for unearned revenue.

(129) “Non-Competition Agreement” has the meaning given to such term in Section 7.6(d).

(130) “Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement, dated as of January 30, 2014 among Parent, Orion Air Group Holdings, LLC, Scott Terry and Jack Gulbin.

(131) “Notice of Adjustment Disagreement” has the meaning given to such term in Section 1.15(b).

(132) “Notice of Earnout Disagreement” has the meaning given to such term in Section 1.16(c)(ii).

(133) “Outside Date” has the meaning given to such term in Section 10.1(a)(iv).

(134) “Owned Company Properties” has the meaning given to such term in Section 3.11(a).

(135) “Parent” has the meaning given to such term in the Preamble.

(136) “Parent Board” has the meaning given to such term in Section 5.2.

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(137) “Parent Certificate of Merger” has the meaning given to such term in Section 1.3.

(138) “Parent Certificates” has the meaning given to such term in Section 1.10(a).

(139) “Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

(140) “Parent Competing Transaction” has the meaning given to such term in Section 6.11(b).

(141) “Parent Confidential Information” means all documents and information concerning the Parent Parties or any of their respective Representatives furnished in connection with this Agreement or the Transactions (including any claim or dispute arising out of or related to this Agreement or the Transactions, or the interpretation, making, performance, breach or termination thereof).

(142) “Parent Contracts” has the meaning given to such term in Section 5.12(a).

(143) “Parent Designated Contact” means Joseph Wright, who may provide such consent verbally or in writing (including by email), and any other authorized representative of Parent, who may only provide such consent in writing (including by email).

(144) “Parent Indemnified Parties” has the meaning given to such term in Section 9.1(b).

(145) “Parent Leakage” shall mean any of the following: (a) any dividend or other distributions declared, paid or made by Parent or any of its Subsidiaries to any Founder, any member of the Parent Board, any Parent equityholder or any Affiliate of any of the foregoing (other than to a Parent Party); (b) any payments made or agreed to be made by Parent or any of its Subsidiaries to any such Person in respect of (or in consideration for the redemption, purchase or repayment of) shares of Parent Common Stock or other securities, (c) any other return of capital being made to any such Person, (d) any payments made (including management fees, monitoring fees, service or directors’ fees, bonus or other compensation of any kind) or assets transferred by Parent or any of its Subsidiaries to, or any liabilities or obligations assumed or incurred by Parent or any of its Subsidiaries for the direct or indirect benefit of, any such Person; (e) the waiver by Parent or any of its Subsidiaries of any amount owed to it by any such Person or (f) the agreement or undertaking by Parent or any of its Subsidiaries to do any of the matters set out in the foregoing clauses (a) to (e), in each case other than as expressly required or permitted by the terms of this Agreement and/or the other Transaction Documents (including any Permitted Parent Leakage).

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(146) “Parent MAE” means, with respect to the Parent Parties, any effect, event, change, circumstance, development or other matter that individually or in the aggregate, had, or is reasonably expected to have, a material adverse effect on (a) the assets, business, financial condition or operating results of the Parent Parties (taken as a whole and determined without regard to the redemption of any shares of Parent Common Stock in connection with the Extension Proxy Solicitation or the Proxy Solicitation) or (b) the right or ability of any Parent Party to consummate the Transactions; provided, that the foregoing clause (a) shall not include any change, effect, event, circumstance, development, condition or other matter to the extent that the same results from or is attributable to (i) the announcement of this Agreement and the Transactions, (ii) actions or omissions required under the Extension Documents, the Transaction Documents, the Public Disclosure Documents or arising from the Extension Proxy Solicitation or the Proxy Solicitation (including for avoidance of doubt the redemption of any shares of Parent Common Stock pursuant thereto) or by or at the written request of a Seller Party or any litigation settlement permitted without the consent of the Company pursuant to Section 6.22, (iii) changes in Law or GAAP, (iv) changes in general economic conditions, currency exchange rates or U.S. or international debt or equity markets and (v) calamities, natural disasters, national or international political or social conditions or hostilities, acts of terror or acts of war.

(147) “Parent Merger” has the meaning given to such term in the Recitals.

(148) “Parent Merger Sub” has the meaning given to such term in the Preamble.

(149) “Parent Organizational Documents” has the meaning given to such term in Section 5.15.

(150) “Parent Parties” has the meaning given to such term in the Preamble.

(151) “Parent Preferred Stock” has the meaning given to such term in Section 5.5(b).

(152) “Parent Prepared Return” has the meaning given to such term in Section 6.5(a).

(153) “Parent Schedules” has the meaning given to such term in Article V.

(154) “Parent Surviving Subsidiary” has the meaning given to such term in Section 1.1.

(155) “Parent Voting Matters” has the meaning given to such term in Section 6.13(a).

(156) “Parent Warrant” means each one whole warrant that is issued and outstanding entitling the holder thereof to purchase one (1) share of Parent Common Stock.

(157) “Party” and “Parties” have the meaning given to such terms in the Preamble.

(158) “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, renewals, extensions, provisionals, reissues and reexaminations).

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(159) “Per Company Unit Consideration” means the number of shares of Pubco Common Stock equal to (A) the Estimated Company Value, divided by (B) $10.00, divided by (C) the Company Unit Number.

(160) “Permitted Encumbrances” means: (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, and Encumbrances for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been set forth on the Balance Sheet in accordance with GAAP (or are attributable to periods after the Balance Sheet Date and for which adequate reserves have been established in the Company’s books and records); (ii) Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other like Encumbrances securing payments not yet due and payable, or being contested in good faith by appropriate proceedings and for which adequate reserves have been set forth on the Balance Sheet, to the extent required by GAAP (or are attributable to periods after the Balance Sheet Date and for which adequate reserves have been established in the Company’s books and records); (iii) all local and other Laws relating to or affecting any real property; (iv) purchase money Encumbrances and Encumbrances securing payments under capital lease arrangements; and (v) Encumbrances that are either disclosed in the notes accompanying the Balance Sheet, or that do not materially interfere with the use or ownership of the property to which they relate as currently used.

(161) “Permitted Parent Leakage” shall mean the satisfaction of any Liabilities of the Parent Parties pursuant to (i) payments owed to holders of Parent Common Stock in satisfaction of redemption obligations in connection with the Redemption Offer, (ii) compensation owed to underwriters and/or financial advisors in connection with Parent’s initial public offering, (iii) fees and expenses incurred in connection with securities filings relating to the Transactions, maintaining the Nasdaq listing of the Parent Common Stock and/or obtaining the Nasdaq listing for Pubco Common Stock and complying with the Parent Parties’ obligations under Section 6.23, (iv) amounts payable to Chart Acquisition Group LLC, or its members or Affiliates, Cowen Investments LLC (as assignee of the Parent Common Stock of Cowen Overseas Investment LP) or its Affiliates or Joseph R. Wright relating to unpaid loans made to the Parent Parties and unreimbursed, documented out-of-pocket expenses incurred on behalf of the Parent Parties, (v) unpaid amounts owed to The Chart Group L.P. or its Affiliates for office space, secretarial and administrative services, (vi) unpaid franchise and income taxes of any Parent Party and (vii) Expenses of the Parent Parties.

(162) “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Governmental Authority or other entity.

(163) “Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority or arbitrator.

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(164) “Product” means any software (including software provided for use as a service), hardware, firmware or other product now or within the past four (4) years offered for sale or license by the Company or any of its Subsidiaries, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware, firmware or other product.

(165) “Prohibited Transfer” has the meaning given to such term in Section 1.16(e).

(166) “Prospectus” has the meaning given to such term in Section 11.1.

(167) “Proxy Solicitation” has the meaning given to such term in Section 6.13(a).

(168) “Proxy Statement” has the meaning given to such term in Section 6.13(a).

(169) “Pubco” has the meaning given to such term in the Preamble.

(170) “Pubco Common Stock” means the common stock, $0.0001 par value per share, of Pubco.

(171) “Pubco Warrant” means each one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at the same price per share as each Parent Warrant as of the Effective Time.

(172) “Public Disclosure Documents” means the Warrant Tender Offer Documents, the Extension Proxy Statement, the Extension Warrant Tender Offer Documents, the Proxy Statement, the Registration Statement, the Signing Filing, the Signing Press Release, the Closing Filing, the Closing Press Release and each other form, statement or report required to be furnished to or filed by Parent or Pubco with the SEC prior to the Closing or in connection with the Transaction or the Extension.

(173) “Redemption Limitation” has the meaning given to such term in Section 9.2(a) of Parent’s Amended and Restated Certificate of Incorporation.

(174) “Redemption Limitation Condition” has the meaning given to such term in Section 7.8.

(175) “Redemption Offer” has the meaning given to such term in Section 6.13(a).

(176) “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among Pubco and the Members, in the form attached hereto as Exhibit D.

(177) “Registration Statement” has the meaning given to such term in Section 6.13(a).

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(178) “Regulated Aviation Operations” means the Company’s and its Subsidiaries’ business operations that are regulated pursuant to the Federal Aviation Regulations Part 145 (14 C.F.R. § 145), Part 21 (14 C.F.R. § 21) and any associated amendments, notices, orders and circulars related to the foregoing, as well as the Company’s and its Subsidiaries’ business operations that are regulated pursuant to the Department of Transportation’s rules and regulations governing certificated air carriers. This also includes all of the Company’s and its Subsidiaries’ similar international business operations that are governed by a foreign Governmental Authority pursuant to its applicable implementing rules and regulations governing the aviation industry.

(179) “Related Person” means, with respect to a Member, (i) the Affiliates of such Member, (ii) any other Person in whom a Family member of such Member holds a Material Interest or (iii) any other Person in whom, to the Knowledge of the Company, an Affiliate of such Member (other than a Family member of such Member) holds a Material Interest.

(180) “Related Person Transaction” has the meaning given to such term in Section 3.21.

(181) “Release” means any release, spill, emission, leakage, injection, deposit, disposal, discharge or dispersal into, onto or through the Environment.

(182) “Representatives” means, with respect to any Person, its Affiliates and its and its Affiliates’ respective managers, directors, officers, employees, consultants, agents or other representatives (including legal counsel, accountants, financial advisors, investment bankers and brokers).

(183) “Required Approval Matters” has the meaning given to such term in Section 6.13(a).

(184) “Required Parent Stockholder Approval” means the approval of the Required Approval Matter by the requisite vote of the stockholders of Parent.

(185) “Required Parent Stockholder Extension Approval” means the approval of the Extension and the other matters presented for stockholder approval in the Extension Proxy Statement by the requisite vote of the stockholders of Parent.

(186) “Rules” has the meaning given to such term in Section 12.10(a).

(187) “Schedule 14D-9” has the meaning given to such term in Section 6.14(b).

(188) “Schedule TO” has the meaning given to such term in Section 6.14(a).

(189) “Scope” has the meaning given to such term in Section 12.18.

(190) “SEC” means the Securities and Exchange Commission.

(191) “SEC Reports” has the meaning given to such term in Section 5.4(a).

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(192) “Securities Act” means the Securities Act of 1933, as amended.

(193) “Securities Laws” has the meaning given to such term in Section 3.3.

(194) “Seller Competing Transaction” has the meaning given to such term in Section 6.11(a).

(195) “Seller Confidential Information” means all documents and information concerning the Seller Parties, or any of their respective Representatives, furnished in connection with this Agreement or the Transactions (including any claim or dispute arising out of or related to this Agreement or the Transactions, or the interpretation, making, performance, breach or termination thereof).

(196) “Seller Indemnified Parties” has the meaning given to such term in Section 9.1(a).

(197) “Seller Party” and “Seller Parties” have the meaning given to such terms in the Preamble.

(198) “Signing Filing” means a pre-commencement Schedule TO-C and/or Report on Form 8-K pursuant to the Exchange Act, prepared and filed by Parent immediately after the issuance of the Signing Press Release, to report the execution of this Agreement.

(199) “Signing Press Release” means a press release, mutually agreed upon by the Parent and the Company, announcing the execution of this Agreement.

(200) “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

(201) “Special Meeting” has the meaning given to such term in Section 6.13(a).

(202) “Specified Members” means Benjamin Scott Terry and John G. Gulbin, III.

(203) “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least fifty percent (50%) of the outstanding equity interests entitled to vote generally in the election of the managers or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of such other Person, whether by Contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

(204) “Surviving Subsidiaries” has the meaning given to such term in Section 1.2.

(205) “Target Net Debt” means an amount equal to negative Five Hundred Thousand U.S. Dollars (-$500,000).

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(206) “Target Net Working Capital” means an amount equal to zero U.S. Dollars ($0).

(207) “Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge of any kind whatsoever imposed by a Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (under Section 59A of the Code), customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing, and any interest on any of the foregoing.

(208) “Tax Owner” means the Person who was considered as the owner of any of the Company’s Subsidiaries during any period in which such Subsidiary was an entity disregarded as separate from its owner for federal Tax purposes pursuant to Treasury Regulations Section 301.7701-3 or Section 1361(b)(3) of the Code (or similar provisions of other Tax law).

(209) “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Taxing Authority and any copy thereof required by Law to be provided to any other Person, including any schedule or attachment thereto, and including any amendment thereof.

(210) “Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.

(211) “Tempus Jets Entities” means each of Tempus Intermediate Holdings, LLC and its Subsidiaries and the other entities set forth on Schedule A-1 to the Company Schedules.

(212) “Tender Offer Rules” has the meaning given to such term in Section 6.14(a).

(213) “Third Party Claim” means any action, suit or claim made by another Person against the Indemnified Party that, if successful, would be indemnifiable under this Agreement.

(214) “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

(215) “Transaction Documents” means this Agreement, the Registration Rights Agreement and the Non-Competition Agreement, together with any schedules and attachments or side letters thereto, and any other agreements, certificates and instruments required to be delivered by any party thereto pursuant to the terms thereof.

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(216) “Transactions” means the transactions contemplated by the Transaction Documents.

(217) “Trust Agreements” has the meaning given to such term in Section 5.7.

(218) “Trust Funds” means the trust funds established by Parent for the benefit of Parent’s public stockholders and warrant holders in accordance with the terms of the applicable Trust Agreement.

(219) “VWAP” means, on any date of determination, the volume weighted average sale price per share of the Pubco Common Stock on the Nasdaq for the ten (10) consecutive trading days ending two (2) trading days prior to the date of determination, or if the Pubco Common Stock is not listed on the Nasdaq, on the principal national securities exchange on which the Pubco Common Stock is then listed or, if the Pubco Common Stock is not listed on a national securities exchange, an automated quotation system on which the Pubco Common Stock is then listed or authorized for quotation, in each case as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” functions and ignoring any block trades (which, for purposes of this definition means any transfer of more than 100,000 shares (subject to adjustment to reflect stock dividends, stock splits, stock combinations and other similar events)).

(220) “Warrant Offerors” has the meaning given to such term in the Preamble.

(221) “Warrant Tender Offer” has the meaning given to such term in Section 6.14(a).

(222) “Warrant Tender Offer Documents” has the meaning given to such term in Section 6.14(a).

(223) “Willful Breach” means a material breach that is a consequence of an act or omission knowingly undertaken by the breaching party with the primary purpose and intent of causing a breach of this Agreement, provided that neither any exercise by a Party of its rights and remedies under the Transaction Documents nor any failure or refusal to grant any consent or waiver thereunder shall be considered a Willful Breach.

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APPENDIX B

ADJUSTED TTM EBITDA

The earnings before interest, Taxes, depreciation and amortization of Pubco and its Subsidiaries, on a consolidated basis, shall be adjusted as follows to determine the Adjusted TMT EBITDA used in connection with the determination of the Earnout Payments hereunder:

1. To add back the following:

(a) Any expenses incurred by Pubco or its Subsidiaries, including the Company, in connection with the consummation of the transactions contemplated by this Agreement;

(b) Any write-off or expense recorded for impairment of goodwill;

(c) Any expense in respect of any extraordinary losses (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary expense;

(d) Any other costs that are non-recurring or incurred outside of the normal course of business; and

(e) Any expenses attributable to a discontinued business.

2. To deduct the following:

(a) Any income in respect of any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income;

(b) Any revenues that are non-recurring and earned outside of the ordinary course of business; and

(c) Any earnings resulting from acquisitions of other businesses or companies (in whatever form, including by merger, consolidation, equity purchase or asset purchase) or material assets outside of the ordinary course of business.

Any accounting term that is used herein but not defined in the Agreement shall have the meaning normally ascribed to such term under GAAP.

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APPENDIX C

WARRANT TENDER OFFER CONDITIONS

Reference is made to the Agreement and Plan of Merger, dated as of January 5, 2015 (the “Agreement”), by and among (i) Tempus Applied Solutions, LLC, a Delaware limited liability company (the “Company”), (ii) each of the Persons set forth on Annex A thereto (the “Members”, and, together with the Company, the “Seller Parties”), (iii) Benjamin Scott Terry and John G. Gulbin III, as Members’ Representative, solely for purposes of certain specified sections thereof, (iv) Chart Acquisition Corp., a Delaware corporation (“Parent”), (v) Tempus Applied Solutions Holdings, Inc., a Delaware corporation (“Pubco”); (vi) Chart Merger Sub Inc., a Delaware corporation (“Parent Merger Sub”), (vii) TAS Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and together with Parent Merger Sub, the “Merger Subs” and collectively with Parent and Pubco, the “Parent Parties”), (viii) Chart Acquisition Group, LLC in its capacity as the representative for the equity holders of Parent and Pubco (other than the Members and their successors and assigns) in accordance with the terms and conditions of the Agreement (the “Chart Representative”) and (ix) Chart Acquisition Group LLC, Mr. Joseph Wright and Cowen Investments LLC (as assignee of the Parent Common Stock of Cowen Overseas Investment LP) (together, the “Warrant Offerors”), solely for certain specified sections thereof. Capitalized terms not otherwise defined in this Appendix C have the respective meanings ascribed to them in the Agreement. Notwithstanding any other provisions of the Warrant Tender Offer, and in addition to (and not in limitation of) the rights and obligations of the Warrant Offerors to extend, terminate and/or modify the Warrant Tender Offer (subject to the terms and conditions of the Agreement), the Warrant Offerors (x) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of the Warrant Offerors to pay for or return tendered Parent Warrants promptly after termination or withdrawal of the Warrant Tender Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Parent Warrants and (y) may terminate (if the Agreement has been or is concurrently terminated) or amend the Warrant Tender Offer as to the Parent Warrants not then paid for, in the event that at the then-scheduled Initial Expiration Date (as it may be extended pursuant to Section 6.14 of the Agreement) or immediately prior to such payment, (A) the Redemption Limitation Condition shall not have been satisfied, or (B) any of the following shall have occurred:

(a) (i) any temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Transactions or materially limiting or materially restricting the conduct or operation of the Company or any of its Subsidiaries following the Closing shall be in effect, or any Proceeding seeking any of the foregoing shall be pending or (ii) there shall be any Proceeding of any nature, pending or threatened, against any Seller Party or any Subsidiary of the Company, their respective properties or any of their respective officers or directors that is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole);

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(b) (i) any of the representations and warranties of the Seller Parties in Sections 3.1(a) (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.4 (Capitalization), 3.26 (Brokers), 4.1 (Authority for Agreement), 4.3 (Ownership), and 4.6 (Brokers) shall not have been true and correct in all respects as of the date hereof and on and as of immediately prior to the expiration of the Warrant Tender Offer as though such representations and warranties were made on and as of immediately prior to the expiration of the Warrant Tender Offer except for those representations and warranties that refer to facts existing at a specific date, in which case as of that date; and (ii) any of the other representations and warranties of the Seller Parties in the Agreement shall not have been true and correct (without giving effect to any limitation or exception as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and on and as of immediately prior to the expiration of the Warrant Tender Offer as though such representations and warranties were made on and as of immediately prior to the expiration of the Warrant Tender Offer, except for those representations and warranties that refer to facts existing at a specific date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct is not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole);

(c) (i) in the event that the Warrant Tender Offer would expire concurrently with the Closing Date, any Seller Party shall have failed to comply with, perform or satisfy in all material respects their respective covenants and agreements to be complied with, performed or satisfied by them under the Agreement at or prior to the Closing Date, or (ii) in the event that the Warrant Tender Offer would expire prior to the Closing Date, any Seller Party shall have failed to comply with, perform or satisfy, in all material respects, their respective covenants and agreements to be complied with, performed or satisfied by them under the Agreement prior to the Closing Date, other than those covenants and agreements that by their nature are to be performed as of the Closing Date, and any Seller Party is not capable of performing any such covenants and agreements as of the Closing Date;

(d) an effect, event or change that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole) shall have occurred;

(e) the Agreement shall have been terminated in accordance with its terms; or

(f) a general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred.

The foregoing conditions are for the sole benefit of the Warrant Offerors and, subject to the terms and conditions of the Agreement, may be waived by the Warrant Offerors, in whole or in part at any time and from time to time in the sole discretion of the Warrant Offerors. The failure or delay by the Warrant Offerors at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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